   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 1, 1995



                                                       REGISTRATION NO. 33-61905

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 1
                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                 HBO & COMPANY
             (Exact name of registrant as specified in its charter)

                DELAWARE                                    7373                                   37-0986839
    (State or other jurisdiction of             (Primary Standard Industrial                    (I.R.S. Employer
     incorporation or organization)             Classification Code Number)                  Identification Number)

                           301 PERIMETER CENTER NORTH
                             ATLANTA, GEORGIA 30346
                                 (770) 393-6000
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                            ------------------------

                               CHARLES W. MCCALL
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                 HBO & COMPANY
                           301 PERIMETER CENTER NORTH
                             ATLANTA, GEORGIA 30346
                                 (770) 393-6000
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                            ------------------------

                                   COPIES TO:

          LISA A. STATER, Esq.                   LESTER R. WOODWARD, Esq.
       Jones, Day, Reavis & Pogue             Davis, Graham & Stubbs, L.L.C.
       3500 One Peachtree Center                        Suite 4700
       303 Peachtree Street, N.E.                 370 Seventeenth Street
      Atlanta, Georgia 30308-3242                 Denver, Colorado 80201
             (404) 521-3939                           (303) 892-7392

                            ------------------------

        Approximate date of commencement of proposed sale to the public:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

                            ------------------------


    If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 HBO & COMPANY

                             CROSS-REFERENCE SHEET
                   Pursuant to Item 501(b) of Regulation S-K

FORM S-4 ITEM NUMBER AND HEADING                                        CAPTION IN PROXY STATEMENT/PROSPECTUS
-------------------------------------------------------------  --------------------------------------------------------
A.  INFORMATION ABOUT THE TRANSACTION
       1.  Forepart of Registration Statement and Outside
            Front Cover Page of Prospectus...................  Outside Front Cover Page of Prospectus
       2.  Inside Front and Outside Back Cover Pages of
            Prospectus.......................................  Inside Front Cover Page of Prospectus; Table of Contents
       3.  Risk Factors, Ratio of Earnings to Fixed Charges
            and Other Information............................  Incorporation of Certain Information by Reference;
                                                                Summary; Risk Factors
       4.  Terms of the Transaction..........................  Summary; Risk Factors; The Merger Proposal; Comparison
                                                                of Rights of Holders of Shares of Each of HBOC Common
                                                                Stock and CliniCom Common Stock; Appendix A
       5.  Pro Forma Financial Information...................  Pro Forma Financial Information
       6.  Material Contacts with the Company Being
            Acquired.........................................  The Merger Proposal -- Background of the Merger;
                                                                Business of CliniCom -- HBOC Agreement
       7.  Additional Information Required for Reoffering by
            Persons and Parties Deemed to Be Underwriters....  Inapplicable
       8.  Interests of Named Experts and Counsel............  The Merger Proposal -- Opinion of Financial Advisor for
                                                                CliniCom; Certain Legal Matters
       9.  Disclosure of Commission Position on
            Indemnification for Securities Act Liabilities...  Inapplicable
B.  INFORMATION ABOUT THE REGISTRANT
      10.  Information with Respect to S-3 Registrants.......  Incorporation of Certain Information by Reference; HBO &
                                                                Company Selected Historical Financial Information;
                                                                Business of HBOC
      11.  Incorporation of Certain Information by
            Reference........................................  Incorporation of Certain Information by Reference
      12.  Information with Respect to S-2 or S-3
            Registrants......................................  Inapplicable
      13.  Incorporation of Certain Information by
            Reference........................................  Inapplicable
      14.  Information With Respect to Registrants Other Than
            S-3 or S-2 Registrants...........................  Inapplicable

FORM S-4 ITEM NUMBER AND HEADING                                        CAPTION IN PROXY STATEMENT/PROSPECTUS
-------------------------------------------------------------  --------------------------------------------------------
C.  INFORMATION ABOUT THE COMPANY BEING ACQUIRED
      15.  Information with Respect to S-3 Companies.........  Incorporation of Certain Information by Reference;
                                                                CliniCom Incorporated Selected Historical Financial
                                                                Information; Business of CliniCom
      16.  Information with Respect to S-2 or S-3
            Companies........................................  Inapplicable
      17.  Information with Respect to Companies Other Than
            S-3 or S-2 Companies.............................  Inapplicable
D.  VOTING AND MANAGEMENT INFORMATION
      18.  Information if Proxies, Consents or Authorizations
            are to be Solicited..............................  Incorporation of Certain Information by Reference;
                                                                Summary; The Meeting; The Merger Proposal -- No
                                                                Appraisal Rights; Interests of Certain Persons in Each
                                                                of HBOC and CliniCom; Management of HBOC; Stockholder
                                                                Proposals
      19.  Information if Proxies, Consents or Authorizations
            are not to be Solicited or in an Exchange
            Offer............................................  Inapplicable

                             CLINICOM INCORPORATED
                               4720 Walnut Street
                            Boulder, Colorado 80301
                                 (303) 443-9660



To the Stockholders:                                           September 1, 1995



    You are cordially invited to attend a special meeting of stockholders (the "Meeting") of CliniCom Incorporated ("CliniCom") to be held at The Courtyard by Marriott, 4710 Pearl East Circle, Boulder, Colorado 80301 at 10:00 a.m. (Mountain Time), on Saturday, September 30, 1995.


    At the Meeting, you will be asked to consider and take action upon a proposal to approve an Agreement of Merger, dated as of July 14, 1995 (the "Merger Agreement") among CliniCom, HBO & Company, a Delaware corporation ("HBOC"), and HBO & Company of Georgia, a Delaware corporation which is a wholly owned subsidiary of HBOC ("HBOC-GA"), pursuant to which, among other things (a) CliniCom will merge with and into HBOC-GA (the "Merger") and (b) each outstanding share of Common Stock, par value $.001 per share ("CliniCom Common Stock") and each right to acquire a share of CliniCom Common Stock will be converted into the right to receive .4 of a share of Common Stock, $.05 par value per share of HBOC ("HBOC Common Stock"), less the amount of any fractional share which will be paid in cash.

    Details of the proposed Merger and Merger Agreement are set forth in the accompanying Proxy Statement/Prospectus which you are urged to review carefully. A copy of the Merger Agreement is also attached to the Proxy Statement/Prospectus as Appendix A.

    Your Board of Directors has carefully considered the Merger proposal and recommends that stockholders vote FOR the Merger.

    It is important that your shares be represented at the Meeting. Whether or not you expect to attend in person, please sign, date and return the enclosed proxy card in the enclosed envelope promptly.


                                          Sincerely,
                                          /s/ William H. Brehm

                                          William H. Brehm
                                          Chief Executive Officer and
                                          Chairman of the Board

                             CLINICOM INCORPORATED
                               4720 Walnut Street
                            Boulder, Colorado 80301
                                 (303) 443-9660


                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                   To Be Held on Saturday, September 30, 1995


To the Stockholders of CliniCom Incorporated:


    A special meeting of stockholders of CliniCom Incorporated, a Delaware corporation ("CliniCom"), will be held at The Courtyard by Marriott, 4710 Pearl East Circle, Boulder, Colorado 80301 at 10:00 a.m. (Mountain Time), on Saturday, September 30, 1995, for the following purpose:


       To consider and vote upon a proposal to approve an Agreement of Merger, dated as of July 14, 1995 (the "Merger Agreement") among CliniCom, HBO & Company, a Delaware corporation ("HBOC"), and HBO & Company of Georgia, a Delaware corporation which is a wholly owned subsidiary of HBOC ("HBOC-GA"), pursuant to which, among other things (a) CliniCom will merge with and into HBOC-GA (the "Merger") and (b) each outstanding share of Common Stock, par value $.001 per share ("CliniCom Common Stock") and each right to acquire a share of CliniCom Common Stock will be converted into the right to receive .4 of a share of Common Stock, $.05 par value per share of HBOC, less the amount of any fractional share which will be paid in cash.


    The Board of Directors of CliniCom has fixed the close of business on August 30, 1995 as the record date for the determination of stockholders entitled to notice of, and to vote at, this meeting. A list of stockholders entitled to vote at the meeting will be available for examination at the meeting by any stockholder registered on CliniCom's stock ledger as of the record date for any purpose germane to the meeting.


By Order of the Board of Directors:


/s/ William H. Brehm

William H. Brehm
Chief Executive Officer and
Chairman of the Board


September 1, 1995


WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY TO ENSURE THAT YOUR SHARES ARE VOTED. A POSTAGE-PREPAID ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED SEPTEMBER 1, 1995


                                PROXY STATEMENT
                                       OF
                             CLINICOM INCORPORATED
                      FOR SPECIAL MEETING OF STOCKHOLDERS
                             ---------------------

                                   PROSPECTUS
                                       OF
                                 HBO & COMPANY
                           UP TO 3,981,407 SHARES OF
                                  COMMON STOCK


    This Proxy Statement/Prospectus is being furnished to holders of shares of Common Stock, $.001 par value per share ("CliniCom Common Stock"), of CliniCom Incorporated, a Delaware corporation ("CliniCom"), as a proxy statement in connection with the solicitation of proxies by the Board of Directors of CliniCom (the "CliniCom Board") for use at the special meeting of stockholders of CliniCom to be held on Saturday, September 30, 1995, at The Courtyard by Marriott, 4710 Pearl East Circle, Boulder, Colorado 80301 at 10:00 a.m. (Mountain Time), and at any adjournment or postponement thereof (the "Meeting").



    This Proxy Statement/Prospectus also constitutes the prospectus of HBO & Company, a Delaware corporation ("HBOC"), with respect to up to 3,981,407 shares (less the aggregate amount of fractional shares which are paid in cash) of Common Stock, $.05 par value per share of HBOC ("HBOC Common Stock") to be issued in connection with the merger (the "Merger") of CliniCom with and into HBO & Company of Georgia, a Delaware corporation which is a wholly owned subsidiary of HBOC ("HBOC-GA"), in exchange for all of the outstanding shares of CliniCom Common Stock. In the Merger, subject to the terms of the Agreement of Merger, dated as of July 14, 1995, among CliniCom, HBOC and HBOC-GA (the "Merger Agreement"), each outstanding share of CliniCom Common Stock and each right to acquire a share of CliniCom Common Stock, will be converted into the right to receive .4 of a share of HBOC Common Stock (the "Exchange Ratio"). As more fully discussed herein, CliniCom will have the right but not the obligation to terminate the Merger Agreement in the event the average of the closing prices on the Nasdaq Stock Market National Market ("NASDAQ-NM") of the HBOC Common Stock is less than $50.00 for any period of twenty consecutive trading days ending on any date prior to the second trading day prior to the Closing Date (as hereinafter defined). In addition, it is a condition to the obligation of CliniCom to close the transactions contemplated by the Merger Agreement that the average of the closing prices on the NASDAQ-NM of the HBOC Common Stock for the ten consecutive trading days ending on the second trading day prior to the Closing Date not be less than $50.00. The CliniCom Board may waive this condition.


    Outstanding and unexercised options to purchase shares of CliniCom Common Stock will be assumed by HBOC upon the completion of the Merger such that the holder will have the right to purchase the number of shares of HBOC Common Stock into which the shares of CliniCom Common Stock subject to such options would have been converted in the Merger.


    As a result of the Merger, holders of shares of CliniCom Common Stock or rights to acquire shares of CliniCom Common Stock will receive shares of HBOC Common Stock, which in the aggregate will represent up to 3,981,407 shares (less the aggregate amount of any fractional shares which are paid in cash) of HBOC Common Stock. Shares of HBOC Common Stock are currently approved for quotation on the NASDAQ-NM. On August 31, 1995, the reported closing sale price of a share of HBOC Common Stock on the NASDAQ-NM was $55.00, and the reported closing sale price of a share of CliniCom Common Stock on the NASDAQ-NM was $21.50. This Proxy Statement/Prospectus and the related Notice of Special Meeting and form of proxy are first being mailed to stockholders of CliniCom on or about September 1, 1995.


    SEE "RISK FACTORS" ON PAGE 12 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY CLINICOM STOCKHOLDERS IN DETERMINING HOW TO VOTE ON THE MERGER AGREEMENT.
                             ---------------------

THE SECURITIES TO BE ISSUED PURSUANT TO THIS PROXY STATEMENT/PROSPECTUS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY
  STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
    OR  ANY  STATE  SECURITIES  COMMISSION  PASSED  UPON  THE  ACCURACY OR
      ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION  TO
       THE CONTRARY IS A                             CRIMINAL OFFENSE.
                            ------------------------


       The date of this Proxy Statement/Prospectus is September 1, 1995.

                AVAILABLE INFORMATION AND SOURCES OF INFORMATION


    Each of HBOC and CliniCom is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by each of HBOC and CliniCom with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also may be obtained by mail from the Public Reference Section of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.


    HBOC has filed with the Commission a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), which includes the Proxy Statement of CliniCom with respect to the Merger and the Prospectus of HBOC with respect to the shares of HBOC Common Stock issuable in the Merger. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this Proxy Statement/Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. Copies of the Registration Statement together with exhibits may be inspected at the office of the Commission in Washington, D.C. without charge and copies thereof may be obtained therefrom upon payment of a prescribed fee.

    All information  contained  in this  Proxy  Statement/Prospectus  concerning
CliniCom has been supplied by CliniCom, information regarding the Merger proposal has been supplied by CliniCom and/ or HBOC and all other information has been supplied by HBOC. References to CliniCom and HBOC in this Proxy Statement/Prospectus mean the respective corporations and in the case of HBOC, its consolidated subsidiaries, except as the context may otherwise indicate.

    NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SHARES OF HBOC COMMON STOCK MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY HBOC, CLINICOM OR ANY OTHER PERSON. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/ PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF HBOC OR CLINICOM SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    The information in the following documents filed by HBOC with the Commission (File No. 0-9900) pursuant to the Exchange Act is incorporated by reference in this Proxy Statement/ Prospectus:

1. Annual Report on Form 10-K for the fiscal year ended December 31, 1994 filed with the Commission on March 17, 1995, as amended by Form 10-K(A) filed with the Commission on March 31, 1995;

2. Quarterly Reports on Form 10-Q for the quarter ended March 31, 1995 filed with the Commission on May 9, 1995 and for the quarter ended June 30, 1995 filed with the Commission on July 31, 1995, as amended by Form 10-Q(A) dated August 11, 1995 and filed with the Commission on August 14, 1995;


3. Current Reports on Form 8-K, dated February 24, 1995 and filed with the Commission on February 24, 1995, dated May 17, 1995, and filed with the
    Commission on May 17, 1995, dated June 23, 1995 and filed with the Commission on June 26, 1995 as amended by Form 8-K(A), dated July 31, 1995 and filed with the Commission on July 31, 1995, and as further amended by Form 8-K(A)2, dated August 8, 1995 and filed with the Commission on August 8, 1995, dated July 10, 1995 and filed with the Commission on July 11, 1995, dated July 18, 1995 and filed with the Commission on July 18, 1995, and dated August 16, 1995 and filed with the Commission on August 16, 1995;


4. Proxy Statement, dated as of April 3, 1995, filed in final form on April 5, 1995 with the Commission with respect to the information required to be included herein by Items 402 (executive compensation) and 404 (certain relationships and related transactions) of Regulation S-K promulgated under the Securities Act and the Exchange Act; and

5. The description of Common Stock and Preferred Share Purchase Rights contained in HBOC's Registration Statements on Form 8-A, filed with the Commission on August 19, 1981, as amended and February 19, 1991, as amended, respectively.

    The information in the following documents filed by CliniCom with the Commission (File No. 0-11110) pursuant to the Exchange Act is incorporated by reference in this Proxy Statement/ Prospectus:

1. Annual Report on Form 10-K for the fiscal year ended December 31, 1994 filed with the Commission on March 30, 1995;

2. Quarterly Reports on Form 10-Q for the quarter ended March 31, 1995 filed with the Commission on May 15, 1995 and for the quarter ended June 30, 1995 filed with the Commission on August 3, 1995; and

3. Current Report on Form 8-K, dated July 20, 1995 and filed with the Commission on July 21, 1995.

    All  documents filed by HBOC and  CliniCom pursuant to Section 13(a), 13(c),
14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the date of the Meeting, shall be deemed to be incorporated by reference into this Proxy Statement/Prospectus and to be part hereof from the date of filing of such documents. Any statement contained herein or in a previously filed document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or was deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

    The information relating to HBOC and CliniCom contained in this Proxy Statement/Prospectus should be read together with the information in the documents incorporated by reference.


    THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST. REQUESTS FOR SUCH DOCUMENTS SHOULD BE DIRECTED, IN THE CASE OF HBOC DOCUMENTS, TO HBO & COMPANY, 301 PERIMETER CENTER NORTH, ATLANTA, GEORGIA 30346, ATTENTION: MONIKA BROWN, TELEPHONE: (770) 668-5926, AND, IN THE CASE OF CLINICOM DOCUMENTS, TO CLINICOM INCORPORATED, 4720 WALNUT STREET, BOULDER, COLORADO 80301, ATTENTION: CATHERINE K. MILBURN, TELEPHONE (303) 443-9660. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS PRIOR TO THE MEETING, ANY SUCH REQUESTS SHOULD BE MADE BY SEPTEMBER 25, 1995.

                               TABLE OF CONTENTS


                                                                                                    PAGE
                                                                                                    --------------
AVAILABLE INFORMATION AND SOURCES OF INFORMATION..................................................  2
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.................................................  2
SUMMARY...........................................................................................  6
  The Parties.....................................................................................  6
  The Meeting.....................................................................................  7
  The Merger Proposal.............................................................................  7
  Other...........................................................................................  9
  Comparative Per Share Data......................................................................  10
RISK FACTORS......................................................................................  12
  Exchange Ratio..................................................................................  12
  Acquisitions and Integration....................................................................  12
  Healthcare Industry and Market Changes..........................................................  12
  Competition.....................................................................................  13
  Technological Change; Proprietary Technology....................................................  13
  Product Liability...............................................................................  13
  Possible Volatility of Stock Price..............................................................  13
  Shares Eligible for Future Sale.................................................................  13
CERTAIN MARKET INFORMATION........................................................................  14
  HBOC............................................................................................  14
  CliniCom........................................................................................  15
SELECTED HISTORICAL FINANCIAL INFORMATION OF HBOC.................................................  16
SELECTED HISTORICAL FINANCIAL INFORMATION OF CLINICOM.............................................  17
PRO FORMA FINANCIAL INFORMATION...................................................................  17
THE MEETING.......................................................................................  24
THE MERGER PROPOSAL...............................................................................  25
  Background of the Merger........................................................................  25
  Opinion of Financial Advisor for CliniCom.......................................................  27
  Reasons of CliniCom for Engaging in the Merger..................................................  32
  Reasons of HBOC for Engaging in the Merger......................................................  34
  Terms of the Merger.............................................................................  34
    Effective Time of the Merger..................................................................  34
    Exchange Ratio................................................................................  35
    Fractional Shares.............................................................................  35
    Options.......................................................................................  35
    Employee Stock Purchase Plan..................................................................  35
    Exchange of Certificates......................................................................  35
    Payment of Dividends..........................................................................  36
    Limitations on Transferability of HBOC Common Stock...........................................  36
    Conditions; Waiver............................................................................  36
    Hart-Scott-Rodino.............................................................................  37
    No Solicitation...............................................................................  37
    Termination...................................................................................  37
  Accounting Treatment............................................................................  38
  Certain Federal Income Tax Consequences.........................................................  38
  No Appraisal Rights.............................................................................  39
INTERESTS OF CERTAIN PERSONS IN EACH OF HBOC AND CLINICOM.........................................  40
  Security Ownership of Certain Beneficial Owners and Management of HBOC..........................  40
  Security Ownership of Certain Beneficial Owners and Management of CliniCom......................  42
  Interests of Certain Persons in Matters to be Acted Upon........................................  43
COMPARISON OF RIGHTS OF HOLDERS OF SHARES OF EACH OF HBOC COMMON STOCK AND CLINICOM COMMON
 STOCK............................................................................................  45
  Introduction....................................................................................  45
  Authorized Capital Stock........................................................................  45
  Board or Stockholder Approved Preferred Stock...................................................  45

                                                                                                    PAGE
                                                                                                    --------------
  Voting Rights...................................................................................  45
  Number of Directors.............................................................................  46
  Election of Board of Directors..................................................................  46
  Vote on Merger, Consolidation or Sale of Substantially All Assets...............................  46
  Special Meeting of Stockholders.................................................................  46
  Stockholder Action by Written Consent...........................................................  46
  Amendment of Certificate of Incorporation.......................................................  47
  Amendment of Bylaws.............................................................................  47
  Liability and Indemnification of Officers and Directors.........................................  47
  Payment of Dividends............................................................................  48
  Anti-Takeover Protection........................................................................  48
  Appraisal Rights................................................................................  48
BUSINESS OF HBOC..................................................................................  49
  General.........................................................................................  49
    Overview......................................................................................  49
    Industry......................................................................................  49
  Strategy........................................................................................  50
    Leverage Existing Customer Base...............................................................  50
    Provide Enterprisewide Solutions to the Evolving Healthcare Industry..........................  50
    Provide Superior Integration of Products and Data.............................................  50
    Expand into New Markets.......................................................................  51
    Continue Product Development..................................................................  51
  Recent Acquisitions.............................................................................  51
  Product Summary.................................................................................  52
  Services........................................................................................  54
    Connect Technology............................................................................  54
    Outsourcing Services Group....................................................................  54
  Research and Development and Technology.........................................................  54
  Sales and Marketing.............................................................................  55
BUSINESS OF CLINICOM..............................................................................  56
  General.........................................................................................  56
  Industry Background.............................................................................  56
  Strategy........................................................................................  56
    Ten Years of Solution-Oriented Product Development............................................  57
    Enabling Software Technology for Cost-Effective and Quality Care..............................  57
    Commitment to Open Systems Architecture and Integration.......................................  57
    Portable and Wireless Products................................................................  57
    High Quality Client Service and Support.......................................................  57
  Target Market...................................................................................  57
  Products........................................................................................  58
  Applications for Managing Patient Care..........................................................  60
  Patient Care Database...........................................................................  61
  Installation and Support Services...............................................................  61
  New Product Development.........................................................................  62
  Sales and Marketing.............................................................................  62
  HBOC Agreement..................................................................................  63
CONCURRENT OFFERING...............................................................................  63
MANAGEMENT OF HBOC................................................................................  64
INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS..........................................................  65
STOCKHOLDER PROPOSALS.............................................................................  66
OTHER MATTERS.....................................................................................  66
CERTAIN LEGAL MATTERS.............................................................................  66
EXPERTS...........................................................................................  66
MERGER AGREEMENT..................................................................................  Appendix A
FAIRNESS OPINION OF DEAN WITTER REYNOLDS INC......................................................  Appendix B

                                    SUMMARY

    THE FOLLOWING SUMMARY SHOULD BE READ IN CONJUNCTION WITH, AND IS QUALIFIED IN ITS ENTIRETY BY, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING NOTES THERETO, AND PRO FORMA FINANCIAL INFORMATION INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS.

                                  THE PARTIES

HBO & COMPANY

    HBOC is a leading healthcare information systems company that develops integrated patient care, clinical, financial and strategic management software solutions for healthcare providers, payers and integrated healthcare delivery systems. HBOC designs open systems solutions which facilitate the integration of clinical, financial and administrative data from a wide range of customer systems and software. HBOC's broad product portfolio can be implemented on a stand-alone, combined or enterprisewide basis. HBOC's newer products offer open systems solutions that enable customers to add incremental capabilities to existing information systems, without making prior capital investments obsolete. HBOC also provides networking technologies and outsourcing services under contract management agreements whereby its staff manages and operates data centers, information systems, organizations and business offices of healthcare institutions of various sizes and structures.

    HBOC markets its products and services to hospitals, integrated healthcare delivery systems, physicians' offices, managed care providers, home health providers, pharmacies and reference laboratories, and currently has one or more applications installed in approximately 2,600 of the 5,900 hospitals in the United States. HBOC also sells its products and services internationally through its subsidiaries in the United Kingdom and Canada and distribution agreements in Saudi Arabia, Australia, Puerto Rico and New Zealand.

    The address and telephone number of the principal executive offices of HBOC are 301 Perimeter Center North, Atlanta, Georgia 30346, (770) 393-6000.

CLINICOM INCORPORATED


    CliniCom develops and markets a multi-disciplinary clinical information system that enables healthcare providers to plan, implement, coordinate and manage all aspects of the patient care process. CliniCom's products have evolved from a bedside nursing system to an integrated information system that provides a comprehensive set of applications allowing providers to manage and measure the cost-effectiveness and quality of healthcare in a variety of care settings. The CliniCom system is an integrated software/hardware solution which provides access to detailed clinical information through an open-systems architecture, a relational database and a wireless network. The system is designed to enhance the efficiency of an entire healthcare provider network by unifying clinical information from all areas with a consistent user interface and providing on-line access to patient care information. CliniCom's modular software allows healthcare organizations to purchase a base system and add software modules as requirements change and new products are released. CliniCom continually expands the scope and functionality of its products to address the changing needs of the evolving healthcare market. Currently, CliniCom's primary market consists of approximately 5,300 hospitals in the United States (excluding psychiatric hospitals), 2,000 of which represent hospitals with 200 or more beds. CliniCom's growth strategy has included expanding its target market to reach a broader provider base, including the evolving regional healthcare delivery networks, managed care organizations, ambulatory facilities, physician clinics and long-term care facilities. As of June 30, 1995, CliniCom had sold its products and services to 113 customers.


    The address and telephone number of the principal executive offices of CliniCom are 4720 Walnut Street, Boulder, Colorado 80301, (303) 443-9660.

                                  THE MEETING


    The Meeting will be held on Saturday, September 30, 1995 at 10:00 a.m. (Mountain Time) at The Courtyard by Marriott, 4710 Pearl East Circle, Boulder, Colorado 80301. The purpose of the Meeting is to consider and take action upon a proposal to approve the Merger Agreement.



    The CliniCom Board has fixed the close of business on August 30, 1995, as the record date for the determination of holders of CliniCom Common Stock entitled to vote at the Meeting (the "Record Date"). At the Record Date, 8,663,359 shares of CliniCom Common Stock were outstanding and entitled to vote. The presence at the Meeting, in person or by proxy, of the holders of a majority of the issued and outstanding shares of CliniCom Common Stock constitutes a quorum for the transaction of business. The Merger Agreement must be approved by holders of a majority of the issued and outstanding CliniCom Common Stock. See "The Meeting."


                              THE MERGER PROPOSAL

TERMS OF THE MERGER

    Assuming approval of the Merger Agreement by the required vote of holders of CliniCom Common Stock and the satisfaction or waiver of all other conditions to consummation of the Merger, at the Effective Time of the Merger (as defined below), CliniCom will merge with and into HBOC-GA which will be the surviving corporation (the "Surviving Corporation") in the Merger. See "The Merger Proposal -- Terms of the Merger."

    EFFECTIVE  TIME OF  THE MERGER.   As  soon as  practicable after  all of the
conditions to the Merger, including approval of the Merger Agreement by the required vote of holders of CliniCom Common Stock at the Meeting, have been satisfied or waived, HBOC and CliniCom will cause a Certificate of Merger to be filed on behalf of HBOC-GA and CliniCom with the Secretary of State of Delaware to make the Merger effective (the time the Merger becomes effective being referred to herein as the "Effective Time of the Merger").


    EXCHANGE RATIO. Each share of CliniCom Common Stock that is issued and outstanding at the Effective Time of the Merger will be converted into the right to receive .4 of a share of HBOC Common Stock (the "Exchange Ratio"). See "The Merger Proposal -- Terms of the Merger -- Exchange Ratio."


    FRACTIONAL SHARES. No fractional shares of HBOC Common Stock will be issued in the Merger but in lieu thereof, a cash payment will be made therefor. See "The Merger Proposal -- Terms of the Merger -- Fractional Shares."

    OPTIONS. Options to purchase shares of CliniCom Common Stock outstanding at the Effective Time of the Merger will be converted into options to purchase the number of shares of HBOC Common Stock into which the number of shares of CliniCom Common Stock each optionee was entitled to purchase under the existing options would have been converted pursuant to the Exchange Ratio. See "The Merger Proposal -- Terms of the Merger -- Options."

    EMPLOYEE STOCK PURCHASE PLAN. Each participant in the CliniCom Incorporated Employee Stock Purchase Plan (the "Employee Stock Purchase Plan") will receive the number of shares of HBOC Common Stock into which the shares of CliniCom Common Stock issuable to such participant in accordance with the Employee Stock Purchase Plan would have been converted. See "The Merger Proposal -- Terms of the Merger -- Employee Stock Purchase Plan."

    EXCHANGE OF CERTIFICATES. Promptly after the Effective Time of the Merger, Trust Company Bank (the "Exchange Agent") will mail to each record holder (as of the Effective Time of the Merger) of an outstanding certificate or certificates that immediately prior to the Effective Time of the Merger represented outstanding shares of CliniCom Common Stock (the "Certificates") a letter of transmittal and instructions for use in effecting the surrender of the Certificates for exchange and/or payment therefor. Until surrendered, each Certificate will represent for all purposes only the right to receive shares of HBOC Common Stock and cash in lieu of any fractional share interest, without any interest on the value thereof. See "The Merger Proposal -- Terms of the Merger -- Exchange of Certificates."


    LIMITATIONS ON TRANSFERABILITY OF HBOC COMMON STOCK. Shares of HBOC Common Stock received by certain persons deemed to be "affiliates" of CliniCom for purposes of Rule 145 under the Securities Act will be subject to the restrictions imposed by such rule. In accordance with Rule 145, an affiliate of CliniCom receiving HBOC Common Stock issued in the Merger may not sell such shares except pursuant to the volume and manner of sale limitations and other requirements specified therein or pursuant to an effective registration statement under the Securities Act. See "The Merger Proposal -- Terms of the Merger -- Limitations on Transferability of HBOC Common Stock." In addition, certain CliniCom affiliates are subject to certain restrictions on transfer of both CliniCom Common Stock prior to, and HBOC Common Stock following, the Effective Date of the Merger to ensure pooling treatment of the transaction.



    CONDITIONS; WAIVER. The obligations of HBOC and HBOC-GA on the one hand, and of CliniCom, on the other hand, to consummate the Merger are contingent upon the satisfaction or waiver of certain conditions, including approval of the Merger by holders of the requisite number of shares of CliniCom Common Stock. It is a condition of the obligation of CliniCom to consummate the Merger that, unless waived, the average of the closing prices of the HBOC Common Stock on the NASDAQ-NM for the ten consecutive trading days ending on the second trading day prior to the Closing Date be not less than $50.00. See "The Merger Proposal -- Terms of the Merger -- Conditions; Waiver."


    HART-SCOTT-RODINO. The Merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "H-S-R Act"), which provides that certain transactions (including the Merger) may not be consummated until certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") and certain waiting period requirements have been satisfied. HBOC and CliniCom filed the required information and material with the Antitrust Division and the FTC on July 21, 1995 and were notified that they had been granted early termination of the waiting period on August 4, 1995. See "The Merger Proposal -- Terms of the Merger -- Hart-Scott-Rodino."

    TERMINATION. The Merger Agreement may be terminated at any time prior to the Effective Time of the Merger by: (i) mutual consent of the Boards of
Directors of HBOC and CliniCom; (ii) HBOC-GA, in the event of material condemnation, destruction, loss or damage of CliniCom; (iii) HBOC-GA or CliniCom, after the earlier to occur of November 15, 1995, and the date that is twenty-four (24) business days following the date the Registration Statement on Form S-4 is declared effective by the Commission, if the other party fails to fulfill any of its conditions, unless fulfillment has been made impossible by the party seeking termination; (iv) CliniCom, if, in the good faith exercise of its fiduciary duties to the stockholders of CliniCom in the context of a proposal to acquire CliniCom by another party, the CliniCom Board decides that such termination is required; or (v) CliniCom, if the average of the closing prices of the HBOC Common Stock on the NASDAQ-NM for any period of twenty consecutive trading days ending on any date prior to the second trading day prior to the Closing Date is less than $50.00. See "The Merger Proposal -- Terms of the Merger -- Termination."

ACCOUNTING TREATMENT

    It is a condition of the closing of the Merger that the parties shall have received letters from their independent accountants advising them that the Merger may be accounted for under the "pooling of interests" method of accounting in accordance with generally accepted accounting principles. See "The Merger Proposal -- Accounting Treatment."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The Merger is intended to qualify as a "tax-free reorganization" for federal income tax purposes. Davis, Graham & Stubbs, L.L.C., counsel to CliniCom, has advised CliniCom, subject to the receipt of certain customary representations and assumptions, that no gain or loss would be recognized by

CliniCom or by holders of CliniCom Common Stock on the exchange of CliniCom Common Stock for HBOC Common Stock (except with respect to cash received in lieu of fractional shares). See "The Merger Proposal -- Certain Federal Income Tax Consequences." EACH HOLDER OF CLINICOM COMMON STOCK IS URGED TO CONSULT HIS OR HER TAX ADVISOR TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH HOLDER.

NO APPRAISAL RIGHTS

    The holders of shares of CliniCom Common Stock will not be entitled to appraisal rights pursuant to Section 262 of the Delaware General Corporation Law (the "DGCL") in connection with the Merger. See "The Merger Proposal -- No Appraisal Rights."

                                     OTHER

INTERESTS OF CERTAIN PERSONS


    SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS. As of the Record Date, directors and executive officers of CliniCom and their affiliates were beneficial owners of 3,421,070 outstanding shares of CliniCom Common Stock representing approximately 39% of the total issued and outstanding CliniCom Common Stock. Holders of all of such shares have advised CliniCom that they presently intend to vote or direct the vote of all shares of CliniCom Common Stock over which they have voting control in favor of the Merger Agreement. Directors and executive officers of HBOC and their affiliates beneficially owned approximately 4.4% of the outstanding shares of HBOC Common Stock at August 1, 1995. See "Interests of Certain Persons in Each of HBOC and CliniCom."


    INTERESTS OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON. In considering the Merger, stockholders of CliniCom should be aware that certain members of management and the CliniCom Board have interests in the Merger that are in addition to, or different from, the interests of stockholders of CliniCom generally. See "Interests of Certain Persons in Each of HBOC and CliniCom -- Interests of Certain Persons in Matters to be Acted Upon."

COMPARISON OF STOCKHOLDER RIGHTS

    HBOC and CliniCom are each incorporated under Delaware law. For a summary of material differences between the rights of holders of shares of each of CliniCom Common Stock and HBOC Common Stock, see "Comparison of Rights of Holders of Shares of Each of HBOC Common Stock and CliniCom Common Stock."

CERTAIN MARKET INFORMATION

    HBOC Common Stock is traded on the NASDAQ-NM under the symbol "HBOC." CliniCom Common Stock is traded on the NASDAQ-NM under the symbol "CLIN." The closing sales prices per share of HBOC Common Stock and CliniCom Common Stock on July 14, 1995, the last trading day preceding the announcement of the proposed Merger, were $58.50 and $17.00, respectively. See "Certain Market Information."

CONCURRENT OFFERING


    HBOC has filed a registration statement in connection with a proposed underwritten public offering of up to 4,000,000 shares of HBOC Common Stock by First Data Corporation ("FDC"). Such shares were acquired by FDC in June 1995 in consideration of the sale of the Health Systems Group ("HSG") by FDC to HBOC.

                           COMPARATIVE PER SHARE DATA

    The following table sets forth certain per share information for HBOC and CliniCom on both historical and pro forma combined bases (giving effect to the Merger using the pooling of interests method of accounting) and certain information on an equivalent pro forma combined basis.

                          HBO & COMPANY -- HISTORICAL

                                                                                            AT AND FOR THE
                                                                                              SIX MONTHS
                                                             AT AND FOR THE YEAR                 ENDED
                                                             ENDED DECEMBER 31,                JUNE 30,
                                                       -------------------------------  -----------------------
                                                         1992       1993       1994       1994         1995
                                                       ---------  ---------  ---------  ---------  ------------
PER SHARE DATA
  Book Value.........................................  $    2.91  $    1.86  $    2.88  $    2.26  $    6.68
  Cash Dividends Declared............................  $     .15  $     .15  $     .16  $     .08  $     .08
  Fully Diluted Earnings.............................  $     .43  $     .58  $     .85  $     .36  $     .61(1)

                      CLINICOM INCORPORATED -- HISTORICAL

                                                                                              AT AND FOR THE
                                                                                                SIX MONTHS
                                                                AT AND FOR THE YEAR               ENDED
                                                                ENDED DECEMBER 31,               JUNE 30,
                                                          -------------------------------  --------------------
                                                            1992       1993       1994       1994       1995
                                                          ---------  ---------  ---------  ---------  ---------
PER SHARE DATA
  Book Value............................................  $    1.08  $    2.76  $    3.48  $    3.03  $    3.83
  Cash Dividends Declared...............................         --         --         --         --         --
  Fully Diluted Earnings................................  $     .17  $     .41  $     .62  $     .24  $     .33

         PRO FORMA COMBINED HBO & COMPANY AND CLINICOM INCORPORATED (2)

                                                                                             AT AND FOR THE
                                                                                               SIX MONTHS
                                                             AT AND FOR THE YEAR                  ENDED
                                                             ENDED DECEMBER 31,                 JUNE 30,
                                                      ---------------------------------  -----------------------
                                                        1992       1993      1994 (3)      1994       1995 (3)
                                                      ---------  ---------  -----------  ---------  ------------
PER SHARE DATA
  Book Value........................................  $    2.88  $    2.23   $    3.34   $    2.67  $    6.84
  Cash Dividends Declared...........................  $     .13  $     .14   $     .14   $     .07  $     .07
  Fully Diluted Earnings............................  $     .43  $     .62   $     .92   $     .38  $     .66(4)

------------------------
(1) The stated Fully Diluted Earnings Per Share of $.61 excludes the effect of the $126 million nonrecurring charge which primarily relates to research and development purchased from FDC which had not reached the stage of technological feasibility and includes the effect of dilutive stock options. Reported Fully Diluted Loss Per Share for the period was $(1.69).

(2) The unaudited Pro Forma Combined Per Share Data provided above is not necessarily indicative of the results of operations or the financial position which would have been attained had the Merger been consummated or which may be attained in the future. This Pro Forma Combined Per Share Data should be read in conjunction with the historical financial statements of HBOC and CliniCom, which are incorporated or included elsewhere in this document. See "Pro Forma Financial Information."

(3)   The  Pro Forma  Combined Per  Share Data for  HBOC, CliniCom  and HSG (see
      "Business of HBOC -- Recent Acquisitions"), excluding the effect of the $126 million nonrecurring charge referred to above and including the effect of dilutive stock options, are as follows:

                                                           AT AND FOR
                                           AT AND FOR          THE
                                               THE         SIX MONTHS
                                           YEAR ENDED         ENDED
                                          DECEMBER 31,      JUNE 30,
                                              1994            1995
                                          -------------   -------------
PER SHARE DATA
  Book Value............................  $       6.18    $       6.84
  Cash Dividends Declared...............  $        .13    $        .07
  Fully Diluted Earnings................  $        .71    $        .45


(4)   The stated Pro  Forma Combined Fully  Diluted Earnings Per  Share of  $.66
      excludes  the effect of  the $126 million  nonrecurring charge referred to above and includes  the effect  of dilutive stock  options. Without  these adjustments,  reported Pro Forma Combined Fully Diluted Loss Per Share for the period was $(1.44).

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/ PROSPECTUS, HOLDERS OF CLINICOM COMMON STOCK SHOULD CONSIDER CAREFULLY THE FOLLOWING FACTORS IN DETERMINING HOW TO VOTE WITH RESPECT TO THE MERGER.

EXCHANGE RATIO

    Stockholders should consider that, because the Exchange Ratio is fixed at .4 of a share of HBOC Common Stock for each share of CliniCom Common Stock, holders of CliniCom Common Stock will not receive additional consideration in the event that the value of a share of CliniCom Common Stock exceeds 40% of that of HBOC Common Stock. In addition, although the Merger Agreement provides that the CliniCom Board may terminate the Merger Agreement or elect not to close the transactions contemplated thereby in the event the average closing price of the HBOC Common Stock is less than $50.00 over certain specified periods, the CliniCom Board may waive such provisions. See "The Merger Proposal -- Terms of the Merger."

ACQUISITIONS AND INTEGRATION


    An important element of HBOC's business strategy has been to expand through acquisitions. See "Business of HBOC -- Strategy." HBOC's future success is partially dependent upon its ability to effectively integrate acquired businesses with HBOC's operations. Although HBOC believes that its recent acquisitions will be successful and that it will be able to effect such integration, there can be no assurance that past or future acquisitions will be successfully integrated or that any such acquisition will otherwise be successful. In addition, the financial performance of HBOC is now and will continue to be subject to various risks associated with the acquisition of businesses, including the financial effects associated with the integration of such businesses. During the fiscal quarter ended June 30, 1995, HBOC recorded a $126 million pre-tax charge in connection with its acquisition of HSG from FDC.


HEALTHCARE INDUSTRY AND MARKET CHANGES

    The healthcare industry is subject to changing political, economic and regulatory influences that may affect the procurement practices and other operational aspects of the healthcare industry. During the past several years, the healthcare industry has been subject to an increase in governmental regulation of, among other things, reimbursement rates and certain capital expenditures. A number of lawmakers have announced that they intend to propose programs to reform the U.S. healthcare system. These programs may contain proposals to increase governmental involvement in healthcare, lower reimbursement rates and otherwise change the operating environment for HBOC's customers. Cost containment measures instituted by healthcare providers could result in greater selectivity in the allocation of capital funds, which could have an adverse effect on HBOC's ability to sell its products and services. HBOC cannot predict with any certainty what effect, if any, such proposals or healthcare reforms might have on its business, financial condition or results of operations.

    In addition, the healthcare industry is currently undergoing significant consolidation of healthcare providers resulting in a smaller number of larger healthcare delivery enterprises. The changing industry profile produced by this consolidation could have an adverse impact on HBOC's margins and profitability due to increased competition.

    Certain clinical applications of HBOC's computer-assisted services may be subject to regulation by the federal Food and Drug Administration (the "FDA") as medical devices. Such regulation would require the registration of the applicable manufacturing facility and software/hardware products, application of detailed recordkeeping and manufacturing standards, and pre-market notification to the FDA of HBOC's intent to market the applications in question. The pre-market notification procedure could create delays in marketing, and the FDA could require supplemental filings or object to certain of these applications.

COMPETITION

    The industry in which HBOC operates is highly competitive and subject to continual change in the manner in which products and services are marketed and vendors are selected by customers. The primary competitive factors are scope and quality of products and service and support capabilities. Certain current and potential competitors have greater resources than HBOC.

TECHNOLOGICAL CHANGE; PROPRIETARY TECHNOLOGY

    Future advances in the healthcare information systems industry could lead to new technologies, products or services that are competitive with the products and services offered by HBOC. HBOC's continued success will depend, in part, on its ability to be responsive to technological developments and challenges. Such technological advances could also lower the cost of such products and services or otherwise result in competitive pricing pressures, which could have an adverse effect on HBOC. To remain competitive in the evolving healthcare information systems marketplace, HBOC must develop new products on a timely basis. The failure to develop competitive products or to introduce new products on a timely basis could have an adverse effect on HBOC's future financial performance.

    HBOC relies on a combination of trade secret, copyright and trademark laws, nondisclosure and other contractual provisions and technical measures to protect its proprietary rights in its products. There can be no assurance that these protections will be adequate or that HBOC's competitors will not independently develop technologies that are substantially equivalent or superior to HBOC's technology. Although HBOC believes that its products and other proprietary rights do not infringe upon the proprietary rights of third parties, there can be no assurance that third parties will not assert infringement claims against HBOC in the future.

PRODUCT LIABILITY

    Certain of HBOC's products provide applications that relate to patient medical histories and treatment plans. Although HBOC has not experienced any material claims to date, any failure of HBOC's products to provide accurate and timely information could result in claims against HBOC. HBOC maintains insurance to protect against claims associated with the use of its products, but there can be no assurance that its insurance coverage would adequately cover any claim asserted against HBOC.

POSSIBLE VOLATILITY OF STOCK PRICE

    The stock market has from time to time experienced extreme price and volume fluctuations, particularly in the high technology sector, which have often been unrelated to the operating performance of particular companies. Such fluctuations and factors such as announcements of technological innovations or new products by HBOC or its competitors or third parties, as well as market conditions in the computer software or hardware industries and healthcare reform measures, may have a significant effect on the market price of HBOC's Common Stock. Also, since HBOC recognizes revenues for certain products upon the completion of certain milestone conditions, delays in meeting such conditions could result in the shift of revenue recognition from one quarter to another. Any such shift could adversely impact the results of operations for a particular quarter, which in turn could cause fluctuations in HBOC's stock price.

SHARES ELIGIBLE FOR FUTURE SALE


    HBOC has filed a registration statement in connection with a proposed underwritten public offering of up to 4,000,000 shares of HBOC Common Stock by FDC. Sales, or the availability for sale, of a substantial number of shares of HBOC Common Stock in such offering or otherwise could have a significant adverse effect on the market price for the HBOC Common Stock.

                           CERTAIN MARKET INFORMATION

HBOC

    HBOC Common Stock is traded on the NASDAQ-NM under the symbol "HBOC." The table below presents the quarterly high and low closing sales prices and dividend information for HBOC Common Stock as furnished by NASDAQ for the periods indicated after restating for the two-for-one stock split effected in the form of a stock dividend effective March 28, 1994.


                                                                                                           DIVIDENDS
                                                                                                           DECLARED
                             YEAR ENDED DECEMBER 31:                                  HIGH        LOW      PER SHARE
                           ---------------------------                              ---------  ---------  -----------
1993
  First Quarter...................................................................  $   13.31  $   10.31   $   .0375
  Second Quarter..................................................................  $   13.50  $    8.44   $   .0375
  Third Quarter...................................................................  $   19.13  $   13.19   $   .0375
  Fourth Quarter..................................................................  $   23.00  $   16.38   $   .0375

1994
  First Quarter...................................................................  $   26.38  $   20.88   $     .04
  Second Quarter..................................................................  $   31.13  $   20.75   $     .04
  Third Quarter...................................................................  $   34.50  $   24.50   $     .04
  Fourth Quarter..................................................................  $   36.13  $   29.00   $     .04

1995
  First Quarter...................................................................  $   43.75  $   33.50   $     .04
  Second Quarter..................................................................  $   54.50  $   40.50   $     .04
  Third Quarter (through August 31)...............................................  $   58.63  $   53.25   $     .04



    The closing sales price for a share of HBOC Common Stock on July 14, 1995, the last trading day preceding the announcement of the proposed Merger, was $58.50. As of June 30, 1995, there were approximately 1,675 holders of record of shares of HBOC Common Stock.

CLINICOM

    CliniCom Common Stock has been traded on the NASDAQ-NM under the symbol "CLIN" since May 21, 1993. Prior thereto CliniCom Common Stock was quoted on the NASDAQ SmallCap Market. The following table sets forth the quarterly high and low closing sales prices since May 21, 1993, and the range of high and low bid prices prior thereto for CliniCom Common Stock in such markets for the periods indicated. Transactions in the NASDAQ SmallCap Market reflect inter-dealer prices, without retail mark-up, mark-downs or commission and may not represent actual transactions.


                                  YEAR ENDED DECEMBER 31:                                       HIGH        LOW
                                ---------------------------                                   ---------  ---------
1993
  First Quarter.............................................................................  $    9.75  $    5.00
  Second Quarter............................................................................  $  10.625  $    7.50
  Third Quarter.............................................................................  $   16.50  $   11.75
  Fourth Quarter............................................................................  $   23.25  $   14.25

1994
  First Quarter.............................................................................  $   27.50  $   20.00
  Second Quarter............................................................................  $  22.625  $   13.25
  Third Quarter.............................................................................  $   20.75  $   12.00
  Fourth Quarter............................................................................  $   17.50  $   8.875

1995
  First Quarter.............................................................................  $   19.25  $   12.00
  Second Quarter............................................................................  $   21.00  $   14.75
  Third Quarter (through August 31).........................................................  $   22.50  $   16.00



    The closing sales price for a share of CliniCom Common Stock on July 14, 1995, the last trading day preceding the announcement of the proposed Merger, was $17.00. As of August 30, 1995, there were approximately 201 holders of record of shares of CliniCom Common Stock.


    CliniCom has not paid dividends on CliniCom Common Stock during the past three years and has no present intention to do so.

                                 HBO & COMPANY
                   SELECTED HISTORICAL FINANCIAL INFORMATION
                          (FROM CONTINUING OPERATIONS)
                   (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

    The following selected historical financial information for each of the five years in the period ended December 31, 1994, set forth below have been derived from the consolidated financial statements of HBOC. The report of Arthur Andersen LLP, independent public accountants, with respect to such consolidated financial statements as of December 31, 1993, and 1994 and for the three years in the period ended December 31, 1994, has been incorporated herein by reference. The historical financial information for the six months ended June 30, 1994, and 1995 is derived from the unaudited financial statements of HBOC, which in the opinion of management include all adjustments necessary for a fair presentation of the financial condition and results of operations of HBOC for such periods.

                                                                                                        SIX MONTHS
                                                          YEAR ENDED DECEMBER 31,                     ENDED JUNE 30,
                                           -----------------------------------------------------  ----------------------
         INCOME STATEMENT DATA:              1990       1991       1992       1993       1994       1994        1995
                                           ---------  ---------  ---------  ---------  ---------  ---------  -----------
Revenue..................................  $ 179,704  $ 177,775  $ 214,954  $ 250,791  $ 327,201  $ 145,850  $ 190,245
Operating Expense:
  Cost of Operations.....................     99,036     99,314    118,106    132,801    172,894     78,870     91,279
  Marketing..............................     20,530     22,741     26,144     34,631     42,769     19,649     26,411
  Research and Development...............     19,166     19,571     20,096     23,428     28,928     13,085     16,453
  General and Administrative.............     28,103     27,762     29,035     27,765     34,590     14,712     20,490
  Nonrecurring Charge....................        731     10,883         --         --         --         --    125,520(1)
                                           ---------  ---------  ---------  ---------  ---------  ---------  -----------
    Total Operating Expense..............    167,566    180,271    193,381    218,625    279,181    126,316    280,153
                                           ---------  ---------  ---------  ---------  ---------  ---------  -----------
Operating Income (Loss)..................     12,138     (2,496)    21,573     32,166     48,020     19,534    (89,908)
Other Income (Expense), Net..............       (133)    (1,263)      (553)      (669)    (1,031)        73     (1,026)
                                           ---------  ---------  ---------  ---------  ---------  ---------  -----------
Net Income (Loss) Before Provision
 (Credit) for Income Taxes...............     12,005     (3,759)    21,020     31,497     46,989     19,607    (90,934)
Provision (Credit) for Income Taxes......      3,811     (1,312)     7,262     12,678     18,830      7,844    (36,373)
                                           ---------  ---------  ---------  ---------  ---------  ---------  -----------
Net Income (Loss)........................  $   8,194  $  (2,447) $  13,758  $  18,819  $  28,159  $  11,763  $ (54,561)
                                           ---------  ---------  ---------  ---------  ---------  ---------  -----------
                                           ---------  ---------  ---------  ---------  ---------  ---------  -----------
Fully Diluted Earnings (Loss) Per
 Share...................................  $     .27  $    (.08) $     .43  $     .58  $     .85  $     .36  $   (1.69)
Fully Diluted Weighted Average Shares
 Outstanding.............................     29,720     28,654     32,296     32,718     33,106     32,834     32,333

                                                                   AT DECEMBER 31,
                                                -----------------------------------------------------  AT JUNE 30,
BALANCE SHEET DATA:                               1990       1991       1992       1993       1994        1995
                                                ---------  ---------  ---------  ---------  ---------  -----------
Working Capital (Deficiency)..................  $  19,254  $  18,038  $  18,304  $  18,037  $  (8,719)  $ (12,370)
Total Assets..................................  $ 127,758  $ 108,285  $ 113,842  $ 131,157  $ 233,877   $ 441,455
Long-Term Debt................................  $  37,450  $  20,003  $      --  $      --  $     252   $     879
Stockholders' Equity..........................  $  28,339  $  24,692  $  47,727  $  57,575  $  91,475   $ 241,769

------------------------------
(1) Primarily relates to research and development purchased from FDC which had not reached the stage of technological feasibility.

                             CLINICOM INCORPORATED
                   SELECTED HISTORICAL FINANCIAL INFORMATION
                   (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)


    The following selected historical financial information for each of the five years in the period ended December 31, 1994, set forth below have been derived from the financial statements of CliniCom. The report of Arthur Andersen LLP, independent public accountants, with respect to such financial statements of CliniCom as of December 31, 1993, and 1994 and for the three years in the period ended December 31, 1994, has been incorporated herein by reference. The historical financial information for the six months ended June 30, 1994, and 1995 is derived from the unaudited financial statements of CliniCom, which, in the opinion of management, include all adjustments necessary for a fair presentation of the financial condition and results of operations of CliniCom for such periods.

                                                                                                          SIX MONTHS ENDED
                                                               YEAR ENDED DECEMBER 31,                        JUNE 30,
                                                -----------------------------------------------------  ----------------------
            INCOME STATEMENT DATA:                1990       1991       1992       1993       1994        1994        1995
                                                ---------  ---------  ---------  ---------  ---------  -----------  ---------
Total sales...................................  $   4,959  $   7,084  $  14,034  $  20,146  $  35,416   $  13,608   $  21,770
Costs and expenses:
  Cost of sales and support services..........      3,753      5,366      7,903      9,898     18,186       6,657      11,429
  Research and development....................      1,383      1,331      1,980      2,401      3,303       1,513       2,347
  Selling and marketing.......................      1,228      1,363      1,948      2,773      5,046       2,316       2,758
  General and administrative..................        842        851      1,176      1,742      3,719       1,175       2,381
                                                ---------  ---------  ---------  ---------  ---------  -----------  ---------
Total costs and expenses......................      7,206      8,911     13,007     16,814     30,254      11,661      18,915
                                                ---------  ---------  ---------  ---------  ---------  -----------  ---------
Income (loss) from operations.................     (2,247)    (1,827)     1,027      3,332      5,162       1,947       2,855
Other income (expense)........................       (337)      (168)       118        281        771         428         258
                                                ---------  ---------  ---------  ---------  ---------  -----------  ---------
Net income (loss) before provision for
 income taxes.................................     (2,584)    (1,995)     1,145      3,613      5,933       2,375       3,113
Provision for income taxes....................         --         --         20        270        445         200         158
                                                ---------  ---------  ---------  ---------  ---------  -----------  ---------
Net income (loss).............................  $  (2,584) $  (1,995) $   1,125  $   3,343  $   5,488   $   2,175   $   2,955
                                                ---------  ---------  ---------  ---------  ---------  -----------  ---------
                                                ---------  ---------  ---------  ---------  ---------  -----------  ---------
Net income (loss) per common share
 (Fully diluted)..............................  $    (.50) $    (.38) $     .17  $     .41  $     .62   $     .24   $     .33
Weighted average common shares outstanding
 (Fully diluted)..............................      5,142      5,201      6,640      8,230      8,902       8,907       9,007


                                                                   AT DECEMBER 31,
                                                -----------------------------------------------------  AT JUNE 30,
             BALANCE SHEET DATA:                  1990       1991       1992       1993       1994        1995
                                                ---------  ---------  ---------  ---------  ---------  -----------
Working capital (deficiency)..................  $    (734) $     331  $   5,665  $  19,301  $  23,869   $  26,890
Total assets..................................  $   3,157  $   6,205  $  11,847  $  28,815  $  39,668   $  41,978
Long-term debt................................  $   2,712  $     742         --         --         --          --
Stockholders' equity (deficit)................  $  (2,594) $   1,013  $   7,245  $  22,236  $  29,815   $  33,162

                        PRO FORMA FINANCIAL INFORMATION

    The following unaudited Pro Forma Combined Income Statements for the six months ended June 30, 1995, and the year ended December 31, 1994, have been prepared to reflect adjustments to HBOC's historical results of operations to give effect to the acquisition of HSG and the proposed Merger as if each had occurred on January 1 of each period presented. The attached Pro Forma Combined Balance Sheets as of June 30, 1995, give effect to the Merger as if it had occurred on that date.

    These pro forma statements have been prepared by HBOC based on the audited financial statements of HSG and CliniCom for the year ended December 31, 1994, and the unaudited financial statements of HSG for the period from January 1 through June 17, 1995, and of CliniCom for the six months ended June 30, 1995, which statements are incorporated by reference herein.


    These pro forma statements are not necessarily indicative of the results of operations which would have been attained had each of the acquisitions been consummated on the dates indicated or which may be attained in the future. These pro forma statements should be read in conjunction with the historical financial statements and notes thereto of HBOC, HSG and CliniCom, incorporated herein by reference.

                         HBO & COMPANY AND SUBSIDIARIES
                      PRO FORMA COMBINED INCOME STATEMENTS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1995
                   (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

                                                PRO FORMA      PRO FORMA                PRO FORMA     PRO FORMA
                             HBOC      HSG     ADJUSTMENTS     COMBINED    CLINICOM    ADJUSTMENTS    COMBINED
                           --------  -------  --------------   ---------   --------   -------------   ---------
Revenue..................  $190,245  $53,429  $  17,048(2)     $258,440    $21,770    $(2,813)(8)     $277,397
                                                 (2,282)(3)
Operating Expense:
  Cost of Operations.....    91,279       --     44,263(2)      137,194     11,429     (4,231)(8)      145,510
                                                   (296)(3)                             1,418(8)
                                                    130(3)                               (300)(9)
                                                  3,334(3)
                                                   (456)(3)
                                                 (1,060)(3)
  Marketing..............    26,411       --      6,048(2)       29,810      2,758       (390)(9)       32,178
                                                 (2,649)(3)
  Research and
   Development...........    16,453       --      4,509(2)       16,724      2,347       (600)(9)       18,471
                                                 (4,238)(3)
  General and
   Administrative........    20,490       --     12,597(2)       29,309      2,381       (760)(9)       30,930
                                                 (1,896)(3)
                                                    767(3)
                                                 (2,649)(3)
  Nonrecurring Charge....   125,520       --   (125,520)(5)           0         --         --                0
  HSG Operating
   Expense...............        --   50,369    (50,369)(2)           0         --         --                0
                           --------  -------  --------------   ---------   --------   -------------   ---------
    Total Operating
     Expense.............   280,153   50,369   (117,485)        213,037     18,915     (4,863)         227,089
                           --------  -------  --------------   ---------   --------   -------------   ---------
Operating Income
 (Loss)..................   (89,908)   3,060    132,251          45,403      2,855      2,050           50,308
Other Income (Expense),
 Net.....................    (1,026)  (3,233)        --          (4,259)       258         --           (4,001)
                           --------  -------  --------------   ---------   --------   -------------   ---------
Income (Credit) Before
 Provision for Income
 Taxes...................   (90,934)    (173)   132,251          41,144      3,113      2,050           46,307
Provision (Credit) for
 Income Taxes............   (36,373)   1,433     51,398(6)       16,458        158      1,907(10)       18,523
                           --------  -------  --------------   ---------   --------   -------------   ---------
Net Income (Loss)........  $(54,561) $(1,606) $  80,853        $ 24,686    $ 2,955    $   143         $ 27,784
                           --------  -------  --------------   ---------   --------   -------------   ---------
                           --------  -------  --------------   ---------   --------   -------------   ---------
Earnings (Loss) Per
 Share:
  Primary................  $  (1.69)      --         --        $    .66    $   .33         --         $    .68
  Fully Diluted..........  $  (1.69)      --         --        $    .66    $   .33         --         $    .67

Weighted Average Shares
 Outstanding:
  Primary................    32,333       --      5,149(7)       37,482      9,007     (5,404)(11)      41,085
  Fully Diluted..........    32,333       --      5,323(7)       37,656      9,007     (5,404)(11)      41,259

            See "Notes to Pro Forma Combined Financial Statements."

                         HBO & COMPANY AND SUBSIDIARIES
                      PRO FORMA COMBINED INCOME STATEMENTS
                      FOR THE YEAR ENDED DECEMBER 31, 1994
                   (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)


                                                            PRO FORMA       PRO FORMA                    PRO FORMA       PRO FORMA
                                     HBOC        HSG       ADJUSTMENTS      COMBINED      CLINICOM      ADJUSTMENTS      COMBINED
                                   ---------  ---------  ---------------  -------------  -----------  ---------------  -------------
Revenue..........................  $ 327,201  $ 121,241   $   36,732(2)     $ 480,546     $  35,416     $  (5,440)(8)    $ 510,522
                                                              (4,628)(3)
Operating Expense:
  Cost of Operations.............    172,894         --       93,480(2)       273,131        18,186        (5,005)(8)      285,277
                                                                (746)(3)                                     (435)(8)
                                                                 260(3)                                      (600)(9)
                                                               6,668(3)
                                                                (925)(3)
                                                               1,500(4)
  Marketing......................     42,769         --       14,625(2)        52,825         5,046          (780)(9)       57,091
                                                              (4,569)(3)
  Research and Development.......     28,928         --        9,153(2)        37,125         3,303        (1,200)(9)       39,228
                                                                (956)(3)
  General and Administrative.....     34,590         --       20,393(2)        50,476         3,719        (1,520)(9)       52,675
                                                              (3,879)(3)
                                                               1,534(3)
                                                              (2,162)(3)
  HSG Operating Expense..........         --    100,919     (100,919)(2)            0            --            --                0
                                   ---------  ---------  ---------------  -------------  -----------  ---------------  -------------
    Total Operating Expense......    279,181    100,919       33,457          413,557        30,254        (9,540)         434,271
                                   ---------  ---------  ---------------  -------------  -----------  ---------------  -------------
Operating Income (Loss)..........     48,020     20,322       (1,353)          66,989         5,162         4,100           76,251
Other Income (Expense), Net......     (1,031)    (6,703)          --           (7,734)          771            --           (6,963)
                                   ---------  ---------  ---------------  -------------  -----------  ---------------  -------------
Income (Credit) Before Provision
 for Income Taxes................     46,989     13,619       (1,353)          59,255         5,933         4,100           69,288
Provision (Credit) for Income
 Taxes...........................     18,830      7,877       (3,005)(6)       23,702           445         3,568(10)       27,715
                                   ---------  ---------  ---------------  -------------  -----------  ---------------  -------------
Net Income.......................  $  28,159  $   5,742   $    1,652        $  35,553     $   5,488     $     532        $  41,573
                                   ---------  ---------  ---------------  -------------  -----------  ---------------  -------------
                                   ---------  ---------  ---------------  -------------  -----------  ---------------  -------------
Earnings Per Share:
  Primary........................  $     .85         --           --        $     .96     $     .62            --        $    1.03
  Fully Diluted..................  $     .85         --           --        $     .96     $     .62            --        $    1.02

Weighted Average Shares
 Outstanding:
  Primary........................     32,973         --        4,000(7)        36,973         8,901        (5,341)(11)      40,533
  Fully Diluted..................     33,106         --        4,000(7)        37,106         8,902        (5,341)(11)      40,667


            See "Notes to Pro Forma Combined Financial Statements."

                         HBO & COMPANY AND SUBSIDIARIES
                       PRO FORMA COMBINED BALANCE SHEETS
                                 JUNE 30, 1995
                                 (IN THOUSANDS)

                                                                                      PRO FORMA       PRO FORMA
                                                             HBOC      CLINICOM      ADJUSTMENTS      COMBINED
                                                           ---------  -----------  ---------------  -------------
Assets
  Current Assets:
    Cash and Cash Equivalents............................  $   8,232   $   7,526            --        $  15,758
    Receivables, Net.....................................    131,709      23,884       (13,486)(8)      142,107
    Current Deferred Income Taxes........................      9,130          --            --            9,130
    Inventories..........................................      1,868       3,401            --            5,269
    Prepaids and Other Current Assets....................     12,061         895        (1,879)(8)       11,077
                                                           ---------  -----------  ---------------  -------------
      Total Current Assets...............................    163,000      35,706       (15,365)         183,341
                                                           ---------  -----------  ---------------  -------------
    Intangibles, Net.....................................    181,293          --            --          181,293
    Deferred Income Taxes................................     33,096          --            --           33,096
    Property and Equipment, Net..........................     31,983       2,646            --           34,629
    Capitalized Software, Net............................     25,626       3,491          (400)(8)       28,717
    Other Noncurrent Assets, Net.........................      6,457         135            --            6,592
                                                           ---------  -----------  ---------------  -------------
Total Assets.............................................  $ 441,455   $  41,978     $ (15,765)       $ 467,668
                                                           ---------  -----------  ---------------  -------------
                                                           ---------  -----------  ---------------  -------------
Liabilities and Stockholders' Equity
  Current Liabilities....................................  $ 175,370   $   8,816     $ (12,209)(8)    $ 171,977
  Long-Term Debt.........................................        879          --            --              879
  Other Long-Term Liabilities............................     23,437          --            --           23,437
  Stockholders' Equity...................................    241,769      33,162        (3,556)(8)      271,375
                                                           ---------  -----------  ---------------  -------------
Total Liabilities and Stockholders' Equity...............  $ 441,455   $  41,978     $ (15,765)       $ 467,668
                                                           ---------  -----------  ---------------  -------------
                                                           ---------  -----------  ---------------  -------------

            See "Notes to Pro Forma Combined Financial Statements."

                NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS
                                 (In Thousands)

GENERAL
    1. The foregoing Pro Forma Combined Income Statements for the six months ended June 30, 1995, and the year ended December 31, 1994, give effect to the acquisition of HSG which was completed on June 17, 1995, and the Merger. The foregoing Pro Forma Combined Balance Sheets as of June 30, 1995, give effect to the Merger as if it had occurred on that date. No pro forma adjustments are necessary for the HSG acquisition on the June 30, 1995, Pro Forma Combined Balance Sheets since that transaction was completed on June 17, 1995.

    HBOC accounted for the acquisition of HSG as a purchase. The Merger, which is subject to certain conditions including CliniCom stockholder approval, is expected to close early in the fourth quarter of 1995. The transaction will be accounted for as a pooling of interests.

    Adjustments to the Pro Forma Combined Income Statements include such adjustments as are necessary to allocate the HSG purchase price based on the estimated fair market value of the assets acquired and the liabilities assumed and to give effect to events that are directly attributable to the HSG transaction and the Merger, which are expected to have a continuing impact on HBOC and are factually supportable. The adjustments related to the Pro Forma Combined Income Statements assume the transactions were consummated on January 1 of each period presented.


    Adjustments   to  the  Pro  Forma   Combined  Balance  Sheets  include  such
adjustments as are necessary to give effect to events that are directly attributable to the Merger and factually supportable. The adjustments related to the Pro Forma Combined Balance Sheets assume the Merger was consummated on June 30, 1995.


HSG ACQUISITION
    2. HSG revenue and expense classifications were historically broken out using different policies than those applied by HBOC. The adjustments necessary to reclassify HSG revenue and expenses in accordance with HBOC policies are:

                                                                      6/30/95      12/31/94
                                                                    -----------  ------------
Revenue...........................................................   $  17,048    $   36,732
Cost of Operations................................................   $  44,263    $   93,480
Marketing.........................................................   $   6,048    $   14,625
Research and Development..........................................   $   4,509    $    9,153
General and Administrative........................................   $  12,597    $   20,393
HSG Operating Expense.............................................   $ (50,369)   $ (100,919)

    Historically, HSG netted certain costs against revenue for presentation, while HBOC has historically reported revenue as a gross number.

                                 (In Thousands)

    3. The following adjustments are necessary to adjust the June 30, 1995, and December 31, 1994, income statement impact of the asset and liability fair market value adjustments, assuming the purchase of HSG had been consummated on January 1 of each period presented:

                                                                      6/30/95      12/31/94
                                                                    -----------  ------------
HSG Capitalized Software..........................................   $    (296)   $     (746)
HSG Goodwill......................................................   $  (1,896)   $   (3,879)
HBOC Capitalized Software.........................................   $     130    $      260
HBOC Customer Lists-to amortize over 15 years.....................   $   3,334    $    6,668
HBOC Goodwill-to amortize over seven years........................   $     767    $    1,534
Deferred Revenue:
  Revenue.........................................................   $  (2,282)   $   (4,628)
  Cost of Operations..............................................   $    (456)   $     (925)
Terminated Employees:
  Cost of Operations..............................................   $  (1,060)   $       --
  Marketing.......................................................   $  (2,649)   $   (4,569)
  Research and Development........................................   $  (4,238)   $     (956)
  General and Administrative......................................   $  (2,649)   $   (2,162)

    HBOC recorded the HSG deferred revenue acquired at its cost (the cost to service remaining commitment). The net profit which had been deferred has been eliminated.

    The reduction of expense related to terminated employees results from the termination of certain HSG employees in order to eliminate certain redundant positions and increase the efficiency of the combined operations.
    4. HSG was charged an allocated amount for the use of FDC's Data Center. In 1994, the amount charged was less than that deemed reasonable by management by $1,500. The adjusted charge reflects that which will be charged to HBOC in the future. The 1995 charge has been deemed reasonable by management.
    5. In the second quarter of 1995, HBOC recorded a $125,520 charge primarily related to purchased research and development of HSG. This nonrecurring charge has been eliminated from the June 30, 1995, Pro Forma Combined Income Statements.
    6. The provision for income tax was derived by using the HBOC effective tax rate of 40%.
    7. The weighted average shares outstanding have been adjusted for the HSG acquisition to give effect to the additional 4 million shares of HBOC Common Stock outstanding, assuming the transaction had been consummated on January 1 of each period presented and to give effect to the dilutive effect of stock options outstanding at June 30, 1995, assuming that HBOC had net income.

THE MERGER

    8. Beginning in 1988, HBOC and CliniCom were parties to various informal cooperative marketing arrangements. Accordingly, certain intercompany transactions and balances are included in the historical financial statements of HBOC and CliniCom. The adjustments necessary to eliminate intercompany transactions assuming the pooling of interests had been consummated on January 1 of each period presented are:

                                                                      6/30/95      12/31/94
                                                                    -----------  ------------
Revenue...........................................................   $  (2,813)   $   (5,440)
Cost of Operations................................................   $  (4,231)   $   (5,005)

                                 (In Thousands)

The following adjustments are necessary to correctly match revenue and expenses according to HBOC policies, assuming the pooling of interests had been consummated on January 1 of each period presented:

                                                                      6/30/95      12/31/94
                                                                    -----------  -------------
Cost of Operations................................................   $   1,418     $    (435)

    The adjustments necessary to eliminate intercompany balances assuming the pooling of interests had been consummated on June 30, 1995, are:

                                                                      6/30/95
                                                                    -----------
Receivables.......................................................   $ (13,486)
Prepaids and Other Current Assets.................................   $  (1,879)
Capitalized Software..............................................   $    (400)
Current Liabilities...............................................   $ (12,209)
Retained Earnings.................................................   $  (3,556)

    9. The following adjustments are necessary to adjust the June 30, 1995, and December 31, 1994, income statements to give effect to employee terminations. The reduction of expense related to terminated employees results from the termination of certain CliniCom employees in order to eliminate certain redundant positions and increase the efficiency of the combined operations. The adjustments, assuming the pooling of interests had been consummated on January 1 of each period presented, are:

                                                                       6/30/95       12/31/94
                                                                    -------------  ------------
Cost of Operations................................................    $    (300)    $     (600)
Marketing.........................................................    $    (390)    $     (780)
Research and Development..........................................    $    (600)    $   (1,200)
General and Administrative........................................    $    (760)    $   (1,520)

    10. The provision for income tax was derived by using the HBOC effective tax rate of 40%.
    11. The Merger Agreement provides for the exchange of .4 of a share of HBOC Common Stock for each share of currently outstanding CliniCom Common Stock.

                                  THE MEETING


    The enclosed proxy is solicited by the CliniCom Board for use at the Meeting to be held at The Courtyard by Marriott, 4710 Pearl East Circle, Boulder, Colorado 80301 on Saturday, September 30, 1995 at 10:00 a.m. (Mountain Time). Holders of record of CliniCom Common Stock on the Record Date will be entitled to vote at the Meeting and any adjournment thereof. On the Record Date, 8,663,359 shares of CliniCom Common Stock were outstanding and entitled to vote. Each of such shares is entitled to one vote on each matter presented at the Meeting.


    The presence at the Meeting, in person or by proxy, of the holders of a majority of the issued and outstanding shares of CliniCom Common Stock constitutes a quorum for the transaction of business. If a proxy is returned by a broker or other stockholder who does not have authority to vote, does not give authority to a proxy to vote, or withholds authority to vote as to any shares, such shares will be considered present at the Meeting for purposes of determining a quorum. If a quorum is not present or represented at the Meeting, the stockholders entitled to vote, present in person or represented by proxy, have the power to adjourn the Meeting from time to time, without notice other than an announcement at the Meeting, until a quorum is present or represented. CliniCom will issue a press release if the Meeting is adjourned, informing the stockholders of the time and place where the Meeting will be reconvened. At any such reconvened Meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the Meeting as originally described in the notice of the Meeting.

    In order to be approved, the Merger proposal must receive the affirmative vote of holders of a majority of the issued and outstanding shares of CliniCom Common Stock. Shares of CliniCom Common Stock not represented at the Meeting or abstaining on the proposal to approve the Merger Agreement will thus have the effect of a negative vote.

    Any stockholder giving a proxy has the power to revoke it at any time before it is voted by filing with the Secretary of CliniCom a written notice of revocation or duly executed proxy bearing a later date, or by attending the Meeting and voting in person. Each properly executed unrevoked proxy will be voted as indicated. Where specific instructions are not indicated, the proxy will be voted FOR the Merger.

    The cost of soliciting proxies will be borne by CliniCom. Arrangements may be made with brokerage houses, custodians, nominees and other fiduciaries to send proxy materials to the beneficial owners of CliniCom Common Stock. CliniCom will reimburse them for their reasonable out-of-pocket expenses. In addition to solicitation by mail, directors, officers and employees of CliniCom, who will receive no compensation for their services other than regular salaries, may solicit proxies by mail, telephone and electronic transmission and personally.

                              THE MERGER PROPOSAL

BACKGROUND OF THE MERGER


    Beginning in 1988, CliniCom and HBOC were parties to various informal cooperative marketing arrangements. In December 1993, HBOC and CliniCom entered into a three-year Software License and Distribution Agreement (together with the related agreements dated as of such date, the "HBOC Agreement") pursuant to which HBOC was granted a non-exclusive, non-transferable license to use CliniCom software as described below under "Business of CliniCom -- HBOC Agreement." As a result of that long standing relationship, CliniCom and HBOC were generally familiar with each other's business and operations.


    In June 1994, HBOC reviewed its product plans for the next 24-month period and determined that its internal development of a point-of-care nursing solution with functionality similar to that of the CliniCom product would not be complete prior to December 31, 1996, the date of expiration of the HBOC Agreement.
Development of such a product was projected to require significant HBOC resources and expenditures. In addition, HBOC believed it could be disadvantaged in the marketplace because of potential confusion over HBOC's clinical product direction in the event it introduced an internally developed product to replace the product it was offering jointly with CliniCom. As a result of HBOC's review, HBOC determined that the acquisition of CliniCom would be a solution that should be pursued.

    CliniCom's management and Board of Directors has regularly considered CliniCom's position in the healthcare information systems industry. Over time, the CliniCom Board concluded that CliniCom's long-term strategy must be either to become an integrated system provider or to form strategic alliances with one or more such providers for which the CliniCom system would become a part of a larger integrated system. See "-- Reasons of CliniCom for Engaging in the Merger." In considering the long-term strategy of CliniCom, the CliniCom Board evaluated the financial requirements necessary for CliniCom to become an integrated system provider and compared the risks and opportunities of such a strategy with a strategy of forming an alliance with an integrated system provider.

    On November 9, 1994, Charles W. McCall, President and Chief Executive Officer of HBOC, and Jay P. Gilbertson, Vice President -- Finance and Chief Financial Officer of HBOC, met in New Orleans with William H. Brehm, Chairman of the Board and Chief Executive Officer of CliniCom, Catherine K. Milburn, Vice President of Finance and Administration and Chief Financial Officer of CliniCom, and a representative of Punk, Ziegel and Knoell ("Punk, Ziegel"), an investment banking firm on retainer with HBOC, to discuss a possible merger of the two companies.

    On November 10, 1994, HBOC forwarded to CliniCom a draft letter of intent which contemplated the merger of CliniCom with HBOC in which the stockholders of CliniCom would receive shares of HBOC with an implied value per share of CliniCom Common Stock of approximately $15.00, subject to certain limited adjustments tied to fluctuations in the market price of HBOC Common Stock. On November 10, 1994, the closing price of the CliniCom Common Stock was $11.75 per share. The draft letter of intent included a requirement of a "no shop" agreement from CliniCom.

    The draft letter of intent was provided to the CliniCom Board, which met on November 18, 1994 to consider the proposed transaction. The CliniCom Board concluded that the price proposed in the draft letter of intent was inadequate, particularly in view of the fact that the market price of the CliniCom Common Stock had been as high as $20.75 per share within the preceding two months. The CliniCom Board believed that the decline in the market price of CliniCom Common Stock to the level prevailing in November 1994, which occurred following CliniCom's announcement of results of its operations for the third fiscal quarter, was unwarranted given CliniCom's long-term outlook. Accordingly, the CliniCom Board authorized a counterproposal to HBOC and on November 22, 1994 CliniCom forwarded a proposed redraft of a letter of intent which contemplated a merger with an implied value of approximately $18.50 for each share of CliniCom Common Stock, again with certain limited adjustments. CliniCom offered to allow HBOC an opportunity to conduct due diligence which CliniCom believed would support its pricing response.

    On November 28, 1994, HBOC responded to CliniCom's counterproposal reoffering the terms of HBOC's original proposal as to pricing, as well as a number of other issues, and advising CliniCom that HBOC's offer would terminate on the following day. On November 29, 1994, the offer expired and the parties ceased negotiations.


    In December 1994, pursuant to authorization by the CliniCom Board granted at a meeting on December 1, 1994, CliniCom engaged Volpe, Welty & Company ("Volpe, Welty"), an investment banking firm, as its financial advisor to advise the CliniCom Board concerning financial alternatives for CliniCom and to identify and conduct negotiations with possible candidates to acquire or merge with CliniCom. On January 4, 1995, a representative of Volpe, Welty met with Messrs. McCall and Gilbertson to discuss the possibility of proceeding with the contemplated merger at an implied value of $18.50 per share of CliniCom Common Stock. The HBOC representatives reiterated that HBOC was unwilling to proceed at an implied value of $18.50 per share. However, due to increases in the price of HBOC Common Stock and anticipated cost savings from the combination of the two entities, the HBOC representatives stated that they would be willing to consider a transaction with an implied value of up to $17 per share of CliniCom Common Stock. Later in January 1995 CliniCom advised HBOC that it had no interest in proceeding on this basis. CliniCom's engagement of Volpe, Welty was terminated in February 1995.


    Shortly thereafter, the CliniCom Board determined that it should be prepared to pursue a strategy of remaining an independent company, and that additional capital would be required to implement that strategy. In furtherance of that strategy, CliniCom filed a registration statement on May 5, 1995 with the Commission which contemplated the sale by CliniCom of 1,000,000 shares of CliniCom Common Stock as well as the sale of 1,000,000 shares by certain existing stockholders. On May 4, 1995, the closing sale price of the CliniCom Common Stock was $18.75 per share.


    In late May, Mr. Gilbertson had discussions with Arthur DelVesco, a director of CliniCom, and representatives of Punk, Ziegel, which was then acting as one of the managing underwriters in CliniCom's proposed public offering, concerning CliniCom's business and the possibility of reviving the discussions relating to a merger of CliniCom with HBOC. Mr. DelVesco informed the other members of the CliniCom Board of these discussions and conferred with directors William H. Brehm and Marshall D. Miller about formulating a response.



    On June 1, 1995, the parties agreed to resume negotiation of a merger at an exchange ratio of .47961 of a share of HBOC Common Stock for each share of CliniCom Common Stock. On June 1, 1995, the closing price of the HBOC Common Stock was $48.375, implying a value per share of CliniCom Common Stock of $23.20.



    Thereafter, HBOC conducted due diligence with respect to CliniCom. Following informal discussions among CliniCom's directors and management, the CliniCom Board met on June 14, 1995. At that meeting, Mr. DelVesco advised the CliniCom Board that Mr. Gilbertson had informed him that, as a result of its due diligence investigation, HBOC had determined that an adjustment to the proposed exchange ratio was appropriate. The CliniCom Board determined that the price adjustment proposed by Mr. Gilbertson, to an implied value of $18.00 per share for the CliniCom Common Stock, was unacceptable. However, the CliniCom Board directed CliniCom's management to gather additional information relating to CliniCom, and negotiations were suspended pending an opportunity to discuss that response with HBOC. At the same meeting, the CliniCom Board authorized the engagement of Dean Witter Reynolds Inc. ("Dean Witter"), which was then acting as one of the managing underwriters in CliniCom's proposed public offering, to represent CliniCom in connection with the negotiation of a proposed transaction, including the rendering of a fairness opinion to the CliniCom Board.

    During the week of June 26, a number of conversations took place among the principals and representatives of HBOC and CliniCom, including a meeting at HBOC on June 28, 1995, attended by representatives of CliniCom, HBOC, Punk, Ziegel and Dean Witter. As a result of these conversations, on June 30, 1995 Mr. Gilbertson, Mr. DelVesco and representatives of Punk, Ziegel and Dean Witter met by telephone and agreed to explore a merger on the basis of a fixed exchange ratio of .4 of a share of HBOC Common Stock for each share of CliniCom Common Stock, but with a right of CliniCom to terminate if the price of the HBOC Common Stock declined below $50.00 per share for certain periods. The parties then directed their respective representatives to negotiate a definitive merger agreement. On June 30, 1995 the closing price of the HBOC Common Stock was $54.50 making the implied value per share of the CliniCom Common Stock $21.80.

    On July 10, 1995, the CliniCom Board of Directors met to consider the draft Merger Agreement that had been negotiated and to consider the transactions contemplated thereby. At that meeting representatives of Dean Witter reviewed the proposed financial terms of the Merger, discussed their analysis of the proposed transaction and discussed their opinion as to the fairness of the proposed exchange ratio to the CliniCom stockholders. Negotiations with HBOC continued, and the CliniCom Board convened additional meetings on July 13 and July 14. At the July 14 meeting Dean Witter presented its written opinion that, as of that date, the Exchange Ratio was fair, from a financial point of view, to the CliniCom stockholders. See "-- Opinion of Financial Advisor for CliniCom." After deliberating about the proposed Merger Agreement, considering, among other things, the matters discussed below and the opinion of Dean Witter referred to above, the CliniCom Board unanimously authorized the execution of the Merger Agreement and adopted resolutions recommending the Merger as being in the best interests of CliniCom and its stockholders.

    On July 14, 1995, the HBOC Board also approved the terms of the transaction and authorized the execution of the Merger Agreement. The Merger Agreement was signed by the parties on that date.

OPINION OF FINANCIAL ADVISOR FOR CLINICOM


    In considering the proposed Merger and whether or not to recommend the Merger to CliniCom's stockholders for approval, the CliniCom Board engaged Dean Witter to provide financial advisory services, which included evaluating the fairness to the holders of CliniCom Common Stock, from a financial point of view, of the Exchange Ratio. On July 10, 1995, in connection with the evaluation of the Merger Agreement by the CliniCom Board, Dean Witter made a presentation to the CliniCom Board with respect to the Merger. In connection with this presentation, the CliniCom Board was given written materials based on the proposed merger as it stood on July 10, 1995. At its meeting on July 14, 1995, the CliniCom Board received the oral opinion of Dean Witter to the effect that, as of such date and based upon and subject to certain matters stated in its opinion, the Exchange Ratio was fair, from a financial point of view, to the holders of CliniCom Common Stock. Dean Witter's opinion as to the fairness of the Exchange Ratio takes into account the provision of the Merger Agreement that provides that CliniCom is not required to consummate the Merger if the average of the per share closing prices on the NASDAQ-NM as reported in THE WALL STREET JOURNAL of HBOC Common Stock for the ten (10) consecutive trading days ending on the second trading day prior to the Closing Date is less than $50.00. The oral opinion of Dean Witter was subsequently confirmed in writing as of July 14, 1995 and was substantially identical to their opinion dated the date of this Proxy Statement/Prospectus, the full text of which is attached to this Proxy Statement/Prospectus as Appendix B and is incorporated by reference herein. Holders of shares of CliniCom Common Stock are urged to read the opinion in its entirety for a description of the factors considered and assumptions made by Dean Witter in rendering its opinion.


    Dean Witter was not requested to, and did not, make any recommendations to the CliniCom Board as to the form or amount of the consideration to be received by the holders of shares of CliniCom Common Stock in the Merger, which was determined through arm's length negotiations among the parties. In arriving at its opinion, Dean Witter did not ascribe a specific range of fair value to CliniCom, but made its determinations as to the fairness of the Exchange Ratio on the basis of the financial and comparative analysis described below.

    Dean Witter's opinion is directed to the CliniCom Board only and does not constitute a recommendation to any holders of CliniCom Common Stock as to how such holders should vote on the Merger at the Meeting. In addition, Dean Witter was not requested to opine as to, and its opinion does not address, the underlying business decision of the CliniCom Board to proceed with or effect the Merger.


    In arriving at its opinion, Dean Witter, among other things, (i) reviewed the Merger Agreement; (ii) reviewed the Annual Reports on Form 10-K and related publicly available financial information of CliniCom for the three most recent fiscal years ended December 31, 1994, the final prospectus, dated April 20, 1992, for CliniCom's initial public offering of CliniCom Common Stock, the Quarterly Report on Form 10-Q for the period ended June 30, 1995, and CliniCom's definitive proxy statement on Schedule 14A, dated May 3, 1995; (iii) reviewed the Annual Reports on Form 10-K and related publicly available financial information of HBOC for the three most recent fiscal years ended December 31, 1994, the Quarterly Report on Form 10-Q for the period ended June 30, 1995, and HBOC's definitive proxy statement on Schedule 14A, dated April 3, 1995; (iv) reviewed certain other information, including publicly available information, relating to the business, earnings, cash flow, assets and prospects of CliniCom and HBOC, respectively; (v) reviewed an income statement forecast of CliniCom for the remaining portion of the 1995 fiscal year and for the fiscal year 1996 as furnished to Dean Witter by CliniCom; reviewed balance sheet and cash flow forecasts of CliniCom for the remaining portion of the 1995 fiscal year and for the fiscal year 1996 as prepared on the basis of information furnished to Dean Witter by CliniCom; (vi) reviewed income statement forecasts of HBOC for the remaining portion of the 1995 fiscal year and for the fiscal year 1996 as furnished to Dean Witter by HBOC; (vii) conducted discussions with members of senior management of CliniCom and HBOC, respectively, concerning the past and current business, operations, assets, present financial condition and future prospects of CliniCom and HBOC, respectively; (viii) reviewed the historical reported market prices and trading activity for the CliniCom Common Stock and the HBOC Common Stock; (ix) compared certain financial information, operating statistics and market trading information relating to CliniCom with published financial information, operating statistics and market trading information relating to selected public companies that Dean Witter deemed to be reasonably similar to CliniCom; compared certain financial information, operating statistics and market trading information relating to HBOC with published financial information, operating statistics and market trading information relating to selected public companies that Dean Witter deemed to be reasonably similar to HBOC; (x) compared the proposed financial terms of the Merger with the financial terms, to the extent publicly available, of selected other recent acquisitions that Dean Witter deemed to be relevant; and (xi) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as Dean Witter deemed necessary.



    In preparing its opinion, Dean Witter assumed and relied upon the accuracy and completeness of all financial and other information supplied to it by CliniCom and HBOC or that was publicly available, respectively, and did not independently verify such information. Dean Witter also assumed that the HBOC Agreement has not been materially modified or amended since the dates thereof. Dean Witter has also relied upon the managements of CliniCom and HBOC, respectively, as to the reasonableness and achieveability of the financial forecasts of CliniCom and HBOC (and the assumptions and bases thereof) provided to it or prepared on the basis of information and assumptions furnished to it, and, with the CliniCom Board's consent, has assumed that such forecasts have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of such respective managements as to the future operating performance of CliniCom and HBOC, respectively. Furthermore, Dean Witter assumed that the Merger would qualify (i) for pooling of interest accounting treatment and (ii) as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Dean Witter was not requested to make, and Dean Witter has not made, an independent appraisal or evaluation of assets, properties, facilities or liabilities of CliniCom or HBOC and it was not furnished with any such appraisal or evaluation.

    Dean Witter's opinion was necessarily based upon prevailing market conditions (including market prices for CliniCom Common Stock and HBOC Common Stock) and other circumstances and conditions as they existed and could be evaluated as of the date of the opinion, and did not represent Dean Witter's opinion as to what the actual value of CliniCom Common Stock or HBOC Common Stock would be after the date thereof.

    In connection with advising the CliniCom Board of its opinion on July 14, 1995 and in preparing its written and oral presentations to the CliniCom Board, Dean Witter performed a variety of financial and comparative analyses including those described below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its fairness opinion, Dean Witter did not attribute any particular weight to any particular analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Dean Witter believes that its analysis must be considered as a whole and that considering any portion of such analysis and the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the opinion.

    In its analysis, Dean Witter made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of CliniCom and HBOC. Any estimates contained in this analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

    Unless otherwise indicated, all references to the value of a share of CliniCom Common Stock in the following description of the analyses conducted by Dean Witter assume the exercise of all options for shares of CliniCom Common Stock.

    ANALYSIS OF SELECTED PUBLICLY TRADED COMPANIES. Using publicly available information, Dean Witter compared selected quantitative data (including revenues, earnings before interest, taxes, depreciation and amortization ("EBITDA"), earnings before interest and taxes ("EBIT"), and earnings per share ("EPS")), and qualitative information (including competitive position, customer base, management, stage of technological development, stage of capital funding and intercompany relationships) regarding CliniCom with similar data of selected publicly traded health care information systems ("HCIS") companies competing in the hospital applications business segment ("Hospital Applications Companies") and other HCIS companies engaged in businesses considered by Dean Witter to be comparable to those of CliniCom (including the Hospital Application Companies, the "HCIS Universe"). Specifically, for CliniCom, Dean Witter included in its review of Hospital Applications Companies, Cerner Corporation and Pyxis Corporation, and in the HCIS Universe, a group of 13 additional HCIS companies, consisting of C.I.S. Technologies, Inc., CyCare Systems, Inc., GMIS, Inc., HBOC, HCIA, Inc., Health Management Systems, Inc., Medaphis Corporation, Medic Computer Systems, Inc., Medicus Systems Corporation, Phamis, Inc., Physician Computer Network, Inc., Quality Systems, Inc. and Shared Medical Systems Corporation.

    Of these companies, the analysis relied primarily on trading multiples and qualitative factors associated with the Hospital Applications Companies, as they were deemed by Dean Witter to be the most comparable companies to CliniCom due to their similar business focus. Such data and ratios included a comparison of CliniCom with the Hospital Applications Companies assuming a valuation of CliniCom Common Stock of $23.40 per share (the price per share of CliniCom Common Stock on July 14, 1995 after giving effect to the Exchange Ratio), in relation to latest 12 months ("LTM") revenues, LTM EBITDA, LTM EBIT, LTM EPS, projected 1995 calendar year EPS and projected 1996 calendar year EPS (such projected EPS figures for the HCIS Universe, other than CliniCom and HBOC, being based upon the means of publicly available estimates made by research analysts and provided by Dean Witter research analysts or as reported by First Call Corporation, an earnings estimate reporting service provided by Thompson Financial Services Company). The valuation multiples for CliniCom based on a price of $23.40 per share compares with the range (and mean) of the Hospital Applications Companies of: for LTM revenues, 5.6 times for CliniCom versus 6.1 to 5.6 times for the Hospital Applications Companies (5.9 times mean); for LTM EBITDA, 29.6 times for CliniCom versus 19.7 to 15.6 times for the Hospital Applications Companies (17.7 times mean); for LTM EBIT, 37.3 times for CliniCom versus 25.3 to 16.3 times for the Hospital Applications Companies (20.8 times mean); for LTM EPS, 52.5 times for CliniCom versus 45.7 to 27.1 times for the Hospital Applications Companies (36.4 times mean); for calendar year 1995 projected EPS, 39.8 times for CliniCom versus 38.6 to 23.2 times for the Hospital Applications Companies (30.9 times mean); and for calendar year 1996 projected EPS, 29.1 times for CliniCom versus
31.5 to 18.2 for the Hospital Applications Companies (24.9 times mean).

    Although Dean Witter relied primarily on trading multiples and qualitative factors associated with Hospital Applications Companies, Dean Witter also relied on trading multiples and qualitative factors associated with all companies in the HCIS Universe. Such data and ratios included a comparison of CliniCom with all the companies in the HCIS Universe in relation to the same trading multiples as set forth above, assuming a valuation of CliniCom Common Stock of $23.40 per share. The valuation multiples for CliniCom based on a price of $23.40 per share compares with the range (and mean) of the HCIS Universe of: for LTM revenues,
5.6 times for CliniCom versus 9.4 to 1.5 times for the HCIS Universe (4.5 times mean); for LTM EBITDA, 29.6 times for CliniCom versus 33.0 to 8.4 times for the HCIS Universe (19.9 times mean); for LTM EBIT, 37.3 times for CliniCom versus
40.7 to 10.0 times for the HCIS Universe (26.9 times mean); for LTM EPS, 52.5 times for CliniCom versus 61.6 to 14.3 times for the HCIS Universe (38.4 times mean); for calendar year 1995 projected EPS, 39.8 times for CliniCom versus 54.8 to 11.1 times for the HCIS Universe (33.2 times mean); and for calendar year 1996 projected EPS, 29.1 times for CliniCom versus 36.8 to 8.7 for the HCIS Universe (24.4 times mean).


    Because of the inherent differences between the products, operations and other characteristics of CliniCom and selected public companies comprising the HCIS Universe, Dean Witter believes that an appropriate use of a comparable company analysis also involves qualitative judgments concerning differences between the financial and operating characteristics of CliniCom and the selected public companies, which affects the public trading values of CliniCom and the selected companies, which judgments are reflected in Dean Witter's opinion.


    COMPARABLE TRANSACTION ANALYSIS. Dean Witter reviewed with the CliniCom Board the prices and multiples paid for other HCIS companies in recent acquisitions or mergers that Dean Witter deemed comparable to the Merger. Dean Witter specifically reviewed the following public transactions (the date of announcement of the transaction is set forth next to each such transaction): The Thompson Corporation/The MEDSTAT, Group Inc. (November 11, 1994), Medaphis Corporation/AdvaCare, Inc. (July 21, 1994) and HBOC/Serving Software, Inc. (May 13, 1994). In addition, Dean Witter examined 25 private market transactions in the HCIS industry during the time period beginning in 1991 through July 1995. Such analysis indicates the average of the purchase prices in the public transactions on a basis of a multiple of revenue, EBITDA, EBIT, net income and tangible book value was 3.5 times, 17.4 times, 30.9 times, 50.0 times and 9.2 times, respectively, with respect to the public market transactions, (as compared to CliniCom multiples of 5.6 times, 29.6 times, 37.3 times, 52.5 times and 7.7 times, respectively, and assuming a valuation of the CliniCom Common Stock of $23.40 per share) and on a basis of a multiple of revenue and EBIT for the private market transactions, 2.8 times, and 15.2 times, respectively (as compared to CliniCom multiples of 5.6 times and 37.3 times, respectively, assuming a valuation of the CliniCom Common Stock of $23.40 per share).

    No company or transaction used as a comparison in the above analysis is identical to CliniCom or the Merger. Accordingly, analysis of the results of the foregoing is not mathematical; rather it involves complex considerations and judgments concerning the differences in financial and operating characteristics and terms and structure of CliniCom and the Merger, respectively, and other factors that could affect the public trading values of the companies to which CliniCom is being compared.

    INTERCOMPANY RELATIONSHIPS. In its presentation to the CliniCom Board, Dean Witter noted the extent to which, particularly during recent fiscal periods, a substantial and increasing percentage of CliniCom's revenues were derived pursuant to the HBOC Agreement. Dean Witter noted that the percentage of CliniCom revenues attributable to HBOC pursuant to the HBOC Agreement increased from 29.2% of total revenues during the 1994 fiscal year to over 56.0% of total revenues during the quarter ended March 31, 1995.


    STOCK TRADING HISTORY. Dean Witter examined the history of the trading prices and volume of CliniCom Common Stock, the relationship between movements in the prices of CliniCom Common Stock and movements in certain stock indices, and a relationship between movements in the prices of CliniCom Common Stock and press announcements and other public disclosures. From January 2, 1995 through July 14, 1995 (the last trading date prior to CliniCom's announcement that it had entered into the Merger Agreement), the highest closing price for CliniCom Common Stock was $21.00, on April 11 and 12, 1995. During the same period, the lowest closing price for CliniCom Common Stock was $11 1/2, on January 2, 1995. In the month prior to the announcement of the execution of the Merger Agreement, CliniCom Common Stock traded in the $15 3/4 to $18 5/8 range. Following the announcement of the execution of the Merger Agreement on July 17, 1995, CliniCom Common Stock traded as high as $22.00 during such trading day.


    Dean Witter reviewed and analyzed performance of the per share market prices and trading volume of CliniCom Common Stock and HBOC Common Stock over the period from July 7, 1994 through July 6, 1995 (the "Comparison Period") both separately and in relation to each other and/or certain performance indices (Dow Jones Industrial Average and Nasdaq Composite Index (the "Indices")). Dean
Witter noted that during the term of the Comparison Period, CliniCom Common Stock had not performed consistently as well as the Indices. Dean Witter noted that this performance could be attributable in part to the relative volatility of CliniCom's earnings stream and increasing percentage of revenues attributable to CliniCom's relationship with HBOC. Conversely, for a substantial portion of the Comparison Period, HBOC Common Stock performance was well in excess of the Indices.

    Dean Witter also noted that the trading volume of HBOC Common Stock was substantially greater than that of CliniCom Common Stock and, therefore, ownership of HBOC Common Stock would provide greater liquidity for the holders of CliniCom Common Stock. Dean Witter noted that the recent performance of CliniCom Common Stock when compared with the Indices and recent and long-term performance of HBOC Common Stock at levels at or above the Indices described above, were all factors to be considered by the CliniCom Board in evaluating the Merger.

    CONTRIBUTION ANALYSIS. Dean Witter calculated the contribution of each of CliniCom and HBOC to the pro forma combined entity with respect to revenues, EBIT and net income. The foregoing contributions were examined for the one year period ended December 31, 1994, and for the projected fiscal years ending December 31, 1995 and December 31, 1996. The analysis was based on CliniCom's projections for the foregoing periods and produced a relative contribution of CliniCom to the pro forma combined entity (unadjusted for intercompany sales) for the foregoing periods, respectively, of (i) 9.8%, 9.1% and 9.7% of revenues,
(ii) 9.7%, 8.8% and 8.5% of EBIT and  (iii) 11.6%, 9.7% and 9.2% of net  income.
Based on the closing prices of CliniCom Common Stock and HBOC Common Stock, the holders of CliniCom Common Stock would have approximately 9.6% pro forma fully diluted equity ownership of the pro forma combined entity.

    Dean Witter concluded that CliniCom's pro forma equity ownership generally equaled or exceeded such contribution to the pro forma combined entity and therefore concluded that the results of such analysis support its opinions. Dean Witter did not compute implied exchange ratios from the contribution analysis but prepared such analysis only for informational purposes for the CliniCom Board.

    DISCOUNTED CASH FLOW ANALYSIS. Using a discounted cash flow analysis, Dean Witter estimated the present value of the future cash flow that CliniCom is projected to produce over a one and three quarter year period from April 1995 through December 1996, under various assumptions, if CliniCom were to perform in accordance with CliniCom management's forecasts. Dean Witter estimated the terminal values of CliniCom Common Stock at the end of the one and three quarter year period and discounted such terminal values back to present values at different discount rates based upon a consideration of a number of factors, including cost of capital, required rates of return to investors and risks attributable to uncertainty of the projected cash flow. The foregoing analysis resulted in a range of present values per share for CliniCom Common Stock of $17.28 to $24.34. As indicated below, this analysis is not necessarily indicative of actual values or of actual future results and does not purport to reflect the prices at which any securities may trade at the present time or at any time in the future.


    In addition, Dean Witter applied the discounted cash flow analysis, based on available information, to the HBOC cash flow to arrive at an estimated range of present values per share for HBOC Common Stock. After giving effect to the Exchange Ratio, Dean Witter compared the relative values of the resulting analysis. Dean Witter noted that during the period for which management projections were available, the relative value of the HBOC Common Stock was higher than that of the CliniCom Common Stock.


    Dean Witter is an internationally recognized investment banking firm with substantial experience in transactions similar to the Merger and is familiar with CliniCom and HBOC and their respective businesses. As part of its investment banking business, Dean Witter is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements, secondary distributions of listed and unlisted securities, and valuations for corporate and other purposes. The CliniCom Board selected Dean Witter because of its expertise, reputation and familiarity with the HCIS industry.

    As compensation for its financial advisory services in connection with the Merger, Dean Witter will receive a fee of $690,000 from CliniCom upon consummation of the Merger. Whether or not the Merger is consummated, CliniCom has agreed to reimburse Dean Witter for reasonable expenses incurred by Dean Witter, including fees and disbursements of counsel, up to $25,000. CliniCom has also agreed to indemnify Dean Witter and certain related persons against certain liabilities to which Dean Witter may become subject as a result of its engagement, including liabilities under the federal securities laws.

    Dean Witter had recently been selected by CliniCom to lead manage an offering of CliniCom Common Stock, in respect of which a Registration Statement on Form S-3 had been previously filed with the SEC, but which was not completed. Dean Witter has received no fees in respect of such proposed offering or any other services for CliniCom prior to the Merger. Dean Witter regularly publishes research reports regarding the HCIS industry and the business and securities of publicly owned companies in that industry and has previously published research reports regarding CliniCom and HBOC. In the ordinary course of its business, Dean Witter trades CliniCom Common Stock and HBOC Common Stock for its own account and for the account of its customers and may at any time hold a long or short position in such securities.

    Dean Witter does not intend to undertake any review or analysis with respect to the Merger after the date of this Proxy Statement/Prospectus.

REASONS OF CLINICOM FOR ENGAGING IN THE MERGER

    The CliniCom Board has unanimously approved the proposed Merger pursuant to the Merger Agreement as being in the best interests of CliniCom and its stockholders. In reaching their decision the directors considered the following factors and recommend that these factors also be considered by the stockholders in voting on the Merger Agreement:

    1. The healthcare information systems industry has been characterized by rapid change and development over the last several years. One characteristic of this change has been the movement toward integrated information systems that are available from a single provider to meet the needs of regional healthcare networks. After evaluation of CliniCom's position in the industry, the CliniCom

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
Board had concluded that its long-term strategy must be either to become an integrated system provider or to form strategic alliances with one or more such providers for which the CliniCom system would become a part of a larger integrated system.


    To become an integrated system provider would require that CliniCom both substantially expand its development of the CliniCom systems and seek, through acquisitions or strategic alliances with other companies, to obtain access to those portions of the integrated system that would be unfeasible for CliniCom to develop independently. The CliniCom Board authorized CliniCom management to explore and evaluate acquisition candidates and strategic alliances which might facilitate CliniCom's expansion to become an integrated system provider. Several possible candidates for pursuing that strategy were explored by CliniCom's management, and one acquisition, of KSH Systems, Inc., was completed in the summer of 1994. It was recognized, however, that substantial funds would be required to successfully pursue such a strategy, and in anticipation of such a need, in May 1995, CliniCom filed a registration statement with the Commission in preparation for a public offering of CliniCom Common Stock to raise such funds.


    While authorizing the pursuit of a growth strategy, the CliniCom Board also remained open to the possibility that it would be better for CliniCom to accomplish a strategic partnership through a merger with another company. The proposal from HBOC appeared to the CliniCom Board to offer an opportunity to realize value for the stockholders with less risk than the course of expanding CliniCom into an integrated system provider.


    2. The existing relationship between HBOC and CliniCom provides a firm foundation for combining CliniCom's products and business into HBOC. After entering into the HBOC Agreement in December 1993, 29% of CliniCom's total revenues in 1994 were received through HBOC, and revenues from HBOC have represented more than 50% of CliniCom's revenues in 1995. The importance of the CliniCom clinical information system as a part of HBOC's information system offerings, as well as the importance of the HBOC relationship to the successful marketing of CliniCom's systems, has therefore been established. Moreover, HBOC has substantially greater resources to support the continued development of the CliniCom system, and its larger customer base and marketing organization offers opportunities for wider distribution of the CliniCom system. The inclusion of the CliniCom system in the HBOC system will permit CliniCom stockholders to realize economic benefits from CliniCom's product development efforts to date through continued participation as stockholders of HBOC. For these reasons the CliniCom Board believes that the Merger with HBOC is strategically appropriate.


    3. The CliniCom Board considered that the prospects of HBOC are likely to be enhanced as a result of the Merger because of the contribution that the CliniCom systems offer to the HBOC integrated information systems, thus enhancing HBOC's position as a leader in offering integrated systems with an additional key component owned internally by HBOC. The cost savings of operating the CliniCom business as a part of HBOC as distinguished from a stand-alone business was believed to enhance HBOC's prospects for benefitting from integration of the CliniCom products into the HBOC systems.


    4. The opinion of Dean Witter that the transaction is fair to the CliniCom stockholders from a financial point of view, and the analysis of Dean Witter which led to that conclusion, were considered by the directors.



    5. The CliniCom Board recognized that the implied value of the HBOC Common Stock, which will be received by the CliniCom stockholders in the Merger, represents a premium over the market prices of the CliniCom Common Stock at most times in recent months. The Merger also offers CliniCom stockholders an opportunity to acquire, in a tax-free transaction, shares in a significantly larger company whose shares have increased significantly in price in recent years and have generally had less price volatility than the CliniCom Common Stock.


    6. The CliniCom Board considered financial and other terms of the Merger, including (a) that the Merger would generally be tax-free to the CliniCom stockholders who will receive HBOC Common

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
Stock in the Merger (see "-- Certain Federal Income Tax Consequences") and (b) that the Merger will be subject to approval by the CliniCom stockholders and, while the Merger Agreement contains a "no shop" clause and a termination fee provision (see "-- Terms of the Merger -- No Solicitation" and "-- Termination"), the Merger Agreement permits CliniCom to provide information to or enter into discussions or negotiations with other persons if the CliniCom Board determines that this is appropriate in the exercise of the Directors' fiduciary duties. The Merger Agreement also provides that CliniCom may decline to consummate the Merger or may terminate the Merger Agreement if the average price of the HBOC Common Stock falls below $50.00 per share for certain periods prior to completion of the Merger, thus permitting the Directors to reconsider whether the transaction is still in the best interests of the CliniCom stockholders if a substantial and sustained decline in the market price of HBOC's Common Stock occurs prior to consummation of the Merger.

    7. The CliniCom Board analyzed the financial condition, results of operations and prospects of HBOC in evaluating the consideration that would be received by CliniCom stockholders in the Merger. HBOC's history of growth in revenue and earnings over several years, together with increasing market prices for the HBOC Common Stock which appears to reflect that growth, were considered potentially beneficial to the CliniCom stockholders who would receive the HBOC Common Stock in the Merger.

    8. In considering the possible exchange of shares of CliniCom Common Stock for shares of HBOC Common Stock, the CliniCom Board considered the greater diversity of products offered by HBOC than by CliniCom and that HBOC may therefore be less vulnerable to adverse business developments than CliniCom on a stand-alone basis. As a result, HBOC offers a prospect of greater stability in its future operations.

    The foregoing discussion of the information and factors considered by the CliniCom Board is not intended to be exhaustive but is believed to include the material factors considered by the CliniCom Board. In reaching its determination to approve and recommend the Merger, the CliniCom Board did not assign any relative or specific weights to the foregoing factors and individual Directors may have given differing weights to different factors. The CliniCom Board is, however, unanimous in its recommendation to CliniCom stockholders that the Merger Agreement be adopted.

REASONS OF HBOC FOR ENGAGING IN THE MERGER

    The HBOC Board believes that the addition of CliniCom's multi-disciplinary clinical solution (as to which HBOC currently has a license from CliniCom to offer through 1996) to its product line will further its business objective of providing healthcare information systems and technology to meet virtually every need of healthcare enterprises.

    The HBOC Board considered that the alternative to the acquisition of CliniCom was internal development of a competitive product which would require significant resources and expenditures. In addition, the HBOC Board recognized that it could be disadvantageous to market a new HBOC developed product in competition with the jointly offered product of HBOC and CliniCom.

    The  HBOC  Board  believes  that   the  jointly  offered  CliniCom   product
complements HBOC's clinical information systems portfolio and satisfies the needs of its existing customer base.

TERMS OF THE MERGER


    HBOC, HBOC-GA and CliniCom entered into the Merger Agreement dated as of July 14, 1995. The following summary of the terms and conditions of the Merger Agreement is qualified in its entirety by reference to the full terms of the Merger Agreement which is attached hereto as Appendix A and is hereby incorporated by reference herein.


    EFFECTIVE TIME OF THE MERGER. As soon as practicable after all of the conditions to the Merger have been satisfied or waived, HBOC and CliniCom will cause a Certificate of Merger to be filed on behalf of HBOC-GA and CliniCom with the Secretary of State of Delaware to make the Merger effective (the time the Merger becomes effective being referred to herein as the "Effective Time of the Merger").

    EXCHANGE RATIO.   Each share  of CliniCom Common  Stock that  is issued  and outstanding at the Effective Time of the Merger will be converted into the right to receive .4 of a share of HBOC Common Stock (the "Exchange Ratio").


    FRACTIONAL SHARES. No certificates or scrip representing fractional shares of HBOC Common Stock will be issued in the Merger but in lieu thereof, a cash payment will be made therefor, without interest, at a pro rata amount based on a per share amount equal to the average of the closing prices of the HBOC Common Stock on the NASDAQ-NM for the ten (10) consecutive trading days ending on the second trading day prior to the date on which the closing of the transactions contemplated by the Merger Agreement occurs (the "Closing Date").

    OPTIONS. Options to purchase shares of CliniCom Common Stock outstanding at the Effective Time of the Merger shall be assumed by HBOC, by which assumption the optionee shall have the right to purchase the number of shares (rounded down to the nearest whole share) of HBOC Common Stock into which the number of shares of CliniCom Common Stock the optionee was entitled to purchase under the existing options would have been converted pursuant to the Exchange Ratio. The aggregate price for the total number of shares of HBOC Common Stock purchasable pursuant to an option shall be the aggregate price at which the option was exercisable for the total number of shares of CliniCom Common Stock purchasable thereunder reduced (as necessary for rounding down) to that price that will buy the number of whole shares of HBOC Common Stock purchasable thereunder and the purchase price per share of HBOC Common Stock shall be such aggregate price divided by the total number of shares of HBOC Common Stock purchasable thereunder. No other terms of the options will be modified.

    EMPLOYEE STOCK PURCHASE PLAN. Each participant in the CliniCom Incorporated Employee Stock Purchase Plan (the "Employee Stock Purchase Plan") will receive the number of shares of HBOC Common Stock into which the shares of CliniCom Common Stock issuable to such participant in accordance with the Employee Stock Purchase Plan would have been converted and cash in lieu of any fractional share of HBOC Common Stock, together with a cash refund of any excess of the amount collected during the purchase period over the amount of the purchase price of the CliniCom Common Stock that would otherwise be issuable to the participant.

    EXCHANGE OF CERTIFICATES. HBOC has designated Trust Company Bank (the "Exchange Agent") to act as exchange agent in connection with the Merger. At the Effective Time of the Merger, HBOC shall deliver (or cause to be delivered) to the Exchange Agent a sufficient number of shares of HBOC Common Stock and cash to make payment for shares of CliniCom Common Stock converted by reason of the Merger. Promptly after the Effective Time of the Merger, the Exchange Agent will mail to each record holder (as of the Effective Time of the Merger) of an outstanding certificate or certificates that immediately prior to the Effective Time of the Merger represented outstanding shares of CliniCom Common Stock (the "Certificates") a letter of transmittal and instructions for use in effecting the surrender of the Certificates for exchange and/or payment therefor.

    Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal properly completed and duly executed, together with any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of shares of HBOC Common Stock equal to the product of the number of shares of CliniCom Common Stock represented by the Certificate multiplied by the Exchange Ratio and cash in lieu of any fractional share interest (the "Merger Consideration"), and such Certificate shall then be cancelled. If payment of the Merger Consideration is to be made to a person other than the person in whose name the Certificate surrendered is registered, the Certificate must be properly endorsed or otherwise in proper form for transfer and the person requesting such payment must pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered, each Certificate shall represent for all purposes only the right to receive shares of HBOC Common Stock and cash in lieu of any fractional share interest, without any interest on the value thereof.

    Notwithstanding the foregoing, neither HBOC nor the Surviving Corporation shall be liable to any holder of Certificates formerly representing shares of CliniCom Common Stock for any property delivered or amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

    PAYMENT OF DIVIDENDS. No cash or stock dividend payable to holders of record of HBOC Common Stock at any time subsequent to the Effective Time of the Merger will be paid or delivered to any holder of a Certificate unless and until such Certificate has been surrendered to the Exchange Agent in the manner described above. However, upon such surrender, there shall be paid or delivered to the holder of record of the certificates of HBOC Common Stock issued in exchange therefor, the cash and other property resulting from such dividends, without interest thereon.


    LIMITATIONS ON TRANSFERABILITY OF HBOC COMMON STOCK. Shares of HBOC Common Stock received by certain persons deemed to be "affiliates" of CliniCom for purposes of Rule 145 under the Securities Act will be subject to the restrictions imposed by such rule. In accordance with Rule 145, an affiliate of CliniCom receiving HBOC Common Stock issued in the Merger may not sell such shares except pursuant to the volume and manner of sale limitations and other requirements specified therein or pursuant to an effective registration statement under the Securities Act. It is a condition to the obligation of HBOC to consummate the Merger that HBOC shall have received from each affiliate of CliniCom a letter agreement confirming that such person will not sell or otherwise dispose of the shares of HBOC Common Stock received by such person as a result of the Merger other than in compliance with Rule 145 or pursuant to a registration statement or pursuant to any other available exemptions from the registration requirements of the Securities Act. In general, directors, officers and substantial beneficial owners of a corporation's securities may be deemed to be "affiliates" of a corporation. In addition, certain CliniCom affiliates are subject to certain restrictions on transfer of both CliniCom Common Stock prior to, and HBOC Common Stock following, the Effective Date of the Merger to ensure pooling treatment of the transaction.


    CONDITIONS; WAIVER. The obligations of HBOC and HBOC-GA on the one hand, and of CliniCom, on the other hand, to consummate the Merger are contingent upon the satisfaction or waiver of the following conditions: (i) the absence of certain legal or regulatory proceedings with respect to the Merger; (ii) the expiration of the waiting period under the H-S-R Act; (iii) approval of the Merger by holders of the requisite number of shares of CliniCom Common Stock;
(iv) the Registration Statement on Form S-4 shall have been declared effective and no stop order shall have been issued with respect thereto and shares of HBOC Common Stock shall have been registered or shall be exempt from registration under all applicable blue sky laws; and (v) the HBOC Common Stock issuable in the Merger shall have been listed or approved for listing upon notice of issuance by the NASDAQ-NM.


    The obligation of HBOC and HBOC-GA to consummate the Merger is subject to the satisfaction or waiver of the following additional conditions: (i) the representations and warranties of CliniCom shall remain true and correct in all material respects at and as of the Closing Date; (ii) the performance of covenants, agreements and conditions by CliniCom as provided in the Merger Agreement; (iii) there shall not have been any material adverse change in the business, assets or operations of CliniCom; (iv) receipt of a certificate of the President of CliniCom regarding the matters in (i) through (iii) above and certain specific covenants and representations in the Merger Agreement; (v) receipt of certain legal opinions, including an opinion of Jones, Day, Reavis & Pogue to the effect that the Merger will qualify as a reorganization pursuant to
Section 368(a) of the Code; (vi) receipt of letters from affiliates of CliniCom regarding compliance with Rule 145 and certain pooling of interests requirements; (vii) delivery of certain additional certificates and documents by CliniCom, including certain consents of third parties; (viii) receipt of letters from Arthur Andersen LLP advising HBOC that the Merger may be accounted for as a pooling of interests; (ix) receipt of letters from Arthur Andersen

LLP regarding information about CliniCom; (x) receipt of non-competition agreements from certain key employees of CliniCom; (xi) the only fees and expenses owed by CliniCom to any investment banking firm incurred in connection with the Merger be for a fairness opinion and financial advisory services and do not exceed a specified amount; (xii) certain voting and registration rights agreements shall have been terminated; and (xiii) CliniCom shall have obtained a complete release from liability in connection with certain financial advisory or other services or certain stockholders of CliniCom shall have agreed to indemnify CliniCom, HBOC and HBOC-GA against liability related thereto.


    The obligation of CliniCom to consummate the Merger is subject to the satisfaction or waiver of the following additional conditions: (i) the representations and warranties of HBOC and HBOC-GA shall remain true and correct in all material respects at and as of the Closing Date; (ii) the performance of covenants, agreements and conditions by HBOC and HBOC-GA; (iii) there shall not have been any material adverse change in the business, assets or operations of HBOC; (iv) receipt of a certificate of the President of each of HBOC and HBOC-GA regarding the matters in (i) through (iii); (v) receipt of certain legal opinions, including an opinion from Davis, Graham & Stubbs, L.L.C. to the effect that the Merger will qualify as a reorganization pursuant to Section 368(a) of the Code; (vi) receipt of a fairness opinion of Dean Witter; (vii) the average of the closing prices of the HBOC Common Stock on the NASDAQ-NM for the ten consecutive trading days ending on the second trading day prior to the Closing Date being not less than $50.00; (viii) receipt of letters from Arthur Andersen LLP advising CliniCom that the Merger may be accounted for as a pooling of interests.


    HART-SCOTT-RODINO. The Merger is subject to the requirements of the H-S-R Act, which provides that certain transactions (including the Merger) may not be consummated until certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. HBOC and CliniCom filed the required information and material with the Antitrust Division and the FTC on July 21, 1995, and were notified on August 4, 1995, that they had been granted early termination of the waiting period. Satisfaction of the waiting period requirement does not preclude the Antitrust Division, the FTC or any other party from challenging or seeking to delay or enjoin the Merger on antitrust or other grounds.

    NO SOLICITATION. CliniCom has agreed that prior to the Effective Time of the Merger or earlier termination of the Merger Agreement, CliniCom shall not, directly or indirectly, initiate, solicit, encourage, endorse or enter into any agreement with respect to or take any action to facilitate, any inquiries or the making of any proposal or offer for any tender or exchange offer, proposal for a merger, share exchange or other business combination involving CliniCom or any proposal or offer to acquire in any manner a substantial equity interest in CliniCom or a substantial portion of the assets of CliniCom with any person or entity; provided, however, that the Board of Directors of CliniCom may furnish information to or enter into discussions or negotiations with any unsolicited person or entity if the Board of Directors of CliniCom determines in good faith, after receiving written advice from its outside counsel, that such action would be required under applicable law in the exercise of its fiduciary duties. CliniCom has agreed to notify HBOC-GA if any such proposals are received, any such information is requested or any such negotiations or discussions are sought to be initiated or continued.

    TERMINATION. The Merger Agreement may be terminated at any time prior to the Effective Time of the Merger by: (i) mutual consent of the Boards of
Directors of HBOC and CliniCom; (ii) HBOC-GA, in the event of material condemnation, destruction, loss or damage to the business or assets of CliniCom;
(iii) HBOC-GA or CliniCom, after the earlier to occur of November 15, 1995 and the date that is twenty-four (24) business days following the date the Registration Statement on Form S-4 is declared effective by the Commission (the earlier being the "Outside Closing Date"), if the other party fails to fulfill any of its conditions, unless fulfillment has been made impossible by the party seeking termination; (iv) CliniCom, if, in the good faith exercise of its fiduciary duties to the stockholders of CliniCom in the context of a proposal to acquire CliniCom by another party, the CliniCom Board decides that such termination is required; or (v) CliniCom if the average of the closing prices of the HBOC Common Stock on the NASDAQ-NM for any period of 20 consecutive trading days ending on any date prior to the second trading day prior to the Closing Date is less than $50.00.

    In the event the Merger Agreement is terminated in accordance with (iv) above, CliniCom will be obligated to pay HBOC and HBOC-GA their reasonable costs and expenses incurred in connection with the negotiation and performance of the Merger Agreement not to exceed $500,000 and a fee in the amount of $1,500,000.

ACCOUNTING TREATMENT


    It is a condition of the closing of the Merger that the parties shall have received letters from Arthur Andersen LLP, independent public accountants to CliniCom and HBOC, that the Merger may be accounted for under the "pooling of interests" method of accounting, in accordance with generally accepted accounting principles.


CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    It is a condition to the obligation of CliniCom to consummate the Merger that CliniCom receive an opinion from its counsel, Davis, Graham & Stubbs, L.L.C., as to certain tax matters affecting CliniCom or holders of CliniCom Common Stock, and it is a condition to the obligation of HBOC and HBOC-GA to consummate the Merger that HBOC and HBOC-GA receive an opinion from their counsel, Jones, Day, Reavis & Pogue, as to certain tax matters affecting HBOC or HBOC-GA.

    CliniCom has been advised by Davis, Graham & Stubbs, L.L.C. that the principal federal income tax consequences of the Merger to CliniCom and its stockholders are expected to be substantially as follows:

        (i) The Merger will qualify as a reorganization pursuant to Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

        (ii) No gain or loss will be recognized by CliniCom as the result of the consummation of the Merger;

       (iii) No gain or loss will be recognized by a CliniCom stockholder upon the exchange of the shares of CliniCom Common Stock for shares of HBOC Common Stock pursuant to the Merger, except on the receipt of cash in lieu of a fractional share interest in HBOC Common Stock;

       (iv) The aggregate adjusted tax basis of shares of HBOC Common Stock received (including fractional share interests deemed received) by a CliniCom stockholder as the result of the Merger will be the same as the aggregate adjusted tax basis of the shares of CliniCom Common Stock surrendered in exchange therefor;

        (v) The holding period of the shares of HBOC Common Stock received (including fractional share interests deemed received) by a CliniCom stockholder as a result of the Merger will include the holding period of the shares of CliniCom Common Stock surrendered in exchange therefor, provided that such CliniCom Common Stock is held as a capital asset by the CliniCom stockholder at the consummation of the Merger; and

       (vi) A CliniCom stockholder who receives cash in lieu of a fractional interest in shares of HBOC Common Stock will be treated as if the fractional share were distributed as part of the exchange and then as having received a cash distribution in redemption of such fractional share, which would be taxed as provided in Section 302 of the Code.

    HBOC and HBOC-GA have been advised by Jones, Day, Reavis & Pogue that the principal federal income tax consequences of the Merger to HBOC and HBOC-GA are expected to be substantially as follows:

        (i) The Merger will qualify as a reorganization pursuant to Section 368(a) of the Code; and

        (ii) No gain or loss will be recognized by either HBOC, HBOC-GA or CliniCom as the result of the consummation of the Merger.

    The advice referred to above and the tax opinions of Davis, Graham & Stubbs, L.L.C. and Jones, Day, Reavis & Pogue are, and will be, premised upon the receipt of certain customary representations and assumptions referred to in the opinion letters. The necessary representations have not yet been received, but are expected to be received prior to the Effective Time of the Merger. In particular, the advice is premised on, and the opinions will be issued in reliance on, certain representations from CliniCom and/or certain holders of CliniCom Common Stock with respect to the satisfaction of the "continuity of interest" requirement of the regulations interpreting Section 368 of the Code. In general, the "continuity of interest" requirement is considered to be satisfied if 50% or more of the capital stock issued in a merger is held by the recipient stockholders of the acquired entity following the merger other than under a plan or intent to dispose of such shares. To satisfy this requirement, the Merger Agreement provides that, prior to the Effective Time of the Merger, CliniCom will deliver to HBOC and HBOC-GA letters to the reasonable satisfaction of HBOC and HBOC-GA from CliniCom and certain of its stockholders that provide assurance that there is no plan or intention on the part of the holders of CliniCom Common Stock (or knowledge of such plan or intent with respect to holders of less than 5% of CliniCom Common Stock) to sell, exchange or otherwise dispose of a number of shares of HBOC Common Stock received in the Merger that would reduce CliniCom's stockholders' ownership of HBOC Common Stock received in the Merger to a number of shares having a value, as of the Effective Time of the Merger, of less than 50% of the value of all of the outstanding CliniCom Common Stock immediately prior to the Effective Time of the Merger. No ruling has been requested from the Internal Revenue Service in connection with the Merger, and the opinions referred to above would neither be binding upon the Internal Revenue Service nor preclude it from adopting a contrary position.

    THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR LISTING OF ALL POTENTIAL TAX EFFECTS RELEVANT TO A DECISION WHETHER TO VOTE IN FAVOR OF APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. THE DISCUSSION DOES NOT ADDRESS THE TAX CONSEQUENCES THAT MAY BE RELEVANT TO A PARTICULAR HOLDER OF SHARES OF CLINICOM COMMON STOCK THAT IS SUBJECT TO SPECIAL TREATMENT UNDER CERTAIN FEDERAL INCOME TAX LAWS, SUCH AS DEALERS IN SECURITIES, BANKS, INSURANCE COMPANIES, TAX EXEMPT ORGANIZATIONS, NON-UNITED STATES PERSONS AND HOLDERS OF SHARES OF CLINICOM COMMON STOCK WHO ACQUIRED THEIR SHARES PURSUANT TO THE EXERCISE OF OPTIONS TO PURCHASE SHARES OF CLINICOM COMMON STOCK ("CLINICOM OPTIONS") OR OTHERWISE AS COMPENSATION, NOR ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCALITY OR FOREIGN JURISDICTION. MOREOVER, THE TAX CONSEQUENCES TO HOLDERS OF CLINICOM OPTIONS ARE NOT DISCUSSED. THE DISCUSSION IS BASED UPON THE CODE, TREASURY REGULATIONS THEREUNDER AND ADMINISTRATIVE RULINGS AND COURT DECISIONS AS OF THE DATE HEREOF. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. HOLDERS OF SHARES OF CLINICOM COMMON STOCK ARE URGED TO CONSULT
THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER TO THEM.

NO APPRAISAL RIGHTS

    The holders of shares of CliniCom Common Stock will not be entitled to appraisal rights pursuant to Section 262 of the DGCL in connection with the Merger.

                          INTERESTS OF CERTAIN PERSONS
                          IN EACH OF HBOC AND CLINICOM

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF HBOC

    The following table sets forth, as of August 1, 1995, certain information with respect to all stockholders known to HBOC to beneficially own more than five percent of the HBOC Common Stock, and information with respect to HBOC Common Stock beneficially owned by each Director of HBOC, the Chief Executive Officer of HBOC and HBOC's four other most highly compensated executive officers for the year ended December 31, 1994, and all Directors and executive officers of HBOC as a group. Except as otherwise indicated, the stockholders listed in the table have sole voting and investment powers with respect to HBOC Common Stock owned by them.

                                             AMOUNT AND NATURE
                                               OF BENEFICIAL        PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER             OWNERSHIP         OF CLASS
-----------------------------------------  ----------------------  ---------
First Data Corporation                           4,000,000(1)         11.05%
 11718 Nicholas Street
 Omaha, Nebraska 68154
American Express Financial                       2,282,072(2)           6.3%
 Advisors, Inc.
 IDS Tower 10
 Minneapolis, Minnesota 55440
The Prudential Insurance                         2,230,725(3)          6.16%
 Company of America
 751 Broad Street
 Newark, New Jersey 07102

John P. Crecine                                     15,000(4)          *
Alfred C. Eckert III                                 5,000(5)          *
Holcombe T. Green, Jr.                             674,430(6)          1.86%
Alton F. Irby III                                    5,000(5)          *
Gerald E. Mayo                                      31,000(7)          *
Charles W. McCall                                  701,157(8)          1.94%
James V. Napier                                     31,044(9)          *
Charles E. Thoele                                   35,000(5)          *
Donald C. Wegmiller                                      0             *
James A. Gilbert                                    38,998(10)         *
Glenn N. Rosenkoetter                                3,888(11)         *
Michael L. Kappel                                   13,512(12)         *
All Directors and Executive                      1,575,033             4.35%
 Officers as a Group
 (16 persons)

------------------------
 *   Less than 1%

(1) According to the Schedule 13D as of June 17, 1995, of First Data Corporation ("FDC"), FDC has sole voting power and sole dispositive power with respect to all such shares and neither shared voting power nor shared dispositive power with respect to any such shares. FDC has requested that HBOC file a registration statement for the sale of such shares as described under "Concurrent Offering."

(2) According to the joint Schedule 13G as of December 31, 1994, of American Express Company ("AEC") and American Express Financial Advisors, Inc., formerly IDS Financial Corporation ("AEF"), each of AEC and AEF has shared voting power with respect to 544,300 shares and has shared dispositive power with respect to 2,282,072 shares. Neither has sole voting nor sole dispositive power with respect to such shares. AEC, the parent holding company of AEF, disclaims beneficial ownership of all such shares.

(3)  According  to  the Schedule  13G as  of  April 4,  1995, of  The Prudential
     Insurance Company of America ("Prudential"), Prudential has sole voting power and sole dispositive power with respect to 292,200 shares and shared voting power and shared dispositive power with respect to 1,938,525 shares.

(4) Includes 5,000 shares that may be acquired through the exercise of presently exercisable stock options.

(5) Represents shares that may be acquired through the exercise of presently exercisable stock options.

(6) Includes 235,000 shares that Mr. Green may acquire through the exercise of presently exercisable stock options; 5,730 shares held in an IRA for the benefit of Mr. Green; 371,650 shares held by a limited partnership of which Mr. Green's wife is a general partner and with respect to which beneficial ownership is disclaimed, except to the extent of his pecuniary interest therein; and 62,050 shares held by HTG Corp. which is wholly owned by Mr.
     Green.

(7) Includes 31,000 shares that may be acquired through the exercise of presently exercisable stock options.

(8) Includes 20,000 shares owned by Mr. McCall's son and 597,333 shares that Mr. McCall may acquire through the exercise of presently exercisable stock options.

(9) Includes 200 shares owned by Mr. Napier's daughter and 10,000 shares that Mr. Napier may acquire through the exercise of presently exercisable stock options.

(10) Includes 560 shares owned  by Mr. Gilbert's son  and 2,000 shares that  Mr.
     Gilbert may acquire through the exercise of presently exercisable stock options.

(11) Includes 2,000 shares that may be acquired through the exercise of presently exercisable stock options.

(12) Includes 12,000 shares that may be acquired through the exercise of presently exercisable stock options.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF CLINICOM

    The following table sets forth as of August 1, 1995, certain information with respect to all stockholders known to CliniCom to beneficially own more than five percent of the CliniCom Common Stock, and information with respect to CliniCom Common Stock beneficially owned by each Director of CliniCom, the Chief Executive Officer of CliniCom and CliniCom's four other most highly compensated executive officers for the year ended December 31, 1994 and all Directors and executive officers of CliniCom as a group. Except as otherwise indicated, the stockholders listed in the table have sole voting and investment power with respect to the CliniCom Common Stock owned by them.


                                             AMOUNT AND NATURE
                                               OF BENEFICIAL        PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER             OWNERSHIP           CLASS(1)
-----------------------------------------  ----------------------  -------------
Marshall D. Miller                                1,882,120(2)           21.7%
 2950 Dean Parkway
 Apartment 2501
 Minneapolis, MN 55416
Wind Point Partners II, L.P.                      1,412,130(3)           16.3%
 676 N. Michigan Ave., Suite 3000
 Chicago, IL 60611
Arthur DelVesco                                   1,412,130(4)           16.3%
 676 N. Michigan Ave., Suite 3000
 Chicago, IL 60611
INVESCO PLC                                         522,800(5)            6.0%
 11 Devonshire Square
 London, ECZM 4YR England
Scudder, Stevens & Clark, Inc.                      464,200(6)            5.4%
 345 Park Avenue
 New York, New York 10154

Esmond T. Goei                                        3,500(7)           *
Michael T. Kornett                                   14,750(8)           *
David J. Miller                                     146,072(9)            1.7%
William H. Brehm                                    290,784(10)           3.2%
Catherine K. Milburn                                 81,635(11)          *
Brian E. Higgins                                    129,791(12)           1.5%
Michael E. Myers                                     83,057(13)          *
Linda J. McConnon                                    11,043(14)          *
All Directors and Executive                       3,956,242(15)          42.6%
  Officers as a Group (12 persons)

------------------------
 *   Less than 1%

(1) Calculated pursuant to Rule 13d-3(d) of the Securities Exchange Act of 1934, as amended. Under Rule 13d-3(d), shares not outstanding that are subject to options, warrants, rights, or conversion privileges exercisable within sixty days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but not deemed outstanding for the purpose of calculating the percentage owned by any other person.

(2) Includes an aggregate of 408,966 shares held by David J. Miller, Susan D. Lyons and Steven L. Miller, Mr. Miller's children. Mr. Miller has the power to vote, but not dispose of, the shares held by such persons. Also includes 608,600 shares held by Dorado Investment Company, in which Mr. Miller holds a 99% interest, and 40,000 shares held by Phileona Foundation, a tax-exempt, non-profit organization of which Mr. Miller is a trustee with the power to vote and dispose of such shares. Also includes 9,750 shares subject to options exercisable within sixty days and excludes 4,250 shares subject to options and vesting requirements not exercisable within sixty days.

(3) Includes 9,750 shares subject to options exercisable within sixty days and excludes 4,250 shares subject to options and vesting requirements not exercisable within sixty days. Mr. DelVesco has agreed to transfer the 14,000 shares purchased upon exercise of his options to Wind Point Partners
     II, L.P. ("Wind Point Partners") at the time of exercise.

(4)  All  of the shares shown  are owned by Wind  Point Partners. Includes 9,750 shares subject to options exercisable within sixty days and excludes  4,250 shares  subject to options and  vesting requirements not exercisable within sixty days. Mr. DelVesco, a general partner of Wind Point Partners, may  be deemed to share voting and investment power as to such shares.

(5) According to the Schedule 13G as of December 31, 1994, certain INVESCO investment managers (together with their parent corporation, INVESCO, PLC) are considered "beneficial owners" in the aggregate of the 522,800 shares, which shares were acquired for investment purposes by such investment managers for certain of their advisory clients.

(6)  According  to the  Schedule 13G as  of December 31,  1994, certain Scudder,
     Stevens  &   Clark  investment   managers  (together   with  their   parent
     corporation,  Scudder, Stevens  & Clark,  Inc.) are  considered "beneficial owners" in the aggregate of the 464,200 shares, which shares were  acquired for  investment purposes by  such investment managers  for certain of their advisory clients.

(7) Includes 2,250 shares subject to options exercisable within sixty days and excludes 4,250 shares subject to options and vesting requirements not exercisable within sixty days.

(8) Includes 9,750 shares subject to options exercisable within sixty days and excludes 4,250 shares subject to options and vesting requirements not exercisable within sixty days.

(9) Includes 9,750 shares subject to options exercisable within sixty days and excludes 4,250 shares subject to options and vesting requirements not exercisable within sixty days. Excludes any shares related to David
     Miller's  1%  ownership interest  in Dorado  Investment Company  which owns
     608,600 shares. Mr. Miller disclaims beneficial ownership of such shares except to the extent of his 1% interest.

(10) Includes 289,584 shares subject to options exercisable within sixty days and excludes 78,750 shares subject to options and vesting requirements not exercisable within sixty days.

(11) Includes 31,375 shares subject to options exercisable within sixty days and excludes 26,625 shares subject to options and vesting requirements not exercisable within sixty days.

(12) Includes 41,672 shares subject to options exercisable within sixty days and excludes 31,875 shares subject to options and vesting requirements not exercisable within sixty days.

(13) Includes 83,057 shares subject to options exercisable within sixty days and excludes 31,785 shares subject to options and vesting requirements not exercisable within sixty days.

(14) Includes 11,043 shares subject to options exercisable within sixty days and excludes 27,624 shares subject to options and vesting requirements not exercisable within sixty days.

(15) Includes 535,172 shares subject to options exercisable within sixty days and excludes 294,810 shares subject to options and vesting requirements not exercisable within sixty days.


INTERESTS OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

    In considering the Merger, stockholders of CliniCom should be aware that certain members of management and the Board of Directors of CliniCom have interests in the Merger that are in addition to, or different from, the interests of stockholders of CliniCom generally.


    EXECUTIVE RETENTION PLAN. Pursuant to the CliniCom Incorporated Executive Retention Plan (the "Retention Plan"), participants therein may become entitled to certain cash payments following the Merger. Generally, the Retention Plan provides for certain cash payments to be made to participants in the event of a "Qualified Termination" described below, following a "Change of Control." A Change of Control for purposes of the Retention Plan is deemed to have occurred if the stockholders of CliniCom approve a merger other than a merger which results in the voting securities of CliniCom representing at least 80% of the combined voting power of the surviving corporation. Accordingly, the Merger will constitute a Change of Control for purposes of the Retention Plan.

    In the event of a Qualified Termination following the Merger, a participant in the Retention Plan will be entitled to receive in cash (i) the participant's annual base salary (as in effect immediately prior to the Merger); (ii) the amount of the participant's bonus (net of sales commission) for the preceding year (the "Bonus"); and (iii) one-twelfth of the Bonus received in the prior year times the number of months worked in the year in which the Qualified Termination occurs. A participant may also receive an additional amount of up to one-half of such participant's annual base pay upon recommendation of the committee appointed to administer the Retention Plan. Finally, each participant is entitled to continue to participate in CliniCom's welfare benefit plans for one year following the date of a Qualified Termination. Notwithstanding the foregoing, to the extent the payments described above, either alone or in conjunction with other compensation payable to participants, would constitute an "excess parachute payment" for purposes of Section 280G(b)(2) of the Code, the amount of such payments shall be reduced so as not to constitute such an "excess parachute payment." Pursuant to the Retention Plan, CliniCom will be funding a trust in the amount of approximately $2,000,000 to make payments prescribed thereunder.


    For purposes of the Retention Plan, a "Qualified Termination" means a termination of a participant's employment within one year after the Merger: (i) by HBOC for any reason other than "Cause" or (ii) by the participant for "Good Reason." Generally, "Cause" means serious, willful misconduct in the participant's obligations to his or her employer or gross violations of the employer's established policies and procedures. "Good Reason" means generally:
(i) a change in the participant's duties which causes the participant's position to become one of less responsibility, importance or scope; (ii) reduction in a participant's base salary; (iii) elimination of benefit plans; and (iv) certain relocations.

    The following persons are participants in the Retention Plan: William H. Brehm, Chief Executive Officer and Chairman of the Board; Catherine K. Milburn, Vice President of Finance and Administration and Chief Financial Officer, Secretary and Treasurer; Linda J. McConnon, Vice President and General Counsel; Brian E. Higgins, Vice President of Business Development; Michael E. Myers, Vice President of Marketing and Product Development; Dennis J. Gardner, Vice President of Operations; Mark W. Fidler, Vice President of Client Services; Craig J. Lund, Vice President of Direct Channel Sales; and Marjorie M. Rodell, Director of Critical Care.


    REGISTRATION RIGHTS. Pursuant to the Merger Agreement, HBOC has agreed to provide certain registration rights in certain limited circumstances to Wind Point Partners (or its partners), Marshall D. Miller, his children, David J. Miller, Susan D. Lyons and Steven L. Miller, Phileona Foundation, which is a tax-exempt, non-profit organization of which Marshall Miller is a trustee, and Dorado Investment Company, in which Marshall Miller holds a 99% interest (the "Selling Stockholders"). In the event that the average weekly reported volume of trading of the HBOC Common Stock, as reported through the NASDAQ-NM, during any four (4) calendar week period ending on any date within six months following the Closing Date constitutes less than two percent of the number of shares of HBOC Common Stock outstanding as of such date, HBOC will be obligated to file one registration statement covering the shares owned by the Selling Stockholders.


    INDEMNIFICATION AGREEMENTS. HBOC-GA has agreed to provide indemnification to the directors and officers of CliniCom, in accordance with the current provisions of the Certificate of Incorporation and Bylaws of CliniCom, for a period of five years from the Effective Time of the Merger with respect to matters arising prior thereto including, without limitation, the Merger Agreement and the transactions contemplated thereby.

              COMPARISON OF RIGHTS OF HOLDERS OF SHARES OF EACH OF
                  HBOC COMMON STOCK AND CLINICOM COMMON STOCK

INTRODUCTION

    HBOC and CliniCom are each incorporated under the laws of the State of Delaware. The holders of shares of CliniCom Common Stock, whose rights as stockholders are currently governed by Delaware law, the CliniCom Certificate of Incorporation (the "CliniCom Charter"), and the Amended and Restated By-laws of CliniCom (the "CliniCom Bylaws"), will, upon the exchange of their shares pursuant to the Merger, become holders of shares of HBOC Common Stock, and their rights as such will be governed by Delaware law, the HBOC Certificate of Incorporation (the "HBOC Charter") and the Amended and Restated Bylaws of HBOC (the "HBOC Bylaws"). The material differences between the rights of holders of shares of CliniCom Common Stock and of the rights of holders of shares of HBOC Common Stock result from differences in their governing corporate documents and are summarized below.

    The following summary does not purport to be a complete statement of the rights of holders of shares of HBOC Common Stock under applicable Delaware law, the HBOC Charter and HBOC Bylaws or a comprehensive comparison with the rights of the holders of shares of CliniCom Common Stock under applicable Delaware law, the CliniCom Charter and CliniCom Bylaws, or a complete description of the specific provisions referred to herein. The identification of specific differences is not meant to indicate that other equally or more significant differences do not exist. This summary is qualified in its entirety by reference to the Delaware General Corporation Law ("DGCL") and the governing corporate documents of HBOC and CliniCom, to which holders of shares of CliniCom Common Stock are referred.

AUTHORIZED CAPITAL STOCK

    The DGCL requires that a corporation's certificate of incorporation set forth the total number of shares of all classes of stock which the corporation has authority to issue and a statement of the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof. The HBOC Charter provides that HBOC has authority to issue (i) 60,000,000 shares of HBOC Common Stock and (ii) 1,000,000 shares of preferred stock, no par value. The CliniCom Charter provides that CliniCom has the authority to issue (i) 30,000,000 shares of CliniCom Common Stock and (ii) 5,000,000 shares of preferred stock, par value $.001 per share (the "CliniCom Preferred Stock").

BOARD OR STOCKHOLDER APPROVED PREFERRED STOCK

    The DGCL permits a corporation's certificate of incorporation to allow its board of directors to issue, without stockholder approval, series of preferred or preference stock and to designate their rights, preferences, privileges and restrictions. The HBOC Charter grants such power to the HBOC Board of Directors (the "HBOC Board"). The HBOC Board has designated one series of preferred stock, the Series A Junior Participating Preferred Stock. See "Incorporation of Certain Information by Reference." The CliniCom Charter also grants such power to the CliniCom Board. There are no shares of CliniCom Preferred Stock outstanding.

VOTING RIGHTS

    The DGCL states that, unless a corporation's certificate of incorporation or, with respect to clauses (ii) and (iii), the bylaws, specify otherwise, (i) each share of its capital stock is entitled to one vote, (ii) a majority of voting power of the shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at a stockholders' meeting, and (iii) in all matters other than the election of directors, the affirmative vote of the majority of the voting power of shares, present in person or represented by proxy at the meeting and entitled to vote on the subject matter, shall be the action of the stockholders. The holders of shares of HBOC Common Stock are entitled to one vote per share on all matters to be voted on by the stockholders of HBOC. The holders of shares of CliniCom Common Stock are entitled to one vote per share on all matters to be voted on by the stockholders of CliniCom.

NUMBER OF DIRECTORS

    Under the DGCL, unless a corporation's certificate of incorporation specifies the number of directors, such number shall be fixed by, or in the manner provided in, its bylaws. If a corporation's certificate of incorporation expressly authorizes its board of directors to amend its bylaws, its board of directors may change the authorized number of directors by an amendment to the corporation's bylaws, if fixed therein, or in such manner as is provided therein. If such certificate of incorporation specifies the number of directors, the number of directors can only be changed by amending the certificate of incorporation. The HBOC Bylaws provide that the number of members of the board of directors shall be not less than three nor more than fifteen, such number to be established by the board of directors or stockholders. The number of directors on the HBOC Board is currently nine (9). The CliniCom Bylaws provide that the number of directors shall be seven (7), which number may be changed from time to time by resolution of the CliniCom Board. The number of directors constituting the CliniCom Board is currently six.

ELECTION OF BOARD OF DIRECTORS

    The DGCL provides that a corporation's directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Under the DGCL, a corporation's certificate of incorporation may provide that stockholders of a corporation can elect directors by cumulative voting. Neither the HBOC Charter nor the CliniCom Charter provide for cumulative voting.

VOTE ON MERGER, CONSOLIDATION OR SALE OF SUBSTANTIALLY ALL ASSETS

    The DGCL generally requires approval of any merger, consolidation or sale of substantially all the assets of a corporation at a meeting of stockholders by vote of the holders of a majority of all outstanding shares of the corporation entitled to vote thereon. The certificate of incorporation of a Delaware corporation may provide for a greater vote. The HBOC Charter generally requires the affirmative vote of four-fifths of the outstanding HBOC Common Stock to approve certain business combinations, except under certain circumstances. See "-- Anti-Takeover Protection." The CliniCom Charter does not provide for a vote greater than a majority of all outstanding shares of CliniCom Common Stock for approval of any merger, consolidation or sale of substantially all the assets of CliniCom.

SPECIAL MEETINGS OF STOCKHOLDERS

    Under the DGCL, special stockholder meetings of a corporation may be called by its board of directors and by any person or persons authorized to do so by its certificate of incorporation or bylaws. Under the HBOC Charter and Bylaws, special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute, may be called by the Chairman of the Board or the President or by holders of four-fifths of the outstanding shares of HBOC Common Stock and shall be called by the Chairman of the Board or President at the request in writing of three-fourths of the directors of HBOC. Such requests shall state the purpose or purposes of the proposed meeting. The CliniCom Bylaws provide that special meetings of stockholders may be called for any purpose by the President, by the Secretary if directed by the CliniCom Board, by the holders of at least 20% of any issued and outstanding CliniCom Preferred Stock or by the holders of all issued and outstanding stock of CliniCom representing a majority of the voting power of CliniCom.

STOCKHOLDER ACTION BY WRITTEN CONSENT

    Under the DGCL, any action by a corporation's stockholders must be taken at a meeting of such stockholders, unless a consent in writing setting forth the action so taken is signed by the stockholders having not less than the minimum number of votes necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Actions by written consent, however, may not be taken if otherwise provided for in the certificate of incorporation. The HBOC Charter expressly prohibits written consents by stockholders; the CliniCom Charter does not.

AMENDMENT OF CERTIFICATE OF INCORPORATION


    The DGCL allows amendment of a corporation's certificate of incorporation if its board of directors adopts a resolution setting forth the amendment proposed, declaring its advisability, and the stockholders thereafter approve such proposed amendment, either at a special meeting called by the board for the purpose of approval of such amendment by the stockholders or, if so directed by the board, at the next annual stockholders' meeting. At any such meeting, the proposed amendment generally must be approved by a majority of the outstanding shares entitled to vote. The holders of the outstanding shares of a class are entitled to vote as a separate class upon a proposed amendment, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely. If any proposed amendment would alter or change the powers, preferences, or special rights of one or more series of any class so as to affect them adversely, but not affect the entire class, then only the shares of the series so affected by the amendment will be considered a separate class for the purposes of a vote on the amendment. Under the DGCL, a corporation's certificate of incorporation also may require, for action by the board or by the holders of any class or series of voting securities, the vote of a greater number or proportion than is required by the DGCL and the provision of the certificate of incorporation requiring such greater vote cannot be altered, amended or repealed except by such greater vote. The HBOC Charter does not contain provisions requiring a vote greater than that specified in the DGCL to amend the HBOC Charter, except for those provisions relating to business combinations. See " -- Anti-Takeover Protection." The CliniCom Charter does not contain a provision requiring a vote greater than that specified in the DGCL.


AMENDMENT OF BYLAWS

    Under the DGCL, the power to adopt, amend or repeal a corporation's bylaws resides with the stockholders entitled to vote thereon, and with the directors of such corporation if such power is conferred upon the board of directors by the certificate of incorporation. The HBOC Charter authorizes the HBOC Board to make, alter or repeal the HBOC Bylaws. The CliniCom Charter also authorizes the CliniCom Board to make, repeal, alter, amend and rescind the CliniCom Bylaws.

LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

    The DGCL provides that a corporation may limit or eliminate a director's personal liability for monetary damages to the corporation or its stockholders for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to such corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for paying or approving a stock repurchase in violation of Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The HBOC Charter provides for elimination of personal liability subject to the statutory exceptions. The CliniCom Charter provides that, to the fullest extent permitted by the DGCL, a director shall not be liable to CliniCom or its stockholders for monetary damages for breach of fiduciary duty as a director.

    Under the DGCL, directors and officers as well as other employees and individuals may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation as a derivative action) if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interest of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. The HBOC Bylaws provide to directors and officers of HBOC indemnification to the fullest extent provided by law. Article IX of the HBOC Bylaws also provides that expenses incurred by a person in defending a civil or criminal action, suit or proceeding by reason of the fact that he or she is a director, officer, employee or agent may be paid in advance of the final disposition of such action, suit or proceeding, upon receipt of an undertaking by or on behalf of such director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he or she is entitled to be indemnified by HBOC as authorized by relevant Delaware law. Article V of the CliniCom Bylaws provides for indemnification of directors and officers to the fullest extent authorized by the DGCL, including the right to be paid for expenses in advance of the final disposition of any civil, criminal, administrative or investigative action provided that such director, officer or legal representative undertakes, to the extent required by the DGCL, to repay such amounts if it is ultimately determined that such director, officer or legal representative was not entitled to such indemnification.

PAYMENT OF DIVIDENDS

    The DGCL permits the payment of dividends and the redemption of shares out of a corporation's surplus. Under the DGCL, if a dividend is paid out of capital surplus, stockholders need not be so notified, and the dividends may in certain cases also be paid out of net profits for the fiscal year in which declared or out of net profits for the preceding fiscal year. Neither the HBOC Charter nor the HBOC Bylaws have any provisions limiting the payment of dividends. The CliniCom Charter does not limit the payment of dividends, but the CliniCom Bylaws allow the Board of Directors, before payment of dividends, to set aside out of any funds available for dividends a reserve or reserves for any purpose the directors think in their sole discretion is in the best interest of CliniCom.

ANTI-TAKEOVER PROTECTION

    Under the DGCL, a merger or consolidation generally must be approved by the affirmative vote of the holders of a majority of all of the outstanding shares of stock entitled to vote thereon. However, no stockholder approval is required if the acquiring corporation owns 90% or more of the outstanding shares of the acquired corporation.

    In addition to the DGCL's general requirements, Section 203 of the DGCL, "Business Combinations with Interested Stockholders," prohibits a corporation that does not opt out of its provisions from entering into certain business combination transactions with "interested stockholders" (generally defined to include persons beneficially owning 15% or more of the corporation's outstanding capital stock) unless certain super-majority votes are obtained. HBOC has opted out of Section 203 in its Bylaws. However, the HBOC Charter places certain restrictions on "Business Combinations" (such as a merger) with "Controlling Persons" (generally, a person holding more than 10% of the HBOC Common Stock) unless, generally speaking, the Business Combination has been approved by the affirmative vote of the holders of four-fifths of the outstanding HBOC Common Stock not held by the Controlling Person or its related entities or by a majority of directors who were directors prior to the time the Controlling Person became a Controlling Person and who are not affiliated with the Controlling Person. Such provisions do not apply to the Merger. CliniCom has opted out of Section 203 in the CliniCom Charter.

APPRAISAL RIGHTS

    Under the DGCL, stockholders of corporations being acquired pursuant to a merger have the right to serve upon the corporation a written demand for appraisal of their shares when the stockholders receive any form of consideration for their shares other than (a) shares of the surviving corporation, (b) shares of any other corporation (i) listed on a national securities exchange, (ii) designated as a national market system security on an inter-dealer quotation system by the National Association of Securities Dealers, Inc. or (iii) held of record by more than 2,000 shareholders or (c) cash in lieu of fractional shares or any combination thereof. Stockholders entitled to appraisal rights subsequently receive cash from the corporation equal to the value of their shares as established by judicial appraisal. Corporations may enlarge these statutory rights by including in their certificate of incorporation a provision allowing appraisal rights in any merger in which the corporation is a constituent corporation. Neither the HBOC Charter nor the CliniCom Charter contains such a provision.

                                BUSINESS OF HBOC

GENERAL

    OVERVIEW. HBOC is a leading healthcare information systems company that develops integrated patient care, clinical, financial and strategic management software solutions for healthcare providers, payers and integrated healthcare delivery systems. HBOC designs open systems solutions which facilitate the integration of clinical, financial and administrative data from a wide range of customer systems and software. HBOC's broad product portfolio can be implemented on a stand-alone, combined or enterprisewide basis. HBOC's newer products offer open systems solutions that enable customers to add incremental capabilities to existing information systems, without making prior capital investments obsolete. HBOC also provides networking technologies and outsourcing services under contract management agreements whereby its staff manages and operates data centers, information systems, organizations and business offices of healthcare institutions of various sizes and structures.

    HBOC markets its products and services to hospitals, integrated healthcare delivery systems, physicians' offices, managed care providers, home health providers, pharmacies and reference laboratories, and currently has one or more applications installed in approximately 2,600 of the 5,900 hospitals in the United States. HBOC also sells its products and services internationally through its subsidiaries in the United Kingdom and Canada and distribution agreements in Saudi Arabia, Australia, Puerto Rico and New Zealand.

    INDUSTRY. The healthcare industry is undergoing significant and rapid change. Healthcare delivery costs have increased dramatically in recent years as compared to the overall rate of inflation. The growing influence of managed care has resulted in increasing pressure on participants in the healthcare system to contain costs. Accordingly, the healthcare system has migrated towards more managed care reimbursement, including discounted fee for service and capitation. Under capitation, providers are paid a pre-determined fee per individual to provide all healthcare services, thereby assuming the potential financial risks of escalating healthcare costs. In order to deliver care in a cost effective manner, providers are forming integrated healthcare delivery systems ("IHDS") to provide care across the continuum.

    IHDS are vertical networks of care providers that may include acute care hospitals, physicians, out-patient care facilities and home healthcare. The goal of IHDS is to deliver comprehensive healthcare in a cost effective manner and, accordingly, their success is dependent on effectively managing and delivering information to the caregivers. As IHDS are evolving, the demand for information services is increasing as both financial and clinical information is required across the multiple points-of-care.

    Traditionally, the hospital information systems market has been the largest segment of healthcare information services. According to Sheldon Dorenfest, a healthcare consulting company, in 1994 the healthcare industry spent approximately $8.5 billion for products and services to support automated information systems, and the growth rate is expected to continue to increase over the next several years as healthcare information expenditures are expected to rise to $13 billion by 1997. In addition to this expanding market opportunity, the demand for healthcare information systems is also increasing because hospitals and other providers are under pressure to quantify and control their costs. As a result, they are spending more of their operating budgets on systems which enable them to access such information. According to the 1995 Annual HIMSS/HP Leadership Survey, an industry survey conducted by Hewlett Packard at the Healthcare Information and Management Systems Society conference, 75% of the respondents stated that their information system investments will increase at a rate of 20% or more over the next two years.

    Healthcare information systems are evolving to meet the needs of a changing marketplace. Initially, healthcare information systems were financially oriented, focusing on the ability to capture charges and generate patient bills. As cost containment efforts have forced providers and payors to focus on their costs, manage risk and provide outcomes and quality analysis, system needs have evolved from the traditional billing information to a wider range of needs including enterprisewide systems capable of capturing and analyzing data at all points-of-care as well as data repositories to store the data. Historically, cost containment efforts have been hampered by a lack of integrated clinical and financial information. As reimbursement is shifting more toward risk sharing and capitation, providers and payers need to better manage risk by controlling costs, demonstrating quality, measuring outcomes and influencing utilization. Each of these goals requires the collection, analysis and interpretation of clinical and financial information related to the delivery of healthcare.

    The availability of a complete, timely and cost-effective patient-focused information system is essential to controlling healthcare costs while providing high quality patient care. In many cases, information necessary to provide effective patient care is located at several different sites and is not immediately available to the care giver. To implement a computerized patient-focused information system that accesses patient information in a cost-effective manner, current and historical paper records must be made available by computer to all points-of-care. In order to effectively manage information in the current healthcare environment, providers, payers and IHDS need information systems that can interface fully with existing and future systems, capture data at the point-of-care, communicate data across the continuum of care and process and store large volumes of data necessary for the development of the computer-based patient record.

STRATEGY

    HBOC's strategy is to provide a comprehensive range of computer-based information systems and services designed to meet the evolving needs of healthcare enterprises. The key elements of this strategy are to:

    LEVERAGE EXISTING CUSTOMER BASE. HBOC is a leader in the hospital information systems marketplace with one or more applications installed in approximately 2,600 of the 5,900 hospitals in the U.S. HBOC expands its core customer base through its sales and marketing efforts and strategic acquisitions such as IBAX Healthcare Systems and HSG, which added 475 and 500 hospital customers, respectively. This expanded customer base offers HBOC significant opportunities to sell both additional applications of its established core product line and its new Pathways patient-centered enterprisewide solutions. In addition, HBOC believes its customer relationships and familiarity with customers' existing systems should give HBOC an advantage over many of its competitors in marketing applications to meet the evolving needs of these customers. HBOC also seeks to further leverage its relationships with existing customers to access additional healthcare organizations throughout newly-formed IHDS.

    PROVIDE ENTERPRISEWIDE SOLUTIONS TO THE EVOLVING HEALTHCARE INDUSTRY. HBOC offers one of the broadest product lines in the healthcare information systems industry serving patient care, clinical, financial and strategic applications. Through its Pathways 2000 family of patient-focused enterprisewide information systems, HBOC facilitates the more efficient integration of IHDS. HBOC's
Pathways 2000 client server applications are designed to provide a common information infrastructure, enabling IHDS to collect, manage and disseminate clinically oriented information organized on the basis of a patient's entire history of care. The Pathways product line provides the capability to create longitudinal computerized patient records as well as connectivity along the entire continuum of care, enabling users to access patient data from any point within an integrated delivery system.

    PROVIDE SUPERIOR INTEGRATION OF PRODUCTS AND DATA. HBOC's products offer customers open systems solutions with flexibility in adding incremental capabilities, which protects the customers' capital investments. In addition, HBOC's client-server architecture facilitates integration of clinical with financial and administrative data from both HBOC and non-HBOC applications for efficient resource allocation thereby allowing its customers to benefit from price/performance advances. HBOC believes that these features will be of key significance to healthcare organizations as they face industry consolidation and evolve as part of integrated delivery systems.

    EXPAND INTO NEW MARKETS. HBOC strives to establish premier product brand-name recognition in new markets that provide business critical applications in every essential care setting and the payer marketplace. HBOC believes that as the healthcare industry decentralizes, management information requirements at the point-of-care will increase. HBOC is developing or has acquired client server applications to meet these needs in the physician's office, home health market, reference lab and the payer market, all of which are scheduled to be available in 1995 or early 1996.

    CONTINUE PRODUCT DEVELOPMENT. HBOC believes that a key to implementing each of its growth strategies is an ongoing focus on research and development to ensure its product offerings will continue to meet the evolving needs of its existing and potential customer base. HBOC's research efforts focus on enhancements of existing product offerings as well as new product development. In developing its products, HBOC's strategy is to ensure its information systems are highly flexible, quickly adaptable and can serve the information access needs of the increasingly broad range of users. HBOC's product developers use state-of-the-art application development tools such as program generators, artificial intelligence and expert systems which decrease development time and lower the cost of new products. While HBOC's efforts focus primarily on internal research and development of new products, HBOC has made and continues to explore strategic acquisitions of developers of niche product software to complement and diversify its product portfolio.

RECENT ACQUISITIONS

    A substantial portion of HBOC's recent growth has resulted from acquisitions of companies which expanded the HBOC product lines and enhanced its installed customer base.

    The following table outlines these acquisitions:


                                                    AGGREGATE PURCHASE
        DATE               ACQUIRED COMPANY               PRICE                    PRIMARY SIGNIFICANCE
--------------------  ---------------------------  --------------------  ----------------------------------------
June 1993             Biven Software, Inc.         $2 million            Managed care applications
December 1993         Data-Med Computer Services   $5.2 million(1)       Installed base of 100 hospitals in U.K.
                       Limited
May 1994              IBAX Healthcare Systems      $44 million           Series 4000 product line with presence
                                                                          in the IBM AS/400 market; installed
                                                                          base of 475 hospitals
September 1994        Serving Software, Inc.       $48 million(2)        Healthcare enterprise patient and
                                                                          resource scheduling software
December 1994         Care 2000, Inc.              $1.5 million          Specialty in case management
                                                                          methodologies
February 1995         Advanced Laboratory          $7 million, net of    Laboratory software for the healthcare
                       Systems, Inc.                cash acquired         and commercial marketplace
June 1995             Health Systems Group of      $200.6 million(3)     Installed base of 500 hospitals
                       First Data Corporation
July 1995             Pegasus Medical, LTD         $8 million and up to  Electronic patient record for the
                                                    $7 million            physician's office designed to support
                                                    contingent payment    the clinical process across the
                                                                          continuum of care
Fourth Quarter 1995   CliniCom Incorporated        To be determined(4)   Bedside acute care clinical information
(Estimated)                                                               systems

------------------------
(1) Represents $5 million cash and shares of HBOC Common Stock, valued at closing at $200,000.
(2) Accounted for as a pooling of interests. Represents value at closing of 1,479,029 shares of HBOC Common Stock.

(3) Represents $600,000 cash and 4 million shares of HBOC Common Stock valued at $200 million based on the ten day average of the closing prices of HBOC
     Common Stock immediately prior to closing.
(4) To be accounted for as a pooling of interests. To be determined based on value of .4 of a share of HBOC Common Stock to be issued for each of the approximately 8,660,000 shares of outstanding CliniCom Common Stock.

PRODUCT SUMMARY

    HBOC's offering of products and services is based on a strategic mix of applications and technologies that support the restructuring of the healthcare delivery system, backed by implementation, support and outsourcing services. This portfolio of products is organized into four areas: core applications, infrastructure applications, enterprisewide clinical practice management applications and enterprise management applications.

    CORE APPLICATIONS automate the operation of individual departments and their respective functions within the healthcare enterprise.

    INFRASTRUCTURE APPLICATIONS  are  not  limited to  a  single  department  or
function;   rather,  they  form  the  foundation  of  the  emerging  information structures of healthcare enterprises. Specific components include:

        - Interface managers that coordinate the flow of information throughout the greater system and allow disparate incompatible source systems to communicate with one another as well as enterprise applications;

        - Indexing applications that organize the vast information collected about a person throughout the enterprise into a patient-centered index; allowing the patient to be tracked throughout the IHDS; and

        - Data repository applications that collect all of the information generated by source systems and organized by interface managers and patient indexes into central relational databases, thus forming the basis for the electronic medical record.

    ENTERPRISEWIDE CLINICAL PRACTICE MANAGEMENT APPLICATIONS facilitate and improve the actual practice of medicine throughout the enterprise. Examples include:

        - Point-of-care workstations that give professionals immediate access to the critical information necessary to provide better quality care;

        - Applications that make use of patient information to create protocols and care pathways; and

        - Applications that instantly register and schedule patients anywhere in the enterprise from any other point within an enterprise.

    ENTERPRISE MANAGEMENT APPLICATIONS facilitate and improve the management and operation of healthcare enterprises. These applications focus on providing caregivers with the clinical, financial, and other information necessary to improve the operation of the enterprise. Examples include utilization review and accounts receivable management, as well as managed care contracting and member management applications.

    The following table outlines the principal products in each area:

PRODUCT SUMMARY
                                        GENERAL                   INSTALLED
         PRODUCT            FAMILY    RELEASE DATE  PRICE RANGE     BASE                       DESCRIPTION
-------------------------  ---------  ------------  ------------  --------- --------------------------------------------------
                                                        (IN THOUSANDS)
CORE APPLICATIONS
STAR                       STAR       Available     $150-250(1)     300     Hospital and clinical information
                                                                            system-UNIX/RISC-based (includes patient care,
                                                                            laboratory, radiology, pharmacy and financial)
HealthQuest                HealthQuest Available    $200-300        230     Hospital and clinical information system-IBM
                                                                            mainframe-based
Series                     Series     Available     $150-250        500     Hospital and clinical information system (includes
                                                                            patient care, radiology, pharmacy and financial)
TRENDSTAR                  TRENDSTAR  Available     $50(2)          650(3)  Decision support system targeted at acute care
                                                                            hospitals
Saint, The Precision       CPG        Available     $150-1,000      400     Hospital and clinical information system -
 Alternative, Host Based                                                    UNIX/RISC-based and Host Based
INFRASTRUCTURE APPLICATIONS
Health Network Server      Pathways   Available     $350-500         17     Relational database; data repository for patient
                                                                            transactions
Interface Manager          Pathways   Available     $60-150          58     Interface engine; manages network traffic;
                                                                            performs protocol conversion and translation
Health Network Management  Pathways   Available     $300-500         11     Enterprisewide management system; patient-centered
                                                                            data collection, organization, and dissemination
ENTERPRISEWIDE CLINICAL PRACTICE MANAGEMENT APPLICATIONS
Care Manager               Pathways   Available     $150-1,000       34     Acute care point-of-care clinical information
                                                                            system
Clinical Workstation -     Pathways   Available     $500-2,000       11     Assimilates and presents on-line, real-time
 Phases I and II                                                            clinical information to physicians and other care
                                                                            givers
Clinical Workstation -     Pathways   Q4 95/Q1 96   $500-2,000        0     Will incorporate advanced nursing functions,
 Phases III and IV                                                          clinical imaging, and multimedia capabilities
Enterprise Scheduling      Pathways   Available     $200-500         14     On-line enterprisewide scheduling system
Enterprise Registration    Pathways   Q4 95         $200-500          0     On-line enterprisewide registration system
Physician Chart Systems    Pegasus    Q1 96         $150-300          2     Physician's office computer-based patient record
Home Health                Home       Q2 96         $150-500          0     Clinical point-of-care applications for the home
                           Health                                           health market
ENTERPRISE MANAGEMENT APPLICATIONS
Enterprise                 TRENDSTAR  Available     $200-750        650(3)  Collects and presents data from transaction and
 Strategic-Management                                                       decision support systems in a high-level, summary
                                                                            form
Contract Management        Pathways   Available     $200-1,000       47     Monitors and manages multiple varied contracts for
                                                                            providers with managed care focus
Managed Care               Pathways   Q4 95         $200-1,000        1     Helps entities manage contractual arrangements
                                                                            with providers, payers, and patients
TRENDSTAR Enterprise       TRENDSTAR  Q1 96/Q3 96   $100-750          0     Enterprisewide decision support system; new
 Information System                                                         version will be client/ server based and will run
                                                                            on Sybase
Receivables Workstation    Pathways   TBD           $100-250          0     Facilitates A/R, billing, and other money
                                                                            management functions

------------------------------
(1) $150-250 per module. On average, customers purchase 4-5 modules. Excludes hardware (which is typically 50% of the software license fee), implementation fees (which are typically $300-400), and software maintenance fees (which approximate 15% of software license fees).
(2) $50 per module. On average, customers purchase 3 modules.
(3) 650 represents total TRENDSTAR installed base (including Enterprise Strategic Management and TRENDSTAR).

SERVICES

    Installation and implementation services are provided for purchasers of all HBOC software products to assist with the smooth introduction of or transition to those products. HBOC also provides software maintenance and enhancement services, as well as custom programming and system modifications to meet special client requirements. Equipment maintenance services are provided through HBOC's various hardware partners.

    CONNECT TECHNOLOGY. To support the connectivity needs of hospitals and their affiliates, the Connect Technology Group ("CTG") provides total network installation and support. In addition, CTG offers comprehensive value-added network information services that extend local and metropolitan area networks outside of the hospital to include payers, vendors, financial institutions and the Internet. All together, HBOC's networking solutions provide customers with a complete network solution for electronic access throughout a provider enterprise.

    OUTSOURCING SERVICES GROUP. HBOC has been in the outsourcing business in the United States for more than 20 years and now offers outsourcing services in the United Kingdom as well. With the change and uncertainty engendered by healthcare reform and the resulting economic pressures, information systems outsourcing is becoming increasingly popular in the United States. Outsourcing services go beyond managing hospital data processing operations (traditionally known as facilities management) to encompass strategic management services in information systems planning, receivables management, business office administration and major system conversions.

RESEARCH AND DEVELOPMENT AND TECHNOLOGY

    HBOC's product development effort applies advanced computer technology and installation methodologies to the specific information processing needs of its customers. HBOC believes a substantial and sustained commitment to such research and development is important to the long-term success of the business.

    Many of HBOC's products are portable to a variety of hardware platforms to protect a healthcare organization's hardware investments and enable it to benefit from price/performance advances. For example, HBOC offers a full range of its products on RISC (Reduced Instruction Set Computing) hardware using the UNIX operating system, which has very attractive price/performance characteristics. Additionally, workstation technology, via PCs, provides enhanced productivity and appeal for system users by giving them access to graphics, image processing, voice processing, multiple technologies and sophisticated user interfaces.

    HBOC also offers specialized processors, utilizing client/server technology, which provide organizations with improved processing and storage for large volumes of data and specific applications, including imaging and document processing. HBOC utilizes local, metropolitan and wide area networks to provide faster and more effective pathways to distribute the wider variety of data, images and recorded voice needed by image processing and client/server applications.

    Investment in software development, including both research and development expense as well as capitalized software, has increased as HBOC has addressed new software applications and enhanced existing products for installed systems. In each of the last three fiscal years, HBOC expensed 9% of revenue for research and development, which was approximately $29 million in 1994. HBOC capitalized 25%, 24% and 23% of its research and development expenditures in 1994, 1993 and 1992, respectively. Such amounts exclude the costs associated with HBOC's acquisitions.

    The technical concepts and codes embodied in HBOC's computer programs and program documentation are not protected by patents or copyrights but constitute trade secrets that are proprietary to HBOC. HBOC and its subsidiaries are the owners of various registered trademarks and service marks, but such registration provides limited protection.

SALES AND MARKETING

    HBOC's primary market for its products and services consists of approximately 3,000 acute care hospitals (and affiliated organizations) in the above-100 bed range of the total of approximately 5,900 hospitals in the United States. Through hospital affiliates, HBOC is increasingly marketing new products to the total healthcare enterprise including ambulatory care, physician offices, pharmacies, reference laboratories and managed care providers. Through its subsidiary HBO & Company Canada Ltd., HBOC provides products and services in Canada, where there are approximately 500 hospitals having 100 or more beds. Through its subsidiary HBO & Company (UK) Limited, HBOC services the United Kingdom, where there are approximately 300 hospitals having 100 or more beds. HBOC products are also sold in other parts of the world through agreements with third parties. One or more of HBOC's applications are currently installed in approximately 2,600 hospitals.

    HBOC's products and services are offered through a companywide sales organization and business units that have responsibility for research and development and customer services. HBOC's direct sales force includes over 150 salespersons. Approximately two-thirds of the sales force is dedicated to the Pathways, STAR and HealthQuest product lines. The balance includes dedicated sales forces for each of the remaining products lines.

                              BUSINESS OF CLINICOM

GENERAL

    CliniCom develops and markets a multi-disciplinary clinical information system that enables healthcare providers to plan, implement, coordinate and manage all aspects of the patient care process. CliniCom's products have evolved from a bedside nursing system to an integrated information system that provides a comprehensive set of applications allowing providers to manage and measure the cost-effectiveness and quality of healthcare in a variety of care settings. The CliniCom system is an integrated software/hardware solution which provides access to detailed clinical information through an open-systems architecture, a relational database and wireless network. The system is designed to enhance the efficiency of an entire healthcare provider network by unifying clinical information from all areas with a consistent user interface and providing on-line access to patient care information. CliniCom's modular software allows healthcare organizations to purchase a base system and add software modules as requirements change and new products are released. CliniCom continually expands the scope and functionality of its products to address the changing needs of the evolving healthcare market. Currently, CliniCom's primary market consists of approximately 5,300 hospitals in the United States (excluding psychiatric hospitals), 2,000 of which represent hospitals with 200 or more beds. CliniCom's growth strategy includes expanding its target market to reach a broader provider base, including the evolving regional healthcare delivery networks, managed care organizations, ambulatory facilities, physician clinics and long-term care facilities. As of June 30, 1995, CliniCom had sold its products and services to 113 customers.

INDUSTRY BACKGROUND

    The healthcare industry is subject to rapidly changing political, regulatory and market driven pressures to contain healthcare costs. Healthcare providers must demonstrate not only that patients are being cared for in the most cost-efficient setting, but also that each patient's treatment regimen utilizes clinical resources efficiently to produce the desired clinical outcomes. Moreover, in response to the growing influence of managed care, healthcare providers are increasingly being required to share or assume the economic risk of healthcare delivery. Healthcare providers must focus not only on treating illness in a cost-effective manner but also on maintaining wellness through preventive care. In response to these dynamics, many providers are consolidating to take advantage of economics of scale and operating efficiencies in order to become more cost-efficient and are forming vertically integrated healthcare delivery networks to more effectively manage the continuum of patient care.


    In response to market and economic pressures, healthcare providers are requiring increasingly sophisticated information systems that can serve larger and more diverse patient populations, provide better access to and integration of clinical information, improve operating efficiencies, measure and report patient outcomes and provide more complete information regarding the actual costs of delivering and managing care. Traditional healthcare information systems are limited in their ability to automate patient-care processes throughout a healthcare delivery network and in their ability to adapt to a variety of care delivery settings. These limitations stem from inflexible system architectures and, more importantly, from a focus on administrative and financial applications rather than on clinical and patient-care process applications, which are necessary to address the changing clinical information needs of healthcare providers today.


STRATEGY


    CliniCom's strategy for operating as a stand-alone company addresses the changing clinical information needs of healthcare organizations and responds to the shift toward integrated delivery networks by providing system solutions to manage the costs and quality of care. This strategy includes the ongoing development of software applications which provide an infrastructure for patient care management to support the entire continuum of care and enable providers to develop an integrated computerized patient medical record.

    CliniCom's strategy is based upon the following factors:


    TEN YEARS OF SOLUTION-ORIENTED PRODUCT DEVELOPMENT. CliniCom has ten years of experience in developing patient-focused clinical software applications. This experience provides a strong foundation for development of new products and the enhancement of current product offerings. CliniCom, in partnership with healthcare providers, works directly with clinicians to develop products which meet the clinical information needs of its clients. The software applications and enhancements are designed to be flexible with representation formats that are easily modified to meet client standards and user requirements.

    ENABLING SOFTWARE TECHNOLOGY FOR COST-EFFECTIVE AND QUALITY CARE. CliniCom's software products provide tools for evaluation, outcomes measurement, orders assessment and variance analysis, all of which assist in the effective management of patient care and healthcare costs. Applications are designed so that information is available on a real-time basis and providers can manage care efficiently at the time care is being delivered. Furthermore, use of CliniCom's system reduces time spent recording patient information and eliminates redundant documentation, which decreases overall costs for nurse staffing, overtime and temporary hiring. CliniCom applications improve and standardize care planning, provide more rapid and accurate treatment decisions, improve compliance with physician orders and allow multiple user access to patient information.

    COMMITMENT TO OPEN SYSTEMS ARCHITECTURE AND INTEGRATION. CliniCom is committed to an open systems architecture, allowing clinical information from all areas of a healthcare network to be collected, accessed and analyzed from all locations, thereby reducing redundant data entry and providing access to current patient information. CliniCom products incorporate industry standard technologies, including the UNIX operating system, the TCP/IP communication protocol, a relational database management system, the OSF Motif Graphical User Interface and Microsoft Windows. This enables CliniCom to incorporate third party products into the CliniCom system, increases flexibility and permits the storage of discreet data.

    PORTABLE AND WIRELESS PRODUCTS. The portable CliniView PC and WIN enable healthcare providers to access and update information on-line. The system's portability allows healthcare organizations to respond efficiently to the changing nature and location of patients within the organization. The WIN technology provides cost savings and allows for easier installation compared to hardwired systems and enables hundreds of portable terminals to operate simultaneously within a facility.

    HIGH QUALITY CLIENT SERVICE AND SUPPORT. CliniCom believes it has an excellent reputation for providing high quality client service and support. CliniCom provides a toll-free, 24-hour, seven-day-a-week hotline, offers ongoing education programs and organizes user group meetings. CliniCom's ability to rely on its installed customer base as reference sites establishes product credibility and is an integral part of product sales.


    CliniCom's long-term growth strategy has been to be the leading provider of clinical information systems by offering a comprehensive, integrated system solution for inpatient, home health, physician clinic, ambulatory and subacute settings, as well as for the emerging healthcare delivery networks. CliniCom's growth strategy is comprised of the following key elements: (i) continuing to develop and offer products with increased functionality; (ii) broadening its target markets beyond the hospital; (iii) leveraging its customer base through increased direct and partner system sales; and (iv) pursuing additional strategic partnerships and acquisitions.


TARGET MARKET

    Currently, CliniCom's primary market consists of approximately 5,300 hospitals in the United States (excluding psychiatric hospitals), 2,000 of which represent hospitals with 200 or more beds. The nature of the hospital market is changing as the pressures of managed care, capitation and increasing competition are forcing many healthcare providers to align and form integrated delivery networks. Many of CliniCom's hospital customers are aggressively establishing regional healthcare networks by merging with other hospitals, forming primary-care networks and acquiring physician group practices within local and regional markets. CliniCom believes that such consolidation will increase the need for information systems that operate in a common systems environment and integrate patient care processes throughout healthcare delivery systems. CliniCom also continues to develop new product applications to reach a broader client base including home health, managed care, physician clinics, ambulatory and subacute settings.

PRODUCTS

    The CliniCom system is an integrated software/hardware solution based on the HealthBasys architecture, an information framework for managing patient care, which includes the ability to develop standard clinical guidelines for improved resource utilization and patient outcomes and to develop comprehensive computerized medical records. The system provides access to detailed clinical information through an open-systems architecture, a relational database and a wireless network which allows on-line access to patient care information. The system is designed to enhance the efficiency of an entire healthcare system by unifying clinical information from all areas with a consistent user interface.

SOFTWARE

    CliniCom's software applications assist healthcare providers in assessing, documenting, planning and managing each patient's condition and care. CliniCom's modular software allows healthcare organizations to purchase a base system and to add software modules as their requirements change and as new products are released. CliniCom's software products are functionally integrated to give providers immediate, convenient access to relevant clinical and financial information that influences their care decisions at the point of care. The following chart describes CliniCom's current software applications:

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
                     APPLICATIONS FOR MANAGING PATIENT CARE


COORDINATED CARE                      CARE PLANNING
---------------                       ------------

-Guidelines Manager                   -Patient Care Orders and Statusing

-Clinical Communications              -Plan of Care

ASSESSMENT                            EVALUATION
---------                             ---------

-Admission History                    -Discrete Lab Results Review

-Legend Charting                      -Electronic Flowsheet

-Narrative Charting                   -Flowboard

-Quick Admit                          -Flowsheet Reporting

                                      -Physician Access

IMPLEMENTATION                        -Profile Reporting
-------------

-Chart Against Care Plan              -Textual Results Review

-Data Acquisition System

-Intake and Out-take                  SPECIFIC CARE AREAS
                                      -----------------

-IV Administration                    -Critical Care

-IV Medicated Drip Calculations       -Med/Surg

-IV Site Management                   -Obstetrical

-Medication Administration            -Pediatric

-Now Vitals                           -Respiratory

-Patient Supplies Management          -Home health

-Vital Signs

                                      DECISION SUPPORT
                                      ---------------

SYSTEM ADMINISTRATION                 -Clinical Query
--------------------

-Flowsheet Builder

-Screen Builder                       COMMUNICATIONS
                                      --------------

                                      -Carelink 7



                             PATIENT CARE DATABASE

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
APPLICATIONS FOR MANAGING PATIENT CARE

    COORDINATED CARE. CliniCom's coordinated care applications are an integrated set of applications that allow for the coordination of treatment planning and implementation, evaluation of patient care information and outcomes management. The Guidelines Manager application is designed for both case and critical pathway management and enables a healthcare provider to develop clinical guidelines tailored to specific needs. The Clinical Communications application is a multi-disciplinary treatment management and order communications tool. Physician orders become part of the clinical guidelines and order results are assessed along with the outcomes of the care plan. Coordinated care provides an objective ability to automatically capture variances from the established guidelines.

    ASSESSMENT. These applications facilitate the ongoing assessment of a patient's condition from admission history through discharge. Data can be presented in a narrative or flowsheet format and displayed graphically or textually either on-line or in reports. The user can define or modify the input screens and reports on site.

    CARE PLANNING. Care planning applications allow care providers to create, revise and evaluate the plan of care for each patient. These applications allow each hospital to devise a standard plan of care or create a unique care plan for each patient. These applications also support a variety of charting methods. The patient's plan of care can be accessed by any healthcare provider (with proper security clearance), resulting in a comprehensive, multidisciplinary plan of care.

    IMPLEMENTATION. These applications enable care providers to document the implementation of a plan of care and include (i) the charting of patient treatments and the response to such treatments, (ii) a medication administration system utilizing bar codes to identify the patient and providers and to confirm the medication to be administered (providing reminders and alerts where appropriate), (iii) an IV medicated drip module which calculates dosages and rates automatically and (iv) the ability to acquire data from patient monitors.

    EVALUATION. Evaluation applications allow care providers to compare the plan of care with the actual care provided and to manage patient care. The screen display can be configured for specialty groups such as cardiology, urology and respiratory. Data can be displayed graphically or textually on-line in review systems or reports. A flowsheet format is generally used to facilitate viewing of trends and correlation of patient data.

    SPECIFIC CARE AREAS. CliniCom also provides applications for specific care areas including critical care, medical/surgical care, obstetrical care, pediatric care and respiratory care. Each application is designed to meet the unique requirements of all phases of care and each specific application may be integrated with the others. CliniCom's home health product, Charisma, contains applications which support infusion therapy, pharmacy, home medical equipment and respiratory care. The Charisma system addresses patient management, managed care pricing, document tracking, inventory, outcomes and utilization reporting and electronic claims processing and reimbursement.

    SYSTEM ADMINISTRATION. System administration and integration software includes system administration functions and allows hospitals to control security,  report  requests  and  formats.  The screen  system  can  be  used by hospitals to customize screen displays without changing the underlying application. New screens can be quickly and easily created on-site by the hospital as technology, procedures and documentation requirements change. The system integration software allows the provider to combine information from various sources into a single flowsheet presentation.

    DECISION SUPPORT. CliniCom's decision support application, Clinical Query, is an intuitive, user-friendly decision support tool that allows clinicians and healthcare management personnel to extract and organize clinical data for on-line review and analysis. Reports generated from Clinical Query display information in user-defined formats, including detailed graphics and charts, and provide a comprehensive, clear summary of information to enhance decision making.

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
    COMMUNICATIONS. CliniCom's Carelink 7 is a comprehensive communications application designed to complement and integrate disparate information systems, information generated by medical devices and personal communication systems used in healthcare organizations. It is comprised of various modules that translate various communication protocols, support the automatic acquisition of data from medical monitors and communicate information on network-based systems. The applications are functionally integrated to support the clinical process regardless of care delivery location.

PATIENT CARE DATABASE

    CliniCom currently utilizes a relational database management system for the collection and integration of clinical information into a central database. The integration of patient information in a relational database allows users to access patient information from a variety of sources.

WIRELESS INTERACTIVE NETWORK

    CliniCom has developed and patented a wireless interactive network (WIN), designed to enable portable terminals or PCs and other hardware devices to communicate on-line with the host server system without physical wiring. The WIN utilizes spread spectrum, frequency hopping and data encryption technologies to ensure the integrity of data transmissions. The WIN technology provides costs savings and easier installation over hardwired systems and enables hundreds of portable terminals to operate simultaneously within a facility.

THIRD PARTY HARDWARE AND SOFTWARE

    CliniCom purchases third party hardware and software which it incorporates into the CliniCom system. The CliniCom system utilizes industry standard components such as the ORACLE relational database, UNIX operating system, Ethernet network communications medium, TCP/IP communication protocols and the ANSI-C and Cognos' POWERHOUSE programming language. The CliniCom system also operates on multiple computing platforms such as the IBM RS-6000, Hewlett-Packard, Data General and Sequent Symmetry products. By utilizing "open" hardware options that meet industry standards, CliniCom offers clients a choice of terminals. CliniCom's CliniView PC product allows for a similar presentation format on a variety of terminals, from portable terminals to desktop computers. CliniCom is currently marketing and installing the following terminals:

        CLINIVIEW PC: A portable, pen-based computer that communicates on-line via the WIN technology and includes an optional barcode reader for disposables, medication and provider identification. CliniCom has designed a handle which incorporates a radio and wall mounted charger for the computer. The CliniView PC terminal replaces CliniCom's CliniView RF terminal.

        OTHER TERMINALS: X Window terminals, manufactured by other vendors, provide color and high resolution graphics and are offered along with other third-party terminals and personal computers that are Microsoft Windows compatible.

INSTALLATION AND SUPPORT SERVICES


    CliniCom installs and supports its proprietary software and hardware products, including wireless local area network software, database software and software for interfacing with other installed healthcare information systems. CliniCom provides initial training services to its clients and offers continuing education classes and support services. Software maintenance services include 24-hour, seven-day-a-week telephone support, including assistance in problem identification and resolution. CliniCom generally charges a monthly maintenance fee for software support services based on a percentage of the list price for each software application maintained. For third party hardware maintenance services, CliniCom contracts with third party hardware manufacturers. CliniCom charges each client for maintenance of proprietary hardware based on the number of devices installed. Hardware and software maintenance services are purchased on an annual basis. To date, all clients have continued to contract for such services.


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
NEW PRODUCT DEVELOPMENT


    CliniCom has made a significant investment in research and development and continues to expand the CliniCom system. CliniCom's product development efforts are focused on the completion of CliniCom's HealthBasys architecture, the infrastructure designed to assist healthcare providers in the management of patient populations. CliniCom's long-term product development objective is to enable healthcare organizations to maintain a computerized medical record for all patient information recorded and used during each phase of patient care, including inpatient, outpatient and long term/home healthcare. A strategic element of this objective is the ongoing development of the LifeBase data repository. CliniCom is currently developing the following software applications:


        LIFEBASE: A comprehensive database that integrates clinical, financial, cost, administrative and demographic information into a central database. This repository is the enabling technology for managing the information requirements of a healthcare delivery network and will contain all of the clinical information pertinent to a patient's case, including standards of care, a record of patient care variances, an account of all scheduled and actual resources, a long-term clinical profile and the computer-based patient record.

        COMMUNITY PATIENT INDEX AND REGISTRATION: A patient identification and tracking tool which will provide a healthcare organization with important information about each patient's health status and previous healthcare system encounters, as well as demographic, employer, family and insurance information.

        CLINICAL PROFILE: An intelligent, clinician-defined summary of relevant information from the patient care database that includes only the specific data the clinician requires to make efficient and effective decisions.

        CLINICAL ENCOUNTER: Several modular applications designed to support the physician, whether in an ambulatory or acute care setting, in assessing and diagnosing a patient, developing a treatment plan and documenting the patient's progress. This information will become a part of the continuum-based clinical record in the LifeBase patient care database.

        HEALTHVIEW:  A user-friendly graphical information tool that will enable
        clinicians   to  review  and  act  upon   patient  data  from  a  single
        application, eliminating the need to access multiple systems.

    In addition, CliniCom intends to expand its Coordinated Care product to include Order Management, which will communicate orders to ancillary systems and departments by electronic messages and/or paper-based requisitions. CliniCom also plans to extend Guidelines Manager, Clinical Communications and Order
Management to manage care delivered in an outpatient setting. In addition, CliniCom may seek to acquire additional products or develop joint venture relationships. There can be no assurance, however, that CliniCom will be successful in developing or acquiring such application software.

    In addition to the development of new software applications, CliniCom will continue to enhance the WIN. CliniCom will also review new product introductions by other manufacturers in the area of hardware technology and will evaluate the adoption of such new technology into its product line where appropriate.

SALES AND MARKETING

    CliniCom sells and markets its products through a twenty-five person sales force. The sales effort is supported by a sales support group and a marketing communications program designed to achieve frequent contact with the target market. The program includes advertising, trade show participation, a program for industry consultants, quarterly newsletters, public relations activities and a direct marketing effort.

    Under customary sales arrangements, CliniCom agrees to deliver to its clients both the hardware and software necessary to operate the CliniCom system. CliniCom licenses software to its clients in

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
perpetuity on a non-exclusive and non-transferable basis. Because of the relatively high price of a new system, healthcare organization procurement cycles for these products have typically required multiple approvals and have often spanned six to eighteen months. In many cases, healthcare organizations employ consultants to assist them in assessing alternative systems and issuing requests for proposals from vendors.

    CliniCom is an industry remarketer for Oracle Systems Corporation, Cognos, IBM, Hewlett-Packard Company, Toshiba, Data General and Sequent Computer Systems, each of whose products may be used as part of the CliniCom system. In addition, certain of these manufacturers provide additional sales and marketing exposure for the CliniCom system through cooperative marketing programs, direct sales assistance and seminars jointly sponsored with CliniCom.

HBOC AGREEMENT

    In December of 1993, CliniCom entered into the HBOC Agreement for a three-year term, expiring December 31, 1996, unless renewed. The HBOC Agreement grants HBOC a non-exclusive, non-transferable license to use the CliniCom software (i) to sublicense to new and existing customers, (ii) to develop and enhance interfaces with HBOC's software and (iii) to provide training and technical support. The HBOC Agreement grants HBOC the right to sublicense the software modules only as an integrated component of HBOC's product lines. HBOC is prohibited from marketing the software as a stand-alone system or as a system interfacing with a non-HBOC system. HBOC is also prohibited from licensing any application or system software from or to third parties that are competitive with CliniCom's software, including software developed by HBOC. Similarly, CliniCom is prohibited from entering into similar distribution arrangements with vendors whose principal business is the development and sale of hospital information systems. Under the HBOC Agreement, HBOC pays CliniCom approximately 50% of revenues generated from CliniCom software sales. HBOC and CliniCom have also entered into agreements under which CliniCom provides hardware installation and software support. For the years ended December 31, 1993 and 1994 and for the six months ended June 30, 1995, CliniCom derived 19%, 29% and 54%, respectively, of its total sales from its cooperative marketing arrangement with HBOC. The HBOC Agreement may be terminated by HBOC only for a material breach.

    The foregoing is a summary description of the business of CliniCom. For further information, see "Incorporation of Certain Information By Reference."

                              CONCURRENT OFFERING


    HBOC has filed a registration statement in connection with a proposed underwritten public offering of up to 4,000,000 shares of HBOC Common Stock by FDC. Such shares were acquired by FDC in June 1995 in consideration of the sale of HSG by FDC to HBOC.

                               MANAGEMENT OF HBOC

    The following table sets forth certain information about the executive officers and directors of HBOC:


          NAME             AGE              POSITION WITH THE COMPANY
-------------------------  ---  --------------------------------------------------
Charles W. McCall          51   Director, President and Chief Executive Officer
James A. Gilbert           47   Vice President - General Counsel and Secretary
Jay P. Gilbertson          35   Vice President - Finance, Chief Financial Officer,
                                 Treasurer and Assistant Secretary
Russell G. Overton         48   Senior Vice President - Business Development
Albert J. Bergonzi         45   Executive Vice President - Sales
John P. Crecine            55   Director
Alfred C. Eckert III       47   Director
Holcombe T. Green, Jr.     55   Chairman of the Board
Alton F. Irby III          55   Director
Gerald E. Mayo             63   Director
James V. Napier            58   Director
Charles E. Thoele          59   Director
Donald C. Wegmiller        56   Director


    Charles W. McCall has served as a Director, President and Chief Executive Officer of HBOC since 1991. Prior to joining HBOC, he served as President and Chief Executive Officer of CompuServe, Inc., a wholly owned subsidiary of H&R Block, from 1985 to 1991. Mr. McCall is also a Director of SYMIX Systems, Inc., EIS International, Inc., WestPoint Stevens Inc. and XcelleNet, Inc.

    James A. Gilbert has served as Vice President and General Counsel since joining HBOC in 1988. He has served as Secretary since 1992.

    Jay P. Gilbertson has served as Vice President - Finance, Chief Financial Officer, Treasurer and Assistant Secretary since 1993. In 1992, Mr. Gilbertson served as Vice President - Controller and Chief Accounting Officer. From 1988 through 1991, he served in a financial management capacity at Medical Systems Support, Inc., HBOC's hardware maintenance subsidiary sold in 1991.


    Russell   G.  Overton  has  served  as  Senior  Vice  President  -  Business
Development since 1992. From 1989 through 1991, he served as Vice President - Business Development for HealthQuest Ltd. (a wholly owned subsidiary of HBOC).


    Albert J. Bergonzi has served as Executive Vice President - Sales of HBOC since June 1995. Prior to that time, Mr. Bergonzi served as the Vice President and General Manager of HBOC's Amherst Product Group.

    John P. Crecine has served as Chief Executive Officer of Integrated Digital Systems, Inc., a technological services company, since July 1994. He was the President of Georgia Institute of Technology from 1987 to July 1994. Dr. Crecine is a Director of Intermet Corporation. He has been a Director of HBOC since 1990.

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
    Alfred C. Eckert III has been President of Greenwich Street Capital Partners, Inc., a private investment firm, since January 1994 and has been a Partner of Greycliff Partners, a private investment firm, since December 1991. He was a Partner of Goldman, Sachs & Co., investment bankers, from December 1984 to November 1991. Mr. Eckert is a Director of Georgia Gulf Corporation. He has been a Director of HBOC since 1990.

    Holcombe T. Green, Jr. is the Chairman of the Board of Directors of HBOC and has been a Director of HBOC since 1987. He served in the capacity of President and Chief Executive Officer of HBOC from January 1990 to January 1991. Mr. Green has served as the Chairman and Chief Executive Officer of WestPoint Stevens Inc., a textile manufacturing company, since October 1992. Mr. Green has been the Principal of Green Capital Investors, L.P., a private investment fund, since October 1987. He is also a Director of Georgia Gulf Corporation, Rhodes, Inc. and American Buildings Company.

    Alton F. Irby III has been a principal of J O Hambro Magan & Company, investment bankers, since March 1988 and has also served as Deputy Chairman since March 1994. Mr. Irby has been a Director of HBOC since 1990.

    Gerald E. Mayo has served as Chairman and President of Midland Financial Services, Inc., the holding company for The Midland Life Insurance Company which is the successor to The Midland Mutual Life Insurance Company, a life insurance and annuities company, since December 1994. Mr. Mayo served the predecessor company in similar capacities for over five years. Mr. Mayo is a Director of
Huntington BancShares Inc., The Columbia Gas System, Inc. and Borror Corporation. He has been a Director of HBOC since 1991.

    James V. Napier has served as the Chairman of the Board of Directors of Scientific-Atlanta, Inc., a communications equipment manufacturer, since November 1992 and served as Acting Chief Executive Officer from December 1992 to July 1993. From June 1988 to October 1992, he was Chairman and President of Commercial Telephone Group, a telecommunication products company. Mr. Napier has been a private investor since August 1987. Mr. Napier is a Director of Engelhard Corporation, Intelligent Systems Corporation, Vulcan Materials Corporation, Summit Communications Group, Inc. and Rhodes, Inc. He has been a Director of HBOC since 1981.

    Charles E. Thoele has been a Consultant to and a Director of Sisters of Mercy Health Systems, a not for profit healthcare system, since February 1991. From July 1986 to January 1991, he served as the Chief Operating Officer of Sisters of Mercy Health Systems. Mr. Thoele is also a Director of Transcend Services, Inc. He has been a Director of HBOC since 1989.

    Donald C. Wegmiller has been President and Chief Executive Officer of Management Compensation Group/HealthCare, an executive and physician compensation consulting firm, since April 1993. He was Vice Chairman and President of HealthSpan Health Systems Corporation ("HealthSpan") from November 1992 to April 1993. From May 1987 to November 1992, he was President and Chief Executive Officer of Health One Corporation, a healthcare services company that merged with HealthSpan. Mr. Wegmiller is a Director of Medical Graphics Corporation, Possis Corporation and Minnesota Power & Light Company. He has been a Director of HBOC since 1988.

                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

    Representatives of Arthur Andersen LLP will attend the meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions. The CliniCom Board has selected Arthur Andersen LLP as the independent certified public accountants to audit CliniCom's financial statements for the fiscal year ending December 31, 1995.

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                             STOCKHOLDER PROPOSALS

    If the Merger is not consummated, stockholders who intend to present proposals at the 1996 annual meeting, which CliniCom currently expects to hold in May 1996, must deliver them to CliniCom at its principal executive offices on or before January 3, 1996, for inclusion in the proxy statement and form of proxy relating to that meeting. All proposals must comply with the applicable requirements of the federal securities laws and CliniCom's Bylaws. In the event the Merger is consummated there will not be a 1996 annual meeting.

                                 OTHER MATTERS

    CliniCom knows of no business which will be presented for consideration at the Meeting other than that described above. However, if any other business should come before the Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the proxies in respect of any such business in accordance with their best judgment.

                             CERTAIN LEGAL MATTERS

    The validity of the shares of HBOC Common Stock offered hereby will be passed upon for HBOC by Jones, Day, Reavis & Pogue, Atlanta, Georgia. Certain tax matters in connection with the Merger have been passed upon for CliniCom by Davis, Graham & Stubbs, L.L.C., Denver, Colorado.

                                    EXPERTS

    The audited financial statements of HBOC incorporated by reference in this Proxy Statement/ Prospectus and elsewhere in the Registration Statement of which this Proxy Statement/Prospectus is a part, to the extent and for the periods indicated in their report, have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

    With respect to the unaudited interim financial information of HBOC for the quarter ended March 31, 1994 and 1995, and the quarter and six months ended June 30, 1994 and 1995, which are also incorporated by reference herein, Arthur Andersen LLP has applied limited procedures in accordance with professional standards for a review of that information. However, their separate reports thereon state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on that information should be restricted in light of the limited nature of the review procedures applied. In addition, the accountants are not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the Registration Statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

    The audited financial statements and schedule of CliniCom incorporated by reference in this Proxy Statement/Prospectus and elsewhere in the Registration Statement of which this Proxy Statement/Prospectus is a part, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants, and are included in reliance upon the authority of said firm as experts in giving said reports.

    The financial statements of HSG at December 31, 1993 and 1994, and for each of the three years in the period ended December 31, 1994 incorporated herein and in the Registration Statement of which this Proxy Statement/Prospectus is a part have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon, and are incorporated herein in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

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                                                                      APPENDIX A

                              AGREEMENT OF MERGER

    THIS AGREEMENT OF MERGER, made this 14th day of July, 1995, by and among HBO & COMPANY, a Delaware corporation ("Parent"); HBO & COMPANY OF GEORGIA, a Delaware corporation ("Purchaser"); and CLINICOM INCORPORATED, a Delaware corporation ("Acquired Company");

                              W I T N E S S E T H:

    WHEREAS, the Boards of Directors of the Acquired Company, Parent and Purchaser deem it advisable and in the best interests of their respective stockholders that Purchaser acquire the Acquired Company, and, on or prior to the date hereof, such Boards of Directors have approved the acquisition of the Acquired Company upon the terms and subject to the conditions set forth herein;

    NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the receipt, sufficiency and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

I.  DEFINITIONS.

    As used herein, the following terms shall have the following meanings unless the context otherwise requires:

    1.1  "Acquired  Company"  shall  mean  Clinicom  Incorporated,  a   Delaware
corporation.

    1.2  "Acquired  Company Information"  shall have  the  meaning set  forth in
Section 2.3.1.

    1.3 "Acquired Company Reports" shall have the meaning set forth in Section 3.21.

    1.4 "Acquired Company Software" shall have the meaning set forth in Section 3.14.2(iii).

    1.5 "Acquired Company Stock" shall mean the common stock, $0.001 par value per share, of the Acquired Company.

    1.6 "Agreement" shall mean this Agreement of Merger.

    1.7  "Certificate of  Merger" shall  have the  meaning set  forth in Section
2.1.2.

    1.8 "Benefit Plans" shall have the meaning set forth in Section 3.16.

    1.9 "Certificates" shall have the meaning set forth in Section 2.2.2 hereof.

   1.10 "Closing" shall have the meaning set forth in Section 2.1.9 hereof.

   1.11 "Closing Date" shall mean the date on which the Closing occurs pursuant to Section 8.1 hereof.

   1.12 "Covenants Not to Compete" shall mean the Covenants Not to Compete referred to in Section 6.11.

   1.13 "Current Plan" shall have the meaning set forth in Section 3.16.1.

   1.14 "Customer Contracts" shall have the meaning set forth in Section 3.12.1.

   1.15 "Director Stock Option Plan" shall mean the Clinicom Incorporated Nonemployee Director Stock Option Plan.

   1.16 "Delaware Code" shall mean the Delaware General Corporation Law.

   1.17 "DOL" shall mean the United States Department of Labor.

   1.18 "Effective Time" shall have the meaning set forth in Section 2.1.2.

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   1.19  "Employee Stock Option Plan" shall  mean the Clinicom Incorporated 1985
Employee Stock Option Plan.

   1.20 "Employee Stock Purchase Plan" shall mean the Clinicom Incorporated Employee Stock Purchase Plan.

   1.21 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

   1.22 "ERISA Affiliate" shall mean, with respect to a Person, any other Person that is required to be aggregated with such Person under Tax Code Section 414(b), (c), (m) and/or (o) at any time prior to the Closing Date.

   1.23 "ERISA Plan" shall have the meaning set forth in Section 3.16.1.

   1.24 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

   1.25 "Exchange Agent" shall have the meaning set forth in Section 2.2.1.

   1.26 "Exchange Ratio" shall have the meaning set forth in Section 2.1.6(a).

   1.27 "401(k) Plan" shall mean the Clinicom Incorporated 401(k) Savings Plan and Trust.

   1.28 "HSR Act" shall mean the Hart-Scott-Rodino Antitrust and Improvements Act of 1976, as amended.

   1.29 "Hazardous Substance" shall have the meaning set forth in Section 3.18.

   1.30 "IRS" shall mean the United States Internal Revenue Service.

   1.31 "Licensed Software" shall have the meaning set forth in Section 3.14.2(ii).

   1.32 "Material Adverse Effect" (whether or not capitalized) shall mean a material adverse effect on the businesses, assets (including intellectual property rights) or operations of the corporation in question and its subsidiaries, taken as a whole, which results from or is the consequence of any claim, loss, damage or occurrence when aggregated with any other claims, losses, damages or occurrences arising from the same or any substantially similar act, failure to act, event, cause or circumstances. For purposes of this definition, all breaches of representations and warranties set forth in Section 3.16 shall be deemed to arise from the same act, event, cause or circumstances.

   1.33 "Material Contracts" shall have the meaning set forth in Section 3.12.

   1.34 "Merger" shall mean the merger of the Acquired Company with and into Purchaser, as set forth in Section 2.1.1.

   1.35 "Merger Consideration" shall have the meaning set forth in Section 2.1.6(a).

   1.36 "Nasdaq" shall mean the National Association of Securities Dealers Automated Quotation System.

   1.37 "1933 Act" shall mean the Securities Act of 1933, as amended.

   1.38  "Outside  Closing Date"  shall have  the meaning  set forth  in Section
10.1.3.

   1.39 "Owned Software" shall have the meaning set forth in Section 3.13.

   1.40 "Parent" shall mean HBO & Company, a Delaware corporation, which is the sole stockholder of Purchaser.

   1.41 "Parent Reports" shall have the meaning set forth in Section 4.6.

   1.42 "Parent Stock" shall mean the common stock, $0.05 par value per share, of Parent.

   1.43 "PBGC" shall mean the Pension Benefit Guaranty Corporation established under Title IV of ERISA.

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   1.44  "Person" shall include, but is not  limited to, an individual, a trust, an estate, a partnership, an association, a company, a corporation, a sole proprietorship, a professional corporation, a professional association or other entity.

   1.45 "Pre-Closing Parent  Stock Price" shall  have the meaning  set forth  in
Section 7.8.

   1.46 "Purchaser" shall mean HBO & Company of Georgia, a Delaware corporation.

   1.47 "Real Property" shall have the meaning set forth in Section 3.18.

   1.48 "Registration Statement" shall have the meaning set forth in Section 2.3.1.

   1.49 "SEC" shall mean the Securities and Exchange Commission.

   1.50 "Stock Plans" shall mean the Director Stock Option Plan, Employee Stock Option Plan and Employee Stock Purchase Plan.

   1.51  "Surviving Corporation"  shall have  the meaning  set forth  in Section
2.1.1 hereof.

   1.52 "Takeover Proposal" shall have the meaning set forth in Section 2.11 hereof.

   1.53 "Tax Code" shall mean the Internal Revenue Code of 1986, as amended.

II.  COVENANTS AND UNDERTAKINGS.

    2.1  TERMS AND APPROVAL OF MERGER.

    2.1.1. TERMS OF THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware Code, the Acquired Company shall be merged with and into Purchaser (the "Merger"), as soon as practicable following the satisfaction or waiver of the conditions set forth in Articles V, VI and VII hereof. Following the Merger, Purchaser shall continue as the surviving corporation (the "Surviving Corporation") and the separate corporate existence of the Acquired Company shall cease.

    2.1.2. EFFECTIVE TIME; EFFECTS OF THE MERGER. The Merger shall become effective when both (i) this Agreement shall be adopted and approved by the stockholders of the Acquired Company in accordance with the applicable provisions of the Delaware Code and (ii) a Certificate of Merger (the "Certificate of Merger"), executed in accordance with the relevant provisions of the Delaware Code is filed with the Secretary of State of Delaware (the time the Merger becomes effective being referred to as the "Effective Time"). The Merger shall have the effects set forth in the Delaware Code.

    2.1.3. CERTIFICATE OF INCORPORATION AND BYLAWS. The Certificate of Incorporation of Purchaser as in effect immediately preceding the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation. The Bylaws of Purchaser as in effect immediately preceding the Effective Time shall be the Bylaws of the Surviving Corporation.

    2.1.4. DIRECTORS. The directors of Purchaser immediately prior to the Effective Time shall be the directors of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

    2.1.5. OFFICERS. The officers of Purchaser immediately prior to the Effective Time shall be the officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

    2.1.6. CONVERSION OF SHARES. (a) Subject to Section 2.1.6(g) below, each outstanding share of Acquired Company Common Stock issued and outstanding immediately prior to the Effective Time, shall, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive four-tenths (4/10ths) of a share of Parent Stock (the "Exchange Ratio"), deliverable to the holder thereof, without interest on the value thereof, upon the

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
surrender of the certificate(s) formerly representing such outstanding share. (The shares of Parent Stock, or cash in lieu of fractions thereof, receivable by each Acquired Company stockholder as described above are referred to hereinafter as the "Merger Consideration.")

    (b) Each share of Acquired Company Stock held in the treasury of the Acquired Company shall, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and cease to exist.

    (c) Subject to any applicable escheat laws, until surrendered and exchanged pursuant hereto, each certificate that immediately prior to the Effective Time represented outstanding shares of Acquired Company Stock shall be deemed for all corporate purposes of Parent, subject, however, to the other provisions of this
Section 2.1.6, to evidence the ownership of the number of whole shares of Parent Stock into which the shares of Acquired Company Stock represented thereby shall have been converted, and shall be deemed to represent the right to receive the amount of cash in lieu of fractional shares, if any, into which the shares of Acquired Company Stock represented thereby shall have been converted pursuant to subsection (a) of this Section 2.1.6. No interest shall be payable with respect to any cash payment in lieu of fractional shares. No cash or stock dividend payable, no certificate representing split shares deliverable, and no other distribution payable or deliverable to holders of record of Parent Stock at any time subsequent to the Effective Time shall be paid or delivered to the holder of any certificate that at the Effective Time represented Acquired Company Stock unless and until such certificate is surrendered to the Exchange Agent. However, subject to any applicable escheat laws, upon such surrender, there shall be paid or delivered to the holder of record of the certificate or certificates for shares of Parent Stock issued and exchanged therefor, the certificates for shares and/or other property resulting from any such dividends, splits, or other distributions, as the case may be, that shall have theretofore become payable or deliverable with respect to such shares of Parent Stock subsequent to the Effective Time. No interest shall be payable with respect to such payment or delivery of any dividends or other distributions upon the surrender of certificates that represented Acquired Company Stock at the Effective Time.

    (d) No certificates or scrip representing fractional shares of Parent Stock shall be issued upon surrender of certificates representing Acquired Company Stock converted pursuant hereto, and no dividend, stock split, or other distribution of Parent shall relate to any such fractional share interest, and no such fractional share interest shall entitle the owner thereof to vote or to any other rights of a stockholder of Parent. In lieu of any such fractional share, any holder of Acquired Company Stock shall be entitled, upon surrender in accordance herewith of such holder's certificate or certificates representing Acquired Company Stock, to receive a cash payment therefor, without interest, at a PRO RATA amount based on a per share amount equal to the Pre-Closing Parent Stock Price. No interest shall accrue with respect to any cash held for the benefit of holders of unsurrendered certificates theretofore representing shares of Acquired Company Stock at the Effective Time.

    (e) All shares of Parent Stock into which shares of the Acquired Company Stock have been converted pursuant to this Section 2.1.6 shall be deemed to have been issued in full satisfaction of all rights pertaining to such converted shares and shall, when issued pursuant to the provisions hereof, be fully paid and nonassessable.

    (f) The stock transfer books of the Acquired Company shall be closed at the Effective Time, and thereafter no transfer of any shares of Acquired Company Stock shall be recorded thereon. In the event a transfer of ownership of shares of Acquired Company Stock is not recorded on the stock transfer books of the Acquired Company, a certificate or certificates representing the number of whole shares of the Parent Stock into which such shares of Acquired Company Stock shall have been converted in connection with the Merger may be issued to the transferee of such shares of Acquired Company Stock if the certificate or certificates representing such shares of Acquired Company Stock is or are surrendered to the Exchange Agent accompanied by all documents deemed necessary by the Exchange Agent to evidence and effect such transfer of ownership of shares of Acquired Company

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
Stock and by the payment of any applicable stock transfer tax with respect to such transfer, subject to compliance with any restrictions or conditions contained herein with respect to the transfer of shares of Acquired Company Stock.

    (g) In the event that Parent at any time or from time to time after the date of this Agreement, but prior to the Effective Time, effects a subdivision or combination of the outstanding Parent Stock into a greater or lesser number of shares, then and in each such event the Exchange Ratio described in Section 2.1.6(a) shall be increased or decreased proportionately. In the event that Parent at any time or from time to time shall fix a record date, which record date is after the date of this Agreement but prior to the Effective Time, for the determination of holders of Parent Stock entitled to receive a dividend or other distribution payable in additional shares of Parent Stock, cash (except Parent's regular quarterly dividend), or any other property, then and in each such event, regardless of whether such dividend is to be paid prior to or after the Effective Time, the Merger Consideration payable hereunder per share of Acquired Company Stock shall be increased to reflect such dividend or distribution as though each stockholder of the Acquired Company were, as of such issuance or record date, a holder of record of that number of shares of Parent Stock comprising the Merger Consideration otherwise payable to such stockholder pursuant to Section 2.1.6(a).

    2.1.7.   STOCK OPTIONS.    Options granted  under  the Stock  Option  Plans,
regardless of whether such options are currently exercisable, shall be treated as follows:

        (a) At the Effective Time, Parent shall assume the Acquired Company's rights and obligations under each of the outstanding options previously granted under the Director Stock Option Plan and the Employee Stock Option Plan (each such option existing immediately prior to the Effective Time being called an "Existing Option," and each such option so assumed by Parent being called an "Assumed Option"), by which assumption the optionee shall have the right to purchase that number of shares of Parent Stock (rounded down to the nearest whole) into which the number of shares of Acquired Company Stock the optionee was entitled to purchase under the Existing Option would have been converted pursuant to the terms of the Merger as described in Section 2.1.6 hereof. Each Assumed Option shall constitute a continuation of the Existing Option, substituting Parent for Acquired Company as issuer and employment by Parent, Purchaser or one of their respective subsidiaries for employment by the Acquired Company. The aggregate price for the total number of shares of Parent Stock at which the Assumed Option may be exercised shall be the aggregate price at which the Existing Option was exercisable for the total number of shares of Acquired Company Stock, reduced (as necessary for purposes of rounding down) to the price that will buy the number of whole shares for which the Assumed Option will be exercisable in accordance with this paragraph (a), and the purchase price per share of Parent Stock thereunder shall be such aggregate price divided by the total number of shares of Parent Stock covered thereby.

        (b) Each participant in the Employee Stock Purchase Plan on the day prior to the Effective Date shall receive (1) the number of shares of Parent Stock into which the shares of Acquired Company Stock issuable to such participant in accordance with the Employee Stock Purchase Plan would have been converted and (2) cash in lieu of any fractional share of Parent Stock, together with a cash refund of any excess of the amount collected during the purchase period, over the amount of the purchase price of the Acquired Company Stock that otherwise would be issuable to such participant.

    2.1.8.  STOCKHOLDERS'  MEETING.   The Acquired Company,  acting through  its
Board of Directors, shall:

        (a) promptly furnish a copy of the proxy statement/prospectus included in the Registration Statement (defined in Section 2.3.1 below) to each of its stockholders after the Registration Statement has become effective with the SEC;

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
        (b) duly call, give notice of, convene and hold a special meeting of its stockholders and submit this Agreement and any related matters, as appropriate, and the Merger to a vote of the Acquired Company's stockholders as soon as practicable for the purpose of considering and taking action upon this Agreement and any such related matters; and

        (c)  use  its  reasonable best  efforts,  subject to  the  provisions of
    Section 2.11, to obtain the necessary approval of the Merger by its stockholders.

    2.1.9. CLOSING; FILING OF CERTIFICATE OF MERGER. Upon the terms and subject to the conditions hereof, as soon as practicable following the satisfaction or waiver of the conditions set forth in Articles V, VI and VII hereof, the Acquired Company and Purchaser shall execute and file the Certificate of Merger referred to in Section 2.1.2 in the manner required by the Delaware Code, and the parties hereto shall take all such other and further actions as may be required by law to make the Merger effective. Prior to the filing referred to in this Section 2.1.9, a closing (the "Closing") will be held as set forth in Section 8.1 hereof, for the purpose of confirming all of the foregoing.

    2.2  DELIVERY OF MERGER CONSIDERATION.

    2.2.1. EXCHANGE AGENT. Prior to the Effective Time, Purchaser shall designate a bank or trust company to act as Exchange Agent in connection with the Merger (the "Exchange Agent"). At the Effective Time, Purchaser or Parent shall take all steps necessary to enable and cause Parent or the Surviving Corporation to provide the Exchange Agent with the shares of Parent Stock and cash in respect of fractional shares necessary to deliver the Merger
Consideration to  each  holder of  Acquired  Company Stock  as  contemplated  by
Section 2.1.6 hereof prior to the time that such deliveries are required to be made by the Exchange Agent as provided in this Section 2.2.

    2.2.2. SURRENDER OF CERTIFICATES AND DELIVERY OF MERGER CONSIDERATION. Promptly after the Effective Time, the Exchange Agent shall mail to each record holder (as of the Effective Time) of an outstanding certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Acquired Company Stock (the "Certificates"), a letter of transmittal in customary form (which specifies that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal properly completed and duly executed, together with any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration, and such Certificate shall forthwith be cancelled. If payment is to be made to a Person other than the Person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.2.2, each Certificate shall represent for all purposes only the right to receive the Merger Consideration, without any interest on the value thereof.

    2.3.3. ESCHEAT LAWS. Notwithstanding any provision of this Article II to the contrary, neither Parent nor the Surviving Corporation shall be liable to any holder of Certificates formerly representing shares of Acquired Company Stock for any property properly delivered or amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

    2.3  SEC REGISTRATION.

    2.3.1. The Acquired Company shall furnish to Parent such information about the Acquired Company, including without limitation information about its stockholders, as may be necessary to enable Parent to prepare and file with the SEC a Registration Statement on Form S-4 under the 1933 Act, and the rules and regulations promulgated thereunder, in respect of the Parent Stock to be issued by reason of the Merger (such registration statement, the prospectus included therein and the proxy statement to be furnished to the holders of the Acquired Company Stock, in each case together with any amendments thereto, being referred to in this Agreement as the "Registration Statement"). The Acquired Company Information (as defined below) included in the Registration Statement shall not, at the time the Registration Statement is declared effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event or circumstance should come to the attention of the Acquired Company with respect to the Acquired Company Information that is required to be set forth in an amendment or supplement to the Registration Statement, the Acquired Company shall immediately notify Parent and shall assist Parent in appropriately amending or supplementing the Registration Statement in the manner contemplated in Section 2.3.4 below. The Registration Statement insofar as it relates to information concerning the Acquired Company, or its business, assets, directors, officers, or stockholders or other matters pertaining to the Acquired Company that is supplied by the Acquired Company for inclusion in the Registration Statement (the "Acquired
Company Information") shall comply as to form and substance in all material respects with the applicable requirements of the 1933 Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder; except that the Acquired Company shall have no liability or obligation for any information other than the Acquired Company Information.

    2.3.2. The Acquired Company shall use its reasonable best efforts to cause its accountants, Arthur Andersen, LLP, to deliver to Parent letters dated at the time the Registration Statement becomes effective and as of the Closing Date, addressed to Parent, both (i) to the effect that the Acquired Company satisfies the tests applicable to it such that the Merger can be accounted for as a "pooling of interests"; and (ii) containing such matters as are customarily contained in auditors' letters regarding information about the Acquired Company furnished expressly for inclusion in the Registration Statement, and in a form and substance reasonably satisfactory to Parent. The Parent shall use its reasonable best efforts to cause its accountants, Arthur Andersen, LLP to deliver to the Acquired Company letters at such times to the effect that the Parent satisfies the applicable tests for accounting for the Merger as a "pooling of interests."

    2.3.3. Parent shall file and use its reasonable best efforts to have the Registration Statement declared effective by the SEC as promptly as practicable, and shall use its reasonable best efforts to take any action required to be taken to comply with any applicable federal or state securities laws in connection with the issuance of Parent Stock in the Merger; except that such covenant of Parent is made, as to those portions of the Registration Statement containing or required to contain Acquired Company Information, assuming and relying on timely and full compliance with Sections 2.3.1 and 2.3.2.

    2.3.4. Parent covenants that the Registration Statement shall not, at the time it is declared effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading; except that such covenant of Parent is made, as to those portions of the Registration Statement containing or required to contain Acquired Company Information, assuming and relying on timely and full compliance with Sections 2.3.1 and 2.3.2. If at any time prior to the Effective Time any event or circumstance should come to the attention of Parent that is required to be set forth in an amendment or supplement to the Registration Statement, Parent shall use its reasonable best efforts to amend or supplement appropriately the Registration Statement. An amendment or supplement may be accomplished, to the extent permitted by law, rule or regulation, by including such information in a filing under the Exchange Act that is incorporated by reference into the Registration Statement.

    2.3.5. Parent covenants that the Registration Statement and all other documents required to be filed by Parent with the SEC in connection with the transactions contemplated herein shall comply as to form and substance in all material respects with the applicable requirements of the 1933 Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder; except that Parent shall have no liability or obligation for any failure to comply with such requirements arising out of the Acquired Company Information.

    2.3.6. Parent shall use all its reasonable best efforts to file all reports required to be filed by it on a timely basis under the 1933 Act or the Exchange Act and the rules and regulations adopted by the SEC thereunder. Parent and the Acquired Company shall use their reasonable best efforts to take such further action as may be necessary to ensure that the requirements of Rule 144(c) under the 1933 Act are satisfied so as to enable any "affiliates" of the Acquired Company (as that term is used in Rule 145 under the 1933 Act) to offer or sell the Parent Stock received by them in the Merger pursuant to paragraph (d) of Rule 145 (subject to compliance with the provisions of paragraphs (e), (f) and (g) of Rule 144).

    2.3.7. Parent shall use its reasonable best efforts to obtain prior to the effective date of the Registration Statement all necessary "Blue Sky" permits and approvals, if any, required to consummate the Merger.

    2.4  AFFILIATES.

    (a) The Acquired Company shall use its reasonable best efforts to cause each person that is an "affiliate" of the Acquired Company under the Securities Act on the date of the Acquired Company's stockholder meeting to deliver to the Parent at the Closing a written agreement substantially in the form attached hereto as EXHIBIT 2.4(A) ("Rule 145 Letters").

    (b) The Acquired Company shall use its reasonable best efforts to cause each person that is an "affiliate" of the Acquired Company under the Securities Act 31 days prior to the date of the Acquired Company's stockholder meeting to deliver to the Parent on such date a written agreement substantially in the form attached hereto as EXHIBIT 2.4(B) ("Pooling Letters").

    2.5 TRADING PROHIBITIONS. The parties hereto hereby acknowledge that as a result of disclosures by the Acquired Company, Parent and Purchaser contemplated under this Agreement, each of the parties and their affiliates may, from time to time, have material, non-public information concerning the Acquired Company, Parent, Purchaser and their respective subsidiaries or affiliated companies. The parties confirm that they and their affiliates are aware, and have advised their directors, officers, employees and representatives that, (i) the United States securities laws may prohibit a person who has material, non-public information from purchasing or selling securities of any company to which such information relates, and (ii) material non-public information shall not be communicated to any other person except as permitted herein.

    2.6  CONDUCT OF THE BUSINESS OF THE ACQUIRED COMPANY PRIOR TO CLOSING.

    2.6.1. Except (i) with the prior consent in writing of Purchaser (which consent may not be unreasonably withheld in respect of subparagraph (e) below),
(ii) as may be required to effect the transactions contemplated by this Agreement, or (iii) as provided otherwise in this Agreement, the Acquired Company covenants that, between the date of this Agreement and the Effective Time, the Acquired Company will conduct its business in the ordinary course, and that it will:

        (a) preserve the corporate organization of the Acquired Company intact and use its reasonable best efforts to preserve the goodwill of customers and others having business relations with the Acquired Company;

        (b) use its reasonable best efforts to maintain the properties of the Acquired Company in substantially the same working order and condition as such properties are in as of the date of this Agreement, reasonable wear and tear excepted;

        (c) not effect any sale, assignment or transfer of any of its assets except in the ordinary course of business and except for the transfer of funds described on EXHIBIT 2.6.1(C) a trust under the Acquired Company's Executive Retention Plan;

        (d) use its reasonable best efforts to keep in force at no less than their present limits all existing policies of insurance or comparable replacements thereof insuring the Acquired Company and its properties;

        (e) not enter into or renew any Material Contract, enter into any material amendment to any Material Contract or suffer, permit or incur any of the transactions or events described in Section 3.9 hereof to the extent such events or transactions are within the control of the Acquired Company (except that the Acquired Company may enter into Customer Contracts in the ordinary course of business consistent with historical practices);

        (f) not make or permit any change in the Acquired Company's Certificate of Incorporation or Bylaws, or in its authorized securities;

        (g) other than pursuant to the existing terms of the Employee Stock Purchase Plan, not grant any stock option or right to purchase any security of the Acquired Company, issue any security convertible into such securities, purchase, redeem, retire or otherwise acquire any of such securities, or agree to do any of the foregoing or declare, set aside or pay any dividend, make any other distribution or declare any split in respect of such securities;

        (h) not adopt any new Benefit Plan or amend any existing Benefit Plan, and not make any contribution to or distribution from any employee benefit plan, pension plan, stock bonus plan, 401(k) plan or profit sharing plan (except for the payment of any health, disability and life insurance premiums that may become due and except for contributions or distributions required to be made or as consistently made in the past pursuant to the terms of any Benefit Plans);

        (i) not change the amortization or capitalization policies for Owned Software or otherwise make any material changes in the accounting policies of the Acquired Company;

        (j) not issue any note, bond or other debt security, or create, incur, assume or guarantee any indebtedness for borrowed money;

        (k) not issue any shares of Acquired Company Stock other than shares issuable upon exercise of presently exercisable options granted under the Employee Stock Option Plan and the Director Stock Option Plan and shares purchased prior to the Closing under the Employee Stock Purchase Plan;

        (l) not alter in any manner not permitted herein the terms, conditions or dates of vesting or exercise of any of the options granted under the Stock Option Plans; and

        (m) promptly advise Purchaser in writing of any matters arising or of which the Acquired Company becomes aware after the date of this Agreement that, if existing or known at the date hereof, would be required to be set forth or described in this Agreement or the Exhibits hereto.

    2.6.2. Except after prior notification to, and with the prior written consent of, Purchaser, which consent shall not be unreasonably withheld, the Acquired Company shall not make, between the date of this Agreement and the Effective Time, any change in its banking or safe deposit arrangements or grant any powers of attorney.

    2.7 FILING OF TAX RETURNS. The Acquired Company shall cause all of the Acquired Company's material federal, state and local tax returns required to be timely filed before the Effective Time to be timely and accurately filed with the appropriate taxing authorities. For purposes of this Section 2.7, such returns shall be deemed timely filed if the Acquired Company has obtained an extension from the appropriate taxing authority as to the time in which it may file such tax returns. The Acquired Company shall submit all such tax returns to Purchaser at least fifteen (15) days prior to the date they must be filed, and Purchaser shall have the opportunity to comment on such returns. The Acquired Company shall give reasonable and due consideration to any comments on such returns made by Purchaser in light of the circumstances in which they are made.

    2.8  EXAMINATION OF PROPERTY AND RECORDS; CONFIDENTIALITY OF INFORMATION.

    2.8.1. Between the date of this Agreement and the Effective Time, the Acquired Company shall allow Purchaser, its counsel and other representatives full access to its books, records, files, documents, assets, properties, contracts and agreements as may be reasonably requested, and the Acquired Company shall furnish the Purchaser, its officers and representatives during such period with all information concerning its affairs as may be reasonably requested. Between the date of this Agreement and the Effective Time, Parent shall provide to the Acquired Company such information about Parent as the executive officers of the Acquired Company reasonably request in the context of the transactions provided for herein. All such requests shall be directed to the Chief Financial Officer of Parent. Each party shall conduct any investigation in a manner that will not unreasonably interfere with the businesses of the other party.

    2.8.2.   All  non-public information  acquired by  a party  pursuant to this
Section 2.8 or otherwise in connection with this Agreement, whether or not in writing, concerning the business, operations and affairs of another party, will be kept confidential and will not be disclosed to any Person other than the parties hereto or their authorized representatives (who shall be subject to the same obligations) and will not be used for any purpose other than the consummation of the Merger and the related transactions described herein, provided that any party may, upon advice of counsel, and upon prior notice to the party whose information is sought to be disclosed, comply with any order of any court or governmental body. Promptly upon termination of this Agreement, and at the request of a disclosing party, all written materials thus obtained by another party or any of its representatives and all copies and extracts of such materials will be delivered to the disclosing party.

    2.9 CONSENTS AND APPROVALS. As and to the extent requested by Purchaser, the Acquired Company shall use its reasonable best efforts to obtain the waiver, consent and approval of all persons (other than customers) whose waiver, consent or approval (i) is required in order to consummate the transactions contemplated by this Agreement or (ii) is required by any agreement, lease, instrument, arrangement, judgment, decree, order or license to which the Acquired Company is a party or subject on the Effective Time and (a) that would prohibit or require the waiver, consent or approval of any party to such transactions or (b) under which, without such waiver, consent or approval, such transactions would constitute an occurrence of default under the provisions thereof, result in the acceleration of any obligation thereunder or give rise to a right of any party thereto to terminate its obligations thereunder. The failure of the Acquired Party to obtain any such waiver, consent or approval (after using its reasonable best efforts to do so) shall not constitute a breach of, or default under, this Agreement.

    2.10 SUPPLYING OF FINANCIAL STATEMENTS. Parent and the Acquired Company shall each deliver to the other all of its regularly prepared audited and unaudited consolidated and consolidating financial statements prepared after the date of this Agreement, in format historically published or utilized internally (as applicable), and any financial statements prepared for filing with the SEC, as soon as each is available.

    2.11 NO SOLICITATION. The Acquired Company shall not, and the Acquired Company shall not authorize or permit any officer, director or employee of, or any financial advisor, attorney, accountant or other advisor or representative retained by, the Acquired Company to, solicit, initiate, encourage (including by way of furnishing information), endorse or enter into any agreement with respect to, or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal (as hereafter defined). Neither the Board of Directors of the Acquired Company nor any committee thereof shall (a) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Purchaser the approval or recommendation by the Board of Directors of the Acquired Company of the Merger or this Agreement or (b) approve or recommend, or propose to approve or recommend, any Takeover Proposal or any other acquisition of outstanding shares of Acquired Company Stock other than pursuant to the Merger or this Agreement. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent the Board of

Directors of the Acquired Company from furnishing information to or entering into discussions or negotiations with any unsolicited Person, or taking any action described in clauses (a) and (b) of the preceding sentence, if and only to the extent that the Board of Directors of the Acquired Company shall have determined in good faith, after receiving written advice of its outside counsel, that such action would be required under applicable law in the exercise of its fiduciary duties. The Acquired Company will immediately notify the Purchaser if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with the Acquired Company. As used in this Agreement, "Takeover Proposal" shall mean any tender or exchange offer, proposal, other than a proposal by Purchaser or any of its affiliates, for a merger, share exchange or other business combination involving the Acquired Company or any proposal or offer to acquire in any manner a substantial equity interest in the Acquired Company or a substantial portion of the assets of the Acquired Company.

    2.12 HSR ACT FILINGS. Parent and the Acquired Company shall each, in cooperation with the other, make the required filings in connection with the transactions contemplated by this Agreement under the HSR Act with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice, and shall request early termination of the waiting period with respect to such filings. As promptly as practicable from time to time after the date of this Agreement, each party shall make all such further filings and submissions, and take such further action, as may be required in connection therewith, and shall furnish the other all information in its possession necessary therefor. Parent and the Acquired Company shall each notify the other immediately upon receiving any request for additional information with respect to such filings from either the Antitrust Division of the Department of Justice or the Federal Trade Commission, and the party receiving the request shall use its best efforts to comply with such request as soon as possible. Neither such party shall withdraw any such filing or submission without the written consent of the other.

    2.13 TAX REPORTING. For federal and state tax purposes, Purchaser and Parent shall report the transactions contemplated by this Agreement as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Tax Code and similar state laws. Prior to the Effective Time, the Acquired Company will deliver to Purchaser and Parent letters to the reasonable satisfaction of Purchaser and Parent from the Acquired Company and certain of its stockholders that when read together provide assurance that there is no plan or intention on the part of the stockholders of the Acquired Company (or knowledge of such plan or intent to the extent the Acquired Company provides a representation with respect to holders of less than five percent (5%) of the Acquired Company Stock) to sell, exchange or otherwise dispose of a number of shares of Parent Stock received in the Merger that would reduce the Acquired Company's stockholders' ownership of Parent Stock received in the Merger to a number of shares having a value, as of the Effective Time, of less than fifty percent (50%) of the value of all of the outstanding stock of Acquired Company immediately prior to the Effective Time. Purchaser, Parent and the Acquired Company agree that satisfaction of the representations described above will constitute satisfaction of the "continuity of interest" requirement for reorganizations under Section 368(a) of the Tax Code. Each of Purchaser, Parent and the Acquired Company shall use their reasonable best efforts to obtain the tax opinions described in 6.6 and 7.6 hereof.

    2.14 INDEMNIFICATION OF ACQUIRED COMPANY OFFICERS AND DIRECTORS. The Purchaser agrees that it will provide to the directors and officers of the Acquired Company indemnification in accordance with the current provisions of the Certificate of Incorporation and By-Laws of the Acquired Company with respect to matters occurring prior to the Effective Time, including, without limitation, this Agreement and the transactions contemplated hereby, for a period of five years from the Effective Time (or, in the case of matters occurring prior to the Effective Time which have not been resolved prior to the fifth anniversary of the Effective Time, until such matters are finally resolved). To the fullest extent permitted by applicable law, the Purchaser shall advance expenses in connection with the foregoing indemnification. The Parent shall cause to be maintained in effect for twelve (12) months following the Closing the current policies of directors' and officers' liability insurance currently maintained by the Acquired Company, which policies are described on
EXHIBIT 3.19, at no
greater than one hundred percent (100%) of the annual premiums for such coverage as of the date hereof (as reflected on such EXHIBIT 3.19), provided that the Parent may substitute therefor policies of at least the same coverage containing terms and conditions that are no less advantageous. In the event that the premiums for the continued coverage exceed 100% of the premiums for the coverage as of the date hereof (the "100% Amount"), Purchaser shall either substitute coverage meeting the requirements of the proviso in the preceding sentence or continue the existing insurance but reduce the maximum amount of coverage to that available for premiums equal to the 100% Amount.

    2.15 PUBLICATION OF OPERATIONAL RESULTS. Purchaser agrees to use its reasonable best efforts to make publicly available joint results of operations of Parent and the Acquired Company in respect of the first full calendar month subsequent to Closing no later than twenty (20) days following the end of such calendar month.

    2.16 CONTINGENT REGISTRATION RIGHTS. In the event that the average weekly reported volume of trading of the Parent Stock, as reported through the automated quotation system of the Nasdaq Stock Market National Market System, during any four (4) calendar week period ending on any date within six months following the Closing Date constitutes less than two percent (2%) of the number of shares of Parent Stock outstanding as of such date, Parent shall use its best efforts to file promptly and make effective with the SEC a Registration Statement covering the Parent Stock owned by Wind Point Partners II, L.P. (or its partners), Marshall D. Miller, his children, Phileona Foundation and Dorado Investment Company (the "Selling Stockholders") on the basis set forth on the attached EXHIBIT 2.16. Parent acknowledges and agrees that this covenant is made for the express benefit of the Selling Stockholders.

III.  REPRESENTATIONS AND WARRANTIES OF THE ACQUIRED COMPANY.

    The Acquired Company represents and warrants to Purchaser and Parent as follows:

    3.1  ORGANIZATION, STANDING AND FOREIGN QUALIFICATION.

    3.1.1. The Acquired Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business in the places and as it is now being conducted and to own and lease the properties and assets that it now owns or leases.

    3.1.2. The Acquired Company is duly qualified and/or licensed to transact business and in good standing as a foreign corporation in the jurisdictions listed in EXHIBIT 3.1 hereto, and the character of the property owned or leased by the Acquired Company and the nature of the business conducted by it does not require such qualification and/or licensing in any other jurisdiction where the failure to so qualify would have a Material Adverse Effect upon the Acquired Company.

    3.2  AUTHORITY AND STATUS.

    3.2.1. The Board of Directors of the Acquired Company, by unanimous vote of all directors present at a meeting duly called and held, has (i) determined that the Merger is fair to and in the best interests of the stockholders of the Acquired Company and (ii) resolved to submit the Merger to and recommend approval of the Merger by the stockholders of the Acquired Company.

    3.2.2. The Acquired Company has the capacity and authority to execute and deliver this Agreement, to perform hereunder, and, upon approval of the transactions provided for herein by its stockholders, to consummate the transactions contemplated hereby without any other corporate or stockholder approval. The execution, delivery and performance by the Acquired Company of this Agreement and each and every other agreement, document and instrument provided for herein have been duly authorized and approved by the Board of Directors of the Acquired Company. Assuming this Agreement and each and every agreement, document or instrument to be executed, delivered and performed by the Acquired Company in connection herewith are valid and legally binding obligations of Purchaser and Parent, this Agreement and each and every agreement, document and instrument to be executed, delivered and performed by the Acquired Company in connection herewith constitute or will, when executed and delivered, constitute the valid and legally binding obligation of the Acquired Company enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect affecting the enforcement of creditors' rights generally. Attached hereto as EXHIBIT 3.2 are true, correct and complete copies of the Certificate of Incorporation and Bylaws of the Acquired Company.

    3.2.3. The Board of Directors of the Acquired Company received an opinion from Dean Witter Reynolds Inc., its financial advisor, concurrently with the approval described in Section 3.2.1 above to the effect that the consideration to be received by the Acquired Company's stockholders in the Merger is fair to such stockholders from a financial point of view.

    3.3 CAPITALIZATION. The entire authorized capital stock of the Acquired Company consists of thirty-five million (35,000,000) shares of stock, of which thirty million (30,000,000) shares are designated Common Stock, par value $0.001 per share, and five million (5,000,000) shares are designated Preferred Stock, par value $.001 per share. Of the total authorized Common Stock, as of June 30, 1995, eight million six hundred sixty thousand eight hundred one (8,660,801) shares were issued and outstanding and no shares were held in the Acquired Company's treasury. Of the total authorized Preferred Stock, no shares are issued. As of June 30, 1995, there were options outstanding under the Director Stock Option Plan and the Employee Stock Option Plan entitling the optionees thereunder, upon valid exercise, to acquire in the aggregate one million two hundred ninety-two thousand two hundred fifty-eight (1,292,258) shares of Common Stock. All of the outstanding shares of Acquired Company Stock (and any shares issuable pursuant to presently outstanding options, if exercised and purchased at the applicable exercise price) were duly authorized and will be, when issued and the option price paid, validly issued, fully paid and nonassessable. None of the capital stock of the Acquired Company is entitled to or subject to preemptive rights. Other than the requisite stockholder vote to consummate the Merger, the authorization or consent of no other Person is required in order to consummate the transactions contemplated herein by virtue of any such Person having an equitable or beneficial interest in the capital stock of the Acquired Company. Except as set forth on EXHIBIT 3.3, there are no outstanding options, warrants, calls, commitments or plans by the Acquired Company or any Subsidiary to issue any additional shares of its capital stock, to pay any dividends on such shares or to purchase, redeem, or retire any outstanding shares of its capital stock, nor are there outstanding any securities or obligations that are convertible into or exchangeable for any shares of capital stock of the Acquired Company. Other than as disclosed on EXHIBIT 3.3, there are not now, and at the Effective Time there will not be, any voting trusts or other agreements or understandings to which the Acquired Company is a party or is bound with respect to the voting of the capital stock of the Acquired Company.

    3.4 ABSENCE OF EQUITY INVESTMENTS. Except as described in EXHIBIT 3.4 hereto, the Acquired Company does not, either directly or indirectly, own of record or beneficially any shares or other equity interests in any corporation, partnership, limited partnership, joint venture, trust or other business entity.

    3.5  LIABILITIES AND OBLIGATIONS OF THE ACQUIRED COMPANY.

    3.5.1. Attached hereto as EXHIBIT 3.5.1 are true and complete copies of the Acquired Company's audited balance sheets as of December 31, 1992, December 31, 1993 and December 31, 1994 and the related statements of operations, stockholders' equity and cash flows for the years then ended, together with the reports of Arthur Andersen, LLP thereon, and an unaudited balance sheet as of March 31, 1995 and the related statements of operations, stockholders' equity and cash flows for the three-month period then ended (respectively, the "1992, 1993, 1994 and Interim 1995 Acquired Company Financial Statements"). The 1992, 1993, 1994 and Interim 1995 Acquired Company Financial Statements have been prepared in accordance with generally accepted accounting principles, consistently applied, and fairly present in all material respects the financial condition of the Acquired Company as of the respective dates thereof (subject, in the case of the Interim 1995 Acquired

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Company Financial Statements, to the absence of footnotes and to normal year-end adjustments). Except as set forth on EXHIBIT 3.5.1, the Acquired Company has no liabilities, whether absolute, contingent, accrued or otherwise ("Liabilities"), except for (i) any Liability to the extent accrued or reserved against in the balance sheet included in the Interim 1995 Acquired Company Financial Statements or disclosed in the notes to the 1994 Acquired Company Financial Statements;
(ii) any Liability which was incurred after March 31, 1995 in the ordinary course of business, which Liabilities have not individually or in the aggregate had and would not have a Material Adverse Effect; (iii) any Liabilities to the extent disclosed in the Acquired Company Reports and (iv) any other Liabilities which would not have a Material Adverse Effect. The Acquired Company has delivered to Purchaser true and complete copies of interim management-prepared financial statements for the two months ending May 31, 1995 with schedules in respect of accrued expenses attached thereto.

    3.6  TAX RETURNS.

    3.6.1. The Acquired Company has, as of the date hereof, and will prior to the Effective Time have, timely and accurately filed all federal, state, foreign and local income, franchise, sales, real and personal property and other tax returns and reports required to be filed by it prior to such dates and have timely paid, or will prior to the Effective Time timely pay, all taxes shown on such returns as owed for the periods of such returns, including all withholding or other payroll related taxes shown on such returns, except where the failure to so file any such return or report would not have a Material Adverse Effect upon the Acquired Company. The tax basis of all assets of the Acquired Company as reflected on its books and records is correct and accurate in all material aspects. No material assessments or notices of deficiency or other communications have been received by the Acquired Company, nor have any been threatened, with respect to any such tax return that has not been paid, discharged or fully reserved in the Interim 1995 Acquired Company Financial Statements or EXHIBIT 3.6 hereto, and no amendments or applications for refund have been filed or are planned with respect to any such return. Except as set forth on EXHIBIT 3.6, there are no agreements between the Acquired Company and any taxing authority, including, without limitation, the IRS, waiving or extending any statute of limitations with respect to any tax return, and the Acquired Company has not filed any consent or election under the Tax Code, including, without limitation, any election under Section 341(f) of the Tax Code.

    3.6.2. The Acquired Company has not made any parachute payments as such term is defined in Section 280G of the Tax Code, is not obligated to make any parachute payments, and is not a party to any agreement that under certain circumstances could obligate it, or any successor in interest, to make any parachute payments that will not be deductible under Section 280G of the Tax Code.

    3.6.3 The Acquired Company (a) has withheld proper and accurate amounts in compliance, in all material respects, with the tax withholding provisions of all applicable laws for all compensation paid to the officers and employees of the Acquired Company, (b) has correctly and properly prepared and duly and timely filed all returns and reports relating to those amounts withheld from its officers and employees and to its employer liability for employment taxes under the Tax Code and applicable state and local laws and (c) has duly and timely paid and remitted to the appropriate taxing authorities the amounts withheld from its officers and employees and any additional material amounts that represent its employer liability under applicable law for employment taxes.

    3.6.4 The income tax returns of the Acquired Company have been audited by the IRS or the statute of limitations for assessment has closed for all tax years through the year ended December 31, 1990, and all taxes, deficiencies, penalties and interest relating to such tax years have been fully paid and satisfied by the Acquired Company.

    3.6.5 No issue has been raised by the IRS, any state or local taxing authority, or any other investigation or audit, that will have, or can be expected to have, a Material Adverse Effect on the Acquired Company.

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
    3.6.6 The 1992, 1993, 1994 and Interim 1995 Acquired Company Financial Statements include, and the accounts of the Acquired Company will include, for all periods up to and including the Closing Date, adequate provision under generally accepted accounting principles for all unpaid applicable taxes, assessments, fees and charges relating to the Acquired Company.

    3.6.7 The Acquired Company is not a "United States real property holding corporation" as defined in Section 897(c)(2) of the Tax Code.

    3.7 OWNERSHIP OF ASSETS AND LEASES. The Acquired Company has title to all of its property and assets used or useful in its business, other than leased or licensed property and immaterial items of personal property, free and clear of any liens, security interests, claims, charges, options, rights of tenants or other encumbrances, except as disclosed in EXHIBIT 3.7 or reserved against in the Interim 1995 Acquired Company Financial Statements (to the extent and in the amounts so disclosed or reserved against) and except for liens arising from current taxes not yet due and payable and other immaterial liens. The Acquired Company has not received any payment from a lessor or licensee in connection with or as inducement for entering into a lease or license in which the Acquired Company is a lessee or licensee, except licenses, fees and similar payment in the ordinary course of business. All buildings and material items of machinery and equipment owned or leased by the Acquired Company are in good operating condition and reasonable state of repair, subject only to ordinary wear and tear. Except as reserved against in the Interim 1995 Acquired Company Financial Statements, or disclosed on EXHIBIT 3.7, the inventories of the Acquired Company consist only of items of supplies and computer-related equipment of a quality and quantity usable in the normal course of their businesses. The Acquired Company has received no written notice of a material violation of any applicable zoning regulation, ordinance or other law, regulation or requirement relating to its operations and properties, whether owned or leased. All of the accounts receivable of the Acquired Company as of the Effective Time will reflect actual transactions and will have arisen in the ordinary course of business.

    3.8  AGREEMENT DOES NOT VIOLATE OTHER  INSTRUMENTS.  Except as set forth  on
EXHIBIT 3.8 hereto, the execution and delivery of this Agreement by the Acquired Company does not, and the consummation of the transactions contemplated hereby will not, violate any provision of the Certificate of Incorporation, as amended, or Bylaws, as amended, of the Acquired Company or violate, breach or constitute an occurrence of default under any provision of, or result in acceleration of any obligation under, or give rise to a right by any party to terminate its obligations under any Material Contract, or any order, judgment or decree to which the Acquired Company is a party or is bound or by which the Acquired Company's assets are affected. Except for the applicable requirements of the HSR Act, the 1933 Act, the Exchange Act and applicable Blue Sky laws, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity is required to be obtained or made by or with respect to the Acquired Company, or any assets, properties or operations of the Acquired Company in connection with the execution and delivery by the Acquired Company of this Agreement or the consummation of the transactions contemplated hereby.

    3.9 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed on EXHIBIT 3.9, since March 31, 1995, the Acquired Company has operated in the ordinary course of business and there has not been (i) any material damage, destruction or other casualty loss with respect to property owned or leased by the Acquired Company, whether or not covered by insurance; (ii) any increase in dividends or employee compensation or benefits payable by the Acquired Company, except for increases in compensation in the ordinary course of business consistent with historical practices; (iii) any material change in accounting methods; or (iv) any other event or condition that has resulted in any Material Adverse Effect.

    3.10 LITIGATION. Except as otherwise set forth in EXHIBIT 3.10 hereto, there is no suit, action, arbitration, proceeding, claim or investigation pending or, to the knowledge of the Acquired Company, threatened against or affecting the Acquired Company that would have a Material Adverse Effect, and, to the knowledge of the Acquired Company, there exists no reasonable basis or grounds for any such suit, action, arbitration, proceeding, claim or investigation that would have a Material Adverse Effect.

    3.11 LICENSES AND PERMITS; COMPLIANCE WITH LAW. The Acquired Company holds all licenses, certificates, permits, franchises and rights from all appropriate federal, state or other public authorities necessary for the conduct of its business and the use of its assets except for such licenses, certificates, permits franchises and rights the absence of which would not have a Material Adverse Effect in respect of the Acquired Company. Except as noted in EXHIBIT 3.11, and except for any matters which will not have a Material Adverse Effect in respect of the Acquired Company, the Acquired Company presently is conducting its business so as to comply with all applicable statutes, ordinances, rules, regulations and orders of any governmental authority. Further, the Acquired Company is not presently charged with, or under governmental investigation with respect to, any actual or alleged violation of any statute, ordinance, rule or regulation, or presently the subject of any pending or, to the knowledge of the Acquired Company, threatened adverse proceeding by any regulatory authority having jurisdiction over its business, properties or operations.

    3.12 CONTRACTS, AGREEMENTS AND INSTRUMENTS GENERALLY. EXHIBIT 3.12 hereto consists of a true and complete list as of the date hereof (identifying by title, date and parties) of all contracts, agreements, commitments and other instruments (whether oral or written) to which the Acquired Company is a party (excluding all contracts between the Acquired Company and Purchaser) as follows:

        3.12.1. any contracts, agreements, commitments or other instruments in effect with any customer of the Acquired Company (excluding any customer that has purchased products or services of the Acquired Company through the Purchaser), including without limitation any consulting services agreements, software license agreements, software development agreements, other licenses, purchase commitments or installation agreements and maintenance or service agreements in excess of $75,000 per year (hereinafter referred to as the "Customer Contracts," and identified as such on EXHIBIT 3.12), other than purchase orders for software modules in the ordinary course of business;

        3.12.2. any lease, rental agreement or other contract or commitment affecting the ownership or leasing of, title to or use of any interest in real or personal property with payments equal to or greater than $5,000 per month and any maintenance or service agreements relating to any real or personal property with payments equal to or greater than $5,000 per month;

        3.12.3. any contract or commitment providing for payments based in any manner upon the sales, purchases, receipts, income or profits of the Acquired Company, other than Customer Contracts;

        3.12.4. any employment contract, any plan or arrangement providing for continuing payment of any type or nature after termination of employment, including, without limitation, any severance, termination, parachute, or other payments (whether due to a change in control, termination or otherwise) and bonuses and vested commissions;

        3.12.5.     any   contract,  agreement,   understanding  or  arrangement
    restricting the Acquired Company from carrying on its business anywhere in the world;

        3.12.6. any instrument or arrangement evidencing or related to indebtedness for money borrowed or to be borrowed, whether directly or indirectly, by way of purchase-money obligation, guaranty, subordination, conditional sale, lease-purchase or otherwise providing for payments in excess of $5,000 per month;

        3.12.7. any joint product development agreement with any party other than the Purchaser, other than Customer Contracts;

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
        3.12.8. any contract or agreement with vendors of material equipment purchased by the Acquired Company or appointing the Acquired Company as a reseller of equipment, other than purchase orders in the ordinary course of business; and

        3.12.9. any other contract, agreement, commitment or other instrument that involves a receipt of or requires an expenditure by the Acquired Company or requires the performance of services or delivery of goods to, by, through, on behalf of or for the benefit of the Acquired Company, in excess of $100,000.00 during the remainder of its term.

    The contracts, agreements, commitments and other instruments listed or required to be listed on EXHIBITS 3.12 AND 3.14(A)(II) are herein referred to as the "Material Contracts."

    All of the Material Contracts are valid and binding upon the Acquired Company and the other parties thereto and are in full force and effect and enforceable in accordance with their terms, except as enforceability may be affected by bankruptcy, insolvency, moratorium or similar laws affecting creditors rights generally and general principles of equity relating to the availability of equitable remedies. Except as listed on EXHIBIT 3.12(A), the Acquired Company has not, and, to the knowledge of the Acquired Company, no other party to any Material Contract has breached in any material respect any provision of, or is in default in any material respect under, the terms thereof. Except as listed on EXHIBIT 3.12(A) and except with respect to Customer Contracts to which Purchaser is a party, there are no existing facts or circumstances that would prevent the Customer Contracts from maturing upon performance thereunder by the Acquired Company into valid accounts receivable which are payable to the Acquired Company consistent in all material respects with historical experience. Except as listed on EXHIBIT 3.12(A) and except accounts receivable from the Purchaser, the Acquired Company has performed all work and other obligations in respect of receivables outstanding for more than ninety (90) days to fully recognize and be entitled to collect same in all material respects. Except for terms specifically described in EXHIBIT 3.12, the Acquired Company has not received any payment from any contracting party in connection with or as an inducement for entering into any contract, agreement, policy or instrument except for payment for actual services rendered or to be rendered by the Acquired Company consistent with amount historically charged for such services.

    3.13 CUSTOMER CONTRACTS. Except as set forth on EXHIBIT 3.13A, substantially all of the Customer Contracts (other than development contracts) conform in all material respects to one of the forms attached hereto as EXHIBIT 3.13B (the "Customer Contract Forms"), except where such deviations would not have a Material Adverse Effect in respect of the following terms: acceptance, limitation of remedies, warranty limitations, commitments relative to hardware upgrades for breach of any response time warranty, confidentiality, and modification to comply with governmental regulation. Except as set forth on
EXHIBIT 3.13A, the Acquired Company has no material commitments to provide existing customers products developed in the future at a credit to existing payment obligations or for less than normal prices. Except as set forth on
EXHIBIT 3.13A, with respect to each Customer Contract, (i) each customer to which computer software owned by the Acquired Company (the "Owned Software") has been licensed and delivered pursuant to such Customer Contract and certified as operational by the Acquired Company has accepted such software to the extent and on the terms and conditions provided for in such Customer Contract except for immaterial items of Owned Software; (ii) in each case in which the Customer Contract pursuant to which Owned Software is licensed incorporates response(s) by the Acquired Company to a Request for Proposal by the customer, such software has met all material requirements set forth in such response(s); and (iii) all performance warranties with respect to Owned Software made by the Acquired Company in any Customer Contract, including warranties with respect to capacity, availability, downtime and response time, have been satisfied in all material respects upon the terms and conditions and to the extent provided for in such Customer Contract.

    3.14  INTELLECTUAL PROPERTY; COMPUTER SOFTWARE.

    3.14.1. Except as listed on EXHIBIT 3.14.1, the Acquired Company is the owner, free and clear of all material liens, claims, security interests and encumbrances, or has the right to use without material restriction pursuant to a valid license, all trademarks, trade names, service marks, service names, and brand names (whether or not any of the same are registered), and all copyrights and patents, together with all registrations and applications for registrations of the foregoing, if any, applicable to or used in the businesses of the Acquired Company. Except as listed on EXHIBIT 3.14.1, the Acquired Company is not currently in receipt of any notice of any violation of, and the Acquired Company is not violating (other than immaterial violations), the rights of others in any trademark, trade name, service mark, copyright, patent, trade secret, know-how or other intangible asset.

    3.14.2.(i) EXHIBIT 3.14.2(I) contains a complete and accurate list of all Owned Software, other than immaterial Owned Software. The Acquired Company has title to the Owned Software, free and clear of all claims, including claims or rights of employees, agents, consultants, customers, licensees or other parties involved in the development, creation, marketing, maintenance, enhancement or licensing of such computer software. Except as indicated on EXHIBIT 3.14.2(I) and for commercially available, over-the-counter "shrink-wrap" software, the Owned Software is not dependent on any Licensed Software (as defined in subsection (ii) below) in order to fully operate in the manner in which it is intended. No Owned Software has been published or disclosed to any other parties, except pursuant to contracts requiring such other parties to keep the Owned Software confidential and where such disclosure would not have a Material Adverse Effect. To the knowledge of the Acquired Company, no such other party has breached any such obligation of confidentiality.

    3.14.2(ii) EXHIBIT 3.14.2(II) contains a complete and accurate list of all software (other than commercially available over-the-counter "shrink-wrap" software) under which the Acquired Company is a licensee, lessee or otherwise has obtained the right to use (the "Licensed Software"), other than immaterial Licensed Software, and includes reference to any agreement to use, license, lease or other instrument pursuant to which the Acquired Company has obtained such right. The Acquired Company has the right and license to use, sublicense, modify and copy such Licensed Software as set forth in the respective license, lease or similar agreement pursuant to which the Licensed Software is licensed to the Acquired Company, free of any other limitations or encumbrances.

    3.14.2(iii) The Owned Software and Licensed Software and commercially available over-the-counter "shrink-wrap" software constitute all software used in the businesses of the Acquired Company (collectively, the "Acquired Company Software"), other than immaterial Owned Software and immaterial Licensed Software. The Acquired Company is not infringing (other than immaterial infringements) any intellectual property rights of any other person or entity with respect to the Acquired Company Software, and, to the knowledge of the Acquired Company, no other person or entity is infringing any intellectual property rights of the Acquired Company with respect to the Acquired Company Software other than immaterial infringements.

    3.14.2(iv) The Acquired Company has not granted marketing rights in the Acquired Company Software to any third party other than Purchaser.

    3.15 LABOR MATTERS. Within the last three (3) years the Acquired Company has not been the subject of any union activity or labor dispute, nor has there been any strike of any kind called or, to the knowledge of the Acquired Company, threatened to be called against it. The Acquired Company has not violated in any material respect any applicable federal or state law or regulation relating to labor or labor practices. EXHIBIT 3.15(D) sets forth a true, correct and complete list of employer loans or advances from the Acquired Company to its employees. The Acquired Company is in compliance with all applicable requirements of the Immigration and Nationality Act of 1952, as amended by the Immigration Reform and Control Act of 1986 and the regulations promulgated thereunder (hereinafter collectively referred to as the "Immigration Laws"), except for any non-compliance that would not have a Material Adverse Effect.

    3.16  BENEFIT PLANS.

    3.16.1. EXHIBIT 3.16 lists every pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plan; any medical, vision, dental or other health plan; any life insurance plan or any other employee benefit plan or fringe benefit plan; including, without limitation, any "employee benefit plan," as that term is defined in Section 3(3) of ERISA, that is currently maintained, sponsored in whole or in part, or contributed to by the Acquired Company or any ERISA Affiliate of the Acquired Company, for the benefit of, providing any remuneration or benefits to, or covering any current or former employee, retiree, dependent, spouse or other family member or beneficiary of such employee or retiree, director, independent contractor, stockholder, officer or consultant of the Acquired Company (the "Current Plans"). The Current Plans, together with any such plans or arrangements previously adopted or sponsored, contributed to by the Acquired Company or any ERISA Affiliate of the Acquired Company or under (or in connection with) which the Acquired Company or an ERISA Affiliate of the Acquired Company has any contingent or noncontingent liability of any kind (whether or not probable of assertion) that would have a Material Adverse Effect on the Company are collectively referred to herein as the "Benefit Plans". Any of the Benefit Plans that is an "employee pension benefit plan," or an "employee welfare benefit plan" as those terms are defined in Section 3(1) of ERISA, is referred to herein as an "ERISA Plan." No Benefit Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.

    3.16.2. EXHIBIT 3.16 also lists, with respect to all Benefit Plans listed in EXHIBIT 3.16: (a) all trust agreements fidelity bonds, fiduciary liability policies, investment manager or advisory contracts, and all amendments (if any) thereto, (b) where applicable, with respect to any such plans or plan amendments, the most recent determination letters issued by the IRS, and (c) the most recent summary plan descriptions and any material modifications thereto. Except as set forth on EXHIBIT 3.16.2, the Acquired Company has delivered a true and complete copy of each such Benefit Plan, agreement, most recent IRS letter or ruling, opinion, return, financial statement and summary plan description described in Sections 3.16.1 or 3.16.2 hereof, certified as such by a duly authorized officer of the Acquired Company, together with the annual report (Form 5500 Series) for the two most recent plan years for any Benefit Plan subject to such reporting requirements.

    3.16.3. Except where any failure to comply would not have a Material Adverse Effect on the Acquired Company, all the Benefit Plans and any related trusts subject to ERISA comply with and have been administered in substantial compliance with the applicable provisions of ERISA, all applicable provisions of the Tax Code relating to qualification and tax exemption under Tax Code Sections 401(a) and 501(a) or otherwise necessary to secure intended tax consequences, all applicable state or federal securities laws and all other applicable laws, rules and regulations, and the Acquired Company has not received any notice from any governmental agency or instrumentality questioning or challenging such compliance. Any noncompliance or failure properly to maintain, operate or administer a Benefit Plan or related trust has not rendered nor will render such Benefit Plan or related trust or the Parent, Purchaser or Acquired Company subject to or liable for any material taxes, penalties, or liabilities to any Person.

    3.16.4. None of the Acquired Company, and, to the knowledge of the Acquired Company, any administrator or fiduciary of any such Benefit Plan (or agent or delegate of any of the foregoing) has engaged in any transaction or acted or failed to act in any manner that could subject the Acquired Company to any direct or indirect liability (by indemnity or otherwise) for a breach of any fiduciary, co-fiduciary or other duty under ERISA that would have a Material Adverse Effect on the Company. No material oral or written representation or communication with respect to any aspect of the Benefit Plans has been or will be made to employees of the Acquired Company prior to the Closing Date that is not in accordance with the written or otherwise preexisting terms and provisions of such Benefit Plans in effect immediately prior to the Closing Date, except for any amendments or terminations required by the terms of this Agreement and except for any such representation or communication as would not have a Material Adverse Effect on the Acquired Company. To the knowledge of the Acquired Company there are no pending unresolved claims or disputes under the terms of, or in connection with, the Benefit Plans (other than routine undisputed claims for benefits), and no action, legal or otherwise, has been commenced with respect to any claim.

    3.16.5. To the knowledge of the Acquired Company, all annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports and summary plan descriptions issued with respect to the Benefit Plans are correct and accurate in all material respects as of the dates thereof; and there have been no amendments filed to any of such reports, returns, statements, valuations or descriptions or required to make the information therein true and accurate. All annual reports (Form 5500 series) required to be filed with respect to any Current Plan for the Plan year ending in 1994 have been or will be timely filed prior to Closing.

    3.16.6. No non-exempt "prohibited transaction" (within the meaning of 4975(c) of the Tax Code involving any Benefit Plan has occurred. None of the assets of any ERISA Plan is an "employer security" (within the meaning of Section 407(d)(1) of ERISA) or "employer real property" (within the meaning of
Section 407(d)(2) of ERISA).

    3.16.7. The only Benefit Plan that is or has been an "employee pension benefit plan" as defined in Section 3(2) of ERISA is the 401(k) Plan. The 401(k) Plan is qualified under Section 401(a) of the Tax Code and its related trust is exempt from tax under Section 501(a) of the Tax Code and no circumstances exist that could result in a disqualification of the 401(k) Plan or loss of tax-exempt status for its related trust that would have a Material Adverse Effect on the Acquired Company. Neither the 401(k) Plan nor any predecessor plan has ever been subject to the provisions of Title IV of ERISA or to the minimum funding standards of Section 412 of the Tax Code.

    3.16.8. As of March 31, 1995, the Acquired Company had no current or future liability with respect to any events or matters occurring, arising or accruing on or prior to such date under any Benefit Plan that was not reflected in the Interim 1995 Acquired Company Financial Statements and that would have a Material Adverse Effect on the Acquired Company.

    3.16.9. Neither the Acquired Company nor any ERISA Affiliate of the Acquired Company has maintained, and neither now maintains, a Benefit Plan providing welfare benefits (as defined in ERISA Section 3(1)) to employees after retirement or other separation of service except to the extent required under
Part 6 of Title I of ERISA and Tax Code Section 4980B.

    3.16.10. Except as set forth on EXHIBIT 3.16.10, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee (or any spouse, dependent or other family member of such employee) of the Acquired Company to severance pay, unemployment compensation or any payment contingent upon a change in control or ownership of the Acquired Company, or (ii) accelerate the time of payment or vesting, or increase the amount, of any compensation due to any such employee or former employee (or any spouse, dependent or other family member of such employee).

    3.17 CUSTOMERS. Except as set forth in EXHIBIT 3.17, as of the date hereof the Acquired Company has not received any notice from, and does not have any knowledge that, any current customer of the Acquired Company has taken or will take any steps that could disrupt the business relationship of the Acquired Company with such customer in any material respect. The Acquired Company will not suffer subsequent to the date hereof and prior to the Closing any damage to the business relationship of the Acquired Company with any current customer or customers of the Acquired Company that would have in the aggregate a Material Adverse Effect.

    3.18 ENVIRONMENTAL MATTERS. Except with respect to chemicals contained in products used by the Acquired Company in the ordinary course of business and except as set forth in EXHIBIT 3.18, no real property now or previously owned, leased or used by the Acquired Company (the "Real Property") has been used by the Acquired Company or, to the knowledge of the Acquired Company, any other party for the handling, treatment, storage or disposal of any Hazardous Substance. Except as set forth in EXHIBIT 3.18, no release, discharge, spillage or disposal into the environment of any material quantity of a Hazardous
Substance and no material soil, water or air contamination by any Hazardous Substance has occurred or is occurring in, from or on the Real Property (a) by virtue of the actions or failure to act of any of the Acquired Company or (b) to the knowledge of the Acquired Company, by virtue of the actions or failure to act of any other party. Except as set forth in EXHIBIT 3.18, the Acquired Company has complied in all material respects with all reporting requirements under any applicable federal, state or local environmental laws and any permits with respect to the Real Property, and there are no existing material violations by the Acquired Company of any such environmental laws or permits with respect to the Real Property. Except as set forth in EXHIBIT 3.18, there are no claims, actions, suits, proceedings or investigations related to the presence, release, production, handling, discharge, spillage, transportation or disposal of any Hazardous Substance or ambient air conditions or contamination of soil, water or air by any Hazardous Substance pending or threatened (1) with respect to the Real Property (a) by virtue of the actions or failure to act of the Acquired Company or (b) to the knowledge of the Acquired Company, by virtue of the actions or failure to act of any other party, or (2) otherwise against the Acquired Company, in any court or before any state, federal or other governmental agency or private arbitration tribunal and, to the knowledge of the Acquired Company, there is no reasonable basis for any such claim, action, suit, proceeding or investigation (i) with respect to the Real Property (a) by virtue of the actions or failure to act of the Acquired Company or (b) to the knowledge of the Acquired Company, by virtue of the actions or failure to act of any other party, or (ii) otherwise against the Acquired Company or any Subsidiary. Except as disclosed on EXHIBIT 3.18, to the knowledge of the Acquired Company, there are no underground storage tanks on the Real Property. To the knowledge of the Acquired Company, no building or other improvement included in the Real Property contains any exposed or friable asbestos currently required to be removed or otherwise treated under applicable law. For the purposes of this Agreement, "Hazardous Substance" shall mean any hazardous or toxic substance or waste as those terms are defined by any applicable federal, state or local law, ordinance, regulation, decision, order or decree, including, without limitation, the Comprehensive Environmental Recovery Compensation and Liability Act, 42 U.S.C. 9601 ET SEQ., the Hazardous Materials Transportation Act, 49 U.S.C. 1801 ET. SEQ. and the Resource Conservation and Recovery Act, 42 U.S.C. 6901 ET SEQ., and petroleum, petroleum products and oil.

    3.19 INSURANCE. Set forth in EXHIBIT 3.19 is a complete list of all material insurance policies that the Acquired Company maintains with respect to its businesses, properties or employees. Except as set forth in EXHIBIT 3.19, such policies are in full force and effect and no event has occurred that would give any insurance carrier a right to terminate any such policy. Such policies are adequate to insure against risks to which the Acquired Company and its properties and assets are exposed in the operation of its business in such amounts and types of coverage as are commercially reasonable and are consistent with practices in the industry in which the Acquired Company operates. Except as set forth in EXHIBIT 3.19, since March 31, 1995, there has not been any change in the Acquired Company's relationship with its insurers or in the premiums payable pursuant to such policies.

    3.20 RELATED PARTY RELATIONSHIPS. Except as set forth in EXHIBIT 3.20, to the knowledge of the Acquired Company, no stockholder owning greater than a five-percent (5%) interest in the Acquired Company, no affiliate or member of the immediate family of any such stockholder, and no officer or director or member of the immediate family of such officer or director of the Acquired Company possesses, directly or indirectly, any beneficial interest in, or is a director, officer or employee of, or member of the immediate family of a director, officer or employee of, any corporation, partnership, firm, association or business organization that is a client, supplier, customer, lessor, lessee, lender, creditor, borrower, debtor or contracting party with or of the Acquired Company (except as a stockholder holding less than a one-percent 1% interest in a corporation whose shares are traded on a national or regional securities exchange or in the over-the-counter market).

    3.21 INFORMATION. The Acquired Company has made accessible to Purchaser or Parent each registration statement, schedule, report, proxy statement or information statement it has filed with the SEC since January 1, 1993, including, without limitation, (a) the Acquired Company's Annual Reports on Form 10-K for the years ended December 31, 1993, and December 31, 1994, including all documents incorporated therein and (b) the Acquired Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995 and any Report on Form 8-K filed since December 31, 1994

(collectively, the "Acquired Company Reports"). As of the date of this Agreement, the Acquired Company Reports, taken together with information previously furnished by the Acquired Company to Parent or Purchaser, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. As used in this Section 3.21, "material" means material to the financial condition, business, properties, rights or operations of the Acquired Company.

    3.22 POOLING OF INTERESTS. The Acquired Company is not aware of any facts or circumstances in respect of it or its accounting procedures which would have the effect of precluding accounting for the transactions contemplated hereby as a "pooling of interests."

    3.23   DISCLOSURE AND  ABSENCE  OF UNDISCLOSED  LIABILITIES.   No  statement
contained herein or in any certificate, schedule, list, exhibit or other instrument furnished or required to be furnished to Parent or Purchaser pursuant to the provisions hereof contains, or will at the time it is furnished contain, any untrue statement of any material fact or omits to state any fact necessary to make the statements herein or therein in light of the circumstances in which they were made or omitted not false or misleading. As used in this Section, "material" means material to the financial condition, business, properties, rights or operations of the Acquired Company.

    3.24 NO SPECIAL STOCKHOLDER RIGHTS. Except for the Voting Trust Agreement and the Registration Rights Agreement referenced in Section 6.13, the Acquired Company has no agreement with any individual or entity that grants such person any rights as a stockholder of Acquired Company Stock that are in addition to such holder's rights under the Acquired Company's Certificate of Incorporation or Bylaws (including, without limitation, registration rights, preemptive rights, put rights, rights of co-sale or rights to Board representation).

IV.  REPRESENTATIONS AND WARRANTIES OF PURCHASER AND PARENT.

    Purchaser and Parent, jointly and severally, represent and warrant to the Acquired Company as follows:

    4.1  ORGANIZATION  AND STANDING.   Each of  Purchaser and Parent  is a  duly
organized and validly existing corporation in good standing under the laws of the State of Delaware.

    4.2 CORPORATE POWER AND AUTHORITY. Each of Purchaser and Parent has the capacity and authority to execute and deliver this Agreement, to perform hereunder and to consummate the transactions contemplated hereby without the necessity of any act or consent of any other Person whomsoever. The execution, delivery and performance by Purchaser and Parent of this Agreement and each and every agreement, document and instrument provided for herein have been duly authorized and approved by their respective Boards of Directors (or Executive Committees thereof). Assuming this Agreement, and each and every other agreement, document and instrument to be executed, delivered and performed by Purchaser and Parent in connection herewith are valid and legally binding on the Acquired Company, this Agreement, and each and every other agreement, document and instrument to be executed, delivered and performed by Purchaser and Parent in connection herewith, constitute or will, when executed and delivered, constitute the valid and legally binding obligations of Purchaser and Parent as applicable, enforceable against each of them in accordance with their respective terms, except as enforceability may be limited by applicable equitable principles, or by bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect affecting the enforcement of creditors' rights generally.

    4.3 CAPITALIZATION. The entire authorized capital stock of the Parent consists of sixty-one million (61,000,000) shares of stock, of which sixty million (60,000,000) shares are designated Common Stock, par value $.05 per share, and one million (1,000,000) shares are designated Preferred Stock, no par value per share ("Parent Preferred Stock"). Of the total authorized Common Stock as of June 30, 1995, approximately fifty-three million one hundred one thousand (53,101,000) shares were issued, of which approximately thirty-six million one hundred ninety-seven thousand (36,197,000) shares were outstanding and approximately sixteen million nine hundred four thousand shares were held in the Parent's treasury. Of the total authorized Preferred Stock, none were outstanding. On February 12, 1991, Parent declared a dividend distribution of one Preferred Share Purchase Right for each share of Parent Stock. As of June 30, 1995 none of such Rights had been exercised. As of June 30, 1995, Parent had an aggregate of approximately one million three hundred sixteen thousand ninety-seven (1,316,097) shares of Common Stock reserved for issuance under previously approved employee stock option, purchase or benefit plans. All of the outstanding shares of Parent Stock (including any shares issued pursuant to existing Parent stock option, purchase or benefit plans, if exercised and purchased at the applicable exercise price) and Parent Preferred Stock were duly authorized (or will be when issued and the option or purchase price is paid), validly issued, fully paid and nonassessable. None of the capital stock of the Parent is entitled or subject to preemptive rights. All of the outstanding capital stock of the Purchaser is owned by the Parent. The authorization or consent of no other person or entity is required in order to consummate the transactions as contemplated herein by virtue of any such person or entity having an equitable or beneficial interest in the Parent or the Purchaser or in the capital stock of the Parent or the Purchaser.

    4.4 AGREEMENT DOES NOT VIOLATE OTHER INSTRUMENTS. The execution and delivery of this Agreement by Purchaser and Parent do not, and the consummation of the transactions contemplated hereby will not, violate any provisions of the Certificate of Incorporation, as amended, or Bylaws, as amended, of Purchaser or of Parent, and, except as set forth on EXHIBIT 4.4, violate or constitute an occurrence of default under any provision of, or conflict with, result in acceleration of any obligation under, or give rise to a right by any party to terminate its obligations under, any mortgage, deed of trust, conveyance to secure debt, note, loan, lien, lease, agreement, instrument, or any order, judgment, decree or other arrangement to which Purchaser or Parent is a party or is bound or by which any of their respective assets are affected. Except for the applicable requirements of the HSR Act, the 1933 Act, the Exchange Act and applicable Blue Sky laws, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity is required to be obtained or made by or with respect to Purchaser or Parent or any assets, properties or operations of Purchaser or Parent in connection with the execution and delivery by Purchaser and Parent of this Agreement or the consummation of the transactions contemplated hereby.

    4.5 RESERVATION OF SHARES. Purchaser will, prior to the Merger, in accordance with the terms thereof, have available shares of Parent Stock sufficient to complete the Merger. The Parent Stock, when issued hereunder to the stockholders of the Acquired Company, shall be duly authorized, validly issued, fully paid and non-assessable.

    4.6 INFORMATION. Parent has delivered to the Acquired Company each registration statement, schedule, report, proxy statement or information statement it has filed with the Securities and Exchange Commission since January 1, 1993, including, without limitation, (a) Parent's Annual Report on Form 10-K for the years ended December 31, 1993, and December 31, 1994, respectively, including all documents incorporated therein, (b) Parent's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995 and (c) Parent's Reports on Form 8-K since December 31, 1994 dated July 10, 1995 (collectively, the "Parent Reports"). As of the date of this Agreement, the Parent Reports, taken together with information previously furnished by Parent to the Acquired Company, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. As used in this Section, "material" means material to the financial condition, results of operations, business, assets or properties of Parent together with its subsidiaries (including Purchaser), taken as a whole.

    4.7 LIABILITIES AND OBLIGATIONS OF PARENT AND THE PURCHASER. Attached hereto as EXHIBIT 4.7 are true, correct and complete copies of the Parent's audited consolidated balance sheets as of December 31, 1992, December 31, 1993, and December 31, 1994 and the related consolidated statements of earnings and retained earnings and cash flows for the years then ended, and an unaudited consolidated balance sheet as of March 31, 1995 and the related consolidated statement of earnings and retained earnings and cash flows for the three-month period then ended, together with the reports of Arthur Andersen & Co. on the financial statements for the years ended December 31, 1992, December 31, 1993 and December 31, 1994 (respectively, the "1992, 1993, 1994 and Interim 1995 Parent Financial Statements"). The 1992, 1993, 1994 and Interim 1995 Parent Financial Statements have been prepared in accordance with generally accepted accounting principles, consistently applied, and fairly present in all material respects the consolidated financial condition and statements of cash flow of the Parent and its subsidiaries (including the Purchaser) as of the respective dates thereof (subject, in the case of the Interim 1995 Parent Financial Statements, to the absence of footnotes and to normal year-end adjustments).

    4.8 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed on EXHIBIT 4.8, since March 31, 1995, the Parent has operated in the ordinary course of business and there has not been any transaction, commitment, dispute or other event or condition that would result in any Material Adverse Effect.

    4.9 LITIGATION. Except as otherwise set forth in EXHIBIT 4.9 hereto, there is no suit, action, arbitration, proceeding, claim or investigation pending or, to the knowledge of the Parent or the Purchaser, threatened against or affecting the Parent or the Purchaser that would have a Material Adverse Effect, and, to the knowledge of the Parent or the Purchaser, there exists no reasonable basis or grounds for such suit, action, arbitration, proceeding, claim or investigation that would have a Material Adverse Effect.

    4.10 POOLING OF INTERESTS. The Parent and the Purchaser are not aware of any facts or circumstances respecting either thereof or their accounting procedures which would have the effect of precluding accounting for transaction contemplated hereby as a "pooling of interests."

V.  CONDITIONS PRECEDENT TO RESPECTIVE OBLIGATIONS OF THE PARTIES.

    The obligations of Purchaser and Parent, on the one hand, and of the Acquired Company, on the other hand, to consummate, or cause to be consummated, the Merger shall be contingent upon and subject to the satisfaction, on or before the Closing, of each and every one of the following conditions, any one or more of which may be waived in writing by such parties.

    5.1 ACTIONS OF GOVERNMENTAL AUTHORITIES. There shall not have been instituted or be pending any action, proceeding, application, claim or counterclaim by any government or governmental authority or agency, domestic or foreign, and Purchaser, Parent or the Acquired Company shall not have been notified by any such government, governmental authority or agency (or a representative thereof) of its present intention to commence, or recommend the commencement of, such an action or proceeding, that (i) challenges the acquisition by Purchaser or Parent of the Acquired Company, restrains or prohibits or seeks to restrain or prohibit the making or consummation of the Merger or restrains or prohibits or seeks to restrain or prohibit the performance of this Agreement; (ii) prohibits or limits or seeks to prohibit or limit the ownership or operation by Purchaser or Parent of all or any substantial portion of the business or assets of the Acquired Company or of Purchaser, Parent or any of their respective subsidiaries or compels or seeks to compel Purchaser or Parent to dispose of or to hold separate all or any substantial portion of the business or assets of the Acquired Company or of Purchaser, Parent or any of their respective subsidiaries, or imposes or seeks to impose any material limitation on the ability of Purchaser or Parent to conduct such business or to own such assets; or (iii) imposes or seeks to impose limitations on the ability of Purchaser or Parent (or any other affiliate of Purchaser) to acquire or hold or to exercise full rights of ownership of the Surviving Corporation, including, but not limited to, the right to vote such shares on all matters properly presented to the stockholders of the Surviving Corporation.

    5.2 OTHER LEGAL ACTIONS. No action, suit or proceeding shall be pending or threatened before any court of any federal, state, local or foreign jurisdiction (other than an action, suit or proceeding in which no governmental authority is a party) of the type referred to in clauses
(i) through (iii) of Section 5.1 above, in which action, suit or proceeding there is a reasonable possibility of an adverse outcome.

    5.3 LEGAL APPROVALS. The execution and the delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been approved by all regulatory authorities whose approvals are required by law and the waiting period under the HSR Act shall have expired or have been terminated.

    5.4 STOCKHOLDER APPROVAL. This Agreement and the Merger shall have been adopted and approved by the affirmative vote or written consent of the holders of the outstanding shares of Acquired Company Stock by the vote or written consent required by, and in accordance with, the Delaware Code.

    5.5 EFFECTIVENESS OF REGISTRATION STATEMENT. The Registration Statement shall have been declared effective by the SEC, and no stop order with respect thereto shall have been issued. The shares of Parent Stock to be issued or sold pursuant to the Registration Statement shall have been registered for issuance in the Merger under all applicable Blue Sky laws or shall be exempt from such registration, and no stop order shall have been issued with respect to the issuance or sale of such securities by any Blue Sky authority.

    5.6   NASDAQ APPROVAL.   The Parent Stock issuable  in the Merger shall have
been listed or approved for listing upon notice of issuance by the Nasdaq Stock Market National Market.

VI. FURTHER CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER AND PARENT.

    In addition to the conditions set forth in Article V above, all the obligations of Purchaser and Parent to consummate, or cause to be consummated, the Merger shall be contingent upon and subject to the satisfaction, on or before the Closing, of each and every one of the following conditions. The following conditions are for the sole benefit of Purchaser and Parent and may be waived by Purchaser or Parent (which action shall be deemed a waiver by both Purchaser and Parent), in whole or in part, at any time and from time to time, in the sole discretion of Purchaser or Parent. The failure by either Purchaser or Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any other right, and each right shall be deemed an ongoing right that may be asserted at any time and from time to time.

    6.1 REPRESENTATIONS OF ACQUIRED COMPANY. All representations and warranties of the Acquired Company contained in this Agreement (except as affected by the transactions contemplated by this Agreement), in the statements contained in the Exhibits hereto or in any certificate delivered by the Acquired Company pursuant to this Agreement shall be true and correct in all material respects when made, and shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date.

    6.2 COVENANTS OF ACQUIRED COMPANY. The Acquired Company shall have, or caused to be, performed and observed in all material respects all covenants, agreements and conditions hereto to be performed or observed at or before the Closing Date.

    6.3 NO MATERIAL ADVERSE CHANGE IN BUSINESS. Since the date of this Agreement there shall not have been any Material Adverse Effect in respect of the Acquired Company. A Material Adverse Effect shall not be deemed to have occurred for purposes of this Section 6.3 by reason of the inability of Acquired Company to enter into contracts with those prospective new customers which prior to the execution of this Agreement have been separately identified in a writing by Acquired Company to Purchaser substantially due to the reaction of such prospective new customers to the announcement of the transactions contemplated by this Agreement. In addition, a Material Adverse Effect shall not be deemed to have occurred for purposes of this Section 6.3 as a result of reductions in the volume of revenue received by Acquired Company from Purchaser where such reduction is the result of Purchaser's deliberate action. The exceptions to the Material Adverse Effect condition set forth in the immediately preceding two sentences are conditioned on the Acquired Company using its reasonable best efforts to enter into contracts with prospective new customers.

    6.4 CERTIFICATE. Purchaser shall have received a certificate of the President of the Acquired Company, dated as of the Closing Date, certifying as to the matters set forth in Sections 6.1 through 6.3 above. In addition, Parent shall have received both a certificate dated as of the effective date of the Registration Statement and a certificate dated as of the Closing Date certifying that in particular and without modifying the certificate indicated above, the covenants set forth in Sections 2.3.1 and 2.3.2 above have been performed and that the representations set forth in Sections 3.21 and 3.24 above are true and correct as of such dates, but that the agreements referenced in Section 3.24 have been (or will be) terminated prior to Closing.

    6.5 OPINION OF ACQUIRED COMPANY'S COUNSEL. Purchaser and Parent shall have received an opinion of counsel for the Acquired Company, dated as of the Closing Date, of customary form reasonably acceptable to Purchaser.

    6.6 TAX OPINION. Purchaser and Parent shall each have received an opinion from their counsel based upon appropriate representations of the parties and certain stockholders of the Acquired Company dated as of the Closing Date to the effect that the Merger will qualify as a reorganization pursuant to Section 368(a) of the Tax Code.

    6.7 AFFILIATES AND PRINCIPAL STOCKHOLDERS. Parent and Purchaser shall have received the Rule 145 Letters and the Pooling Letters from the persons and at the times specified in Section 2.4 and the letters referenced in Section 2.13.

    6.8 ADDITIONAL INSTRUMENTS; CERTAIN CONSENTS. The Acquired Company shall have delivered to Purchaser or Parent certified copies of resolutions duly adopted by the Acquired Company's Board of Directors and stockholders, approving the Merger and authorizing the transactions contemplated hereby, and such other or additional instruments, endorsements and documents as Parent and Purchaser reasonably deem to be necessary to enable the Merger to be consummated as provided in this Agreement. The Acquired Company shall have received the waivers, consents and approvals to the transactions contemplated herein, which are listed on EXHIBIT 6.8.

    6.9 ACCOUNTANT'S POOLING LETTERS. Parent shall have received letters from Arthur Andersen, LLP dated as of the effective date of the Registration Statement and as of the Closing Date addressed to Parent advising it, as set forth in Section 2.3.2 hereof, that the Merger may be accounted for as a pooling of interests and otherwise in such form as is customary and reasonably acceptable to Parent.

    6.10 ACCOUNTANT'S COMFORT LETTERS. Purchaser and Parent shall have received letters from Arthur Andersen, LLP dated as of the effective date of the Registration Statement and as of the Closing Date, addressed to Purchaser and Parent, containing such matters as are customarily contained in auditors' letters regarding the Acquired Company Information provided expressly for inclusion in such Registration Statement, and in form and substance reasonably satisfactory to Parent and Purchaser.

    6.11 COVENANTS NOT TO COMPETE. Purchaser shall have received executed non-competition agreements from William H. Brehm, Brian E. Higgins and Michael
E. Myers in the form attached hereto as EXHIBIT 6.11, or in a substantially similar form reasonably acceptable to Purchaser, further accompanied by letters from the Purchaser regarding the applicability of the Acquired Company's Executive Retention Plan which have been previously agreed to.

    6.12 FEE LIMITATION. The only fees and expenses to any investment banking firm or similar entity that will be incurred by Acquired Company in connection with the transaction with Parent and Purchaser will be in connection with the delivery of a fairness opinion as required by Section 7.7 hereof and financial advisory services and such fees shall not exceed $690,000 in the aggregate and expenses not exceed $25,000, and Purchaser shall receive evidence of compliance with this limitation reasonably satisfactory to it.

    6.13   CONTRACT CANCELLATION.   The Voting  Trust Agreement and Registration
Rights Agreement of the Acquired Company, each referenced on EXHIBIT 3.3, shall have been terminated, and of no further force or effect.

    6.14 RESOLUTION OF CERTAIN MATTERS. The Acquired Company shall have obtained a complete release from liability in connection with the matter described on EXHIBIT 6.14 (the "Matter") at no cost to the Acquired Company and in form reasonably satisfactory to Purchaser, or those certain stockholders of the Acquired Company listed on EXHIBIT 6.14 shall have agreed to indemnify, on a joint and several basis, the Acquired Company, Parent and Purchaser against all liability and expense in connection with the Matter, such indemnification to be on terms reasonably satisfactory to Purchaser and Parent. If such indemnification is provided, the indemnifying stockholders shall be entitled to control the defense of any litigation relating to the Matter.

VII. FURTHER CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE ACQUIRED COMPANY.

    All the obligations of the Acquired Company to consummate the Merger shall be contingent upon and subject to the satisfaction, on or before the Closing, of each and every one of the following conditions. The following conditions are for the sole benefit of the Acquired Company and may be asserted by the Acquired Company regardless of the circumstances giving rise to any such condition and may be waived by the Acquired Company, in whole or in part, at any time and from time to time, in the sole discretion of the Acquired Company for purposes of consummating the transactions contemplated herein. The failure by the Acquired Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any other right, and each right shall be deemed an ongoing right that may be asserted at any time and from time to time.

    7.1 REPRESENTATIONS OF PURCHASER AND PARENT. All representations and warranties made by Purchaser and Parent in this Agreement (except as affected by the transactions contemplated by this Agreement) shall be true and correct in all material respects when made, and shall be true and correct in all material respects at and as of the Closing Date, with the same force and effect as if such representations and warranties had been made at and as of the Closing Date.

    7.2 COVENANTS OF PURCHASER AND PARENT. Purchaser and Parent shall have, or caused to be, performed and observed in all material respects all covenants, agreements and conditions hereof to be performed or observed by them at or before the Closing Date.

    7.3   NO MATERIAL  ADVERSE CHANGES  IN BUSINESS.   Since  the date  of  this
Agreement there shall not have been any Material Adverse Effect in respect of the Parent.

    7.4 CERTIFICATE. The Acquired Company shall have received a certificate of the President of each of Parent and Purchaser, dated as of the Closing Date, certifying as to the matters set forth in Sections 7.1, 7.2 and 7.3 above.

    7.5 OPINION OF PARENT'S AND PURCHASER'S COUNSEL. The Acquired Company shall have received an opinion of Jones, Day, Reavis & Pogue, counsel to Parent and Purchaser, dated as of the Closing Date, of customary form reasonably acceptable to Acquired Company.

    7.6 TAX OPINION. The Acquired Company shall have received for the benefit of its stockholders an opinion from its tax counsel based upon appropriate representations of the parties and certain stockholders of the Acquired Company, dated as of the Closing Date, to the effect that the Merger will qualify as a reorganization pursuant to Section 368(a) of the Tax Code.

    7.7 FAIRNESS OPINION. The Acquired Company shall have received an opinion dated as of the date of the mailing of the Registration Statement to the stockholders of the Acquired Company from Dean Witter Reynolds Inc., its financial advisor, confirming the opinion referred to in Section 3.2.3 hereof.

    7.8 PARENT STOCK PRICE. The average of the per share closing prices on the Nasdaq Stock Market's National Market as reported in THE WALL STREET JOURNAL of the Parent Stock for the ten (10) consecutive trading days ending on the second trading day prior to the Closing Date (the "Pre-Closing Parent Stock Price") shall be at least $50.00.

    7.9 ACCOUNTANTS' POOLING LETTERS. The Acquired Company shall have received letters from Arthur Andersen, LLP dated as of the effective date of the Registration Statement and as of the Closing Date, addressed to the Acquired Company, advising it, as set forth in Section 2.3.2, that the Merger may be accounted for as a pooling of interests and otherwise in such form as is customary and reasonably acceptable to the Acquired Company.

VIII.  CLOSING.

    8.1 TIME AND PLACE OF CLOSING. Unless another place or date is agreed to in writing by the Acquired Company and Purchaser, the Closing shall be held at the offices of Jones, Day, Reavis & Pogue, 3500 One Peachtree Center, 303 Peachtree Street N.E., Atlanta, Georgia 30308-3242, commencing at 10:00 a.m. Eastern Time, within two (2) business days of the last to occur of (i) the expiration or termination of the waiting period under the HSR Act, (ii) the Merger having been approved by the stockholders of the Acquired Company pursuant to the Delaware Code and (iii) the satisfaction or waiver of the other conditions set forth in Articles V, VI and VII. (The actual date of the Closing is referred in this Agreement as the "Closing Date.")

    8.2    TRANSACTIONS AT  CLOSING.   At  the  Closing, each  of  the following
transactions shall occur:

        8.2.1. THE ACQUIRED COMPANY'S PERFORMANCE. At the Closing, the Acquired Company shall deliver to Purchaser and Parent, in addition to the other deliveries required by the terms and conditions of this Agreement, the following:

           (a) copies of any consents listed on Exhibit 6.8;

           (b) reasonably satisfactory evidence of the approvals described in Sections 5.4 and 5.5;

           (c) the certificates described in Section 6.4 to be delivered on the Closing Date;

           (d) certificates of compliance or certificates of good standing of the Acquired Company as of the most recent practicable date, from the Secretary of the State of Delaware;

           (e) certified copies of resolutions of the Board of Directors and stockholders of the Acquired Company approving the transactions set forth in this Agreement;

           (f) certificates of incumbency for the officers of the Acquired Company;

           (g) resignations of each trustee of each Benefit Plan;

           (h) Certificate of Merger and a Plan of Merger, each in form and content that complies with the Delaware Code, executed by the Acquired Company;

           (i) the opinion of  counsel for the  Acquired Company, referenced  in
       Section 6.5;

           (j)  the tax opinion described in Section 6.6;

           (k) the Rule 145 Letters described in Section 2.4;

           (l) the letters described in Section 2.13;

           (m) the letters from Arthur Andersen, LLP to be delivered by the Closing Date as described in Section 6.9;

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
           (n) the Covenants Not to Compete as executed by the employees of the Acquired Company specified in Section 6.11; and

           (o) such other evidence of the performance of all covenants and satisfaction of all conditions required of the Acquired Company by this Agreement, at or prior to the Closing, as Purchaser, Parent or their counsel may reasonably require.

        8.2.2. PERFORMANCE BY PURCHASER AND PARENT. At the Closing, Purchaser or Parent, as appropriate, shall deliver to the Acquired Company, in addition to the other deliveries required by the terms and conditions of this Agreement, the following:

           (a) the certificate described in Section 7.4;

           (b)  certificates of incumbency  of the officers  of Purchaser and of
       Parent  who  are  executing  this  Agreement  and  the  other   documents
       contemplated hereunder;

           (c) certified copies of resolutions of the Boards of Directors of each of Purchaser and Parent (or Executive Committees thereof) approving the transactions set forth in this Agreement;

           (d) Certificate of Merger and a Plan of Merger, each in form and content that complies with the Delaware Code, executed by Purchaser;

           (e) the opinion  of counsel  for Purchaser and  Parent referenced  in
       Section 7.5;

           (f) the tax opinion described in Section 7.6;

           (g) such other evidence of the performance of all the covenants and satisfaction of all of the conditions required of Purchaser and of Parent by this Agreement at or before the Closing as the Acquired Company or its counsel may reasonably require.

IX.  NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

    9.1 Except for the covenants contained in Sections 2.13, 2.14 and 11.5, all representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Closing, and thereafter no party hereto and no officer, director or employee of any such party shall have any liability whatsoever with respect to any such representation, warranty or agreement except for liabilities arising from fraud, willful misconduct or criminal acts.

X.  TERMINATION.

    10.1 METHOD OF TERMINATION. This Agreement constitutes the binding and irrevocable agreement of the parties to consummate the transactions contemplated hereby, the consideration for which is (a) the covenants set forth in Article II hereof, and (b) the obligations incurred and to be incurred by Purchaser and Parent, on the one hand, and by the Acquired Company, on the other hand, in respect of this Agreement, and this Agreement may be terminated or abandoned only as follows:

        10.1.1.   by  the mutual  consent  of the  Boards  of Directors  of  the
    Acquired   Company  and  Parent,  notwithstanding   prior  approval  by  the
    stockholders of any or all of such corporations;

        10.1.2. by the Board of Directors of Purchaser in accordance with its rights under Section 10.3;

        10.1.3. by the Board of Directors of the Acquired Company after the earlier to occur of November 15, 1995, and the date that is twenty-four (24) business days following the date on which the Registration Statement is declared effective by the SEC (whichever is earlier being referred to herein as the "Outside Closing Date"), if any of the conditions set forth in Articles V and VII hereof, to which the Acquired Company's obligations are subject, have not been fulfilled or waived, unless such fulfillment has been frustrated or made impossible by any act or failure to act of it;

        10.1.4. by Purchaser after the Outside Closing Date, if any of the conditions set forth in Articles V and VI hereof, to which the obligations of Purchaser and Parent are subject, have not been fulfilled or waived, unless such fulfillment has been frustrated or made impossible by any act or failure to act of Purchaser or Parent;

        10.1.5. by the Board of Directors of the Acquired Company if in the exercise of its good faith determination, as set forth in Section 2.11, as to its fiduciary duties to the Acquired Company's stockholders imposed by law, the Board of Directors of the Acquired Company decides that such termination is required; or

        10.1.6. by the Board of Directors of the Acquired Company if the average of the per share closing prices of the Parent Stock on the Nasdaq Stock Market's National Market as reported in THE WALL STREET JOURNAL for any period of twenty (20) consecutive trading days ending on any date prior to the second trading day prior to the Closing Date is less than $50.00.

    10.2  EFFECT OF TERMINATION.

    10.2.1. In the event of a termination of this Agreement pursuant to Sections 10.1, each party shall pay the costs and expenses incurred by it in connection with this Agreement, and except as provided in the next succeeding sentence, no party (or any of its officers, directors, employees, agents, representatives or stockholders) shall be liable to any other party for any costs, expenses, damage or loss of anticipated profits hereunder. In the event of a termination of this Agreement other than pursuant to Sections 10.1.1, 10.1.5, and 10.1.6, the parties shall retain any and all rights attendant to a breach of any covenant, representation or warranty made hereunder. The parties agree that the failure to be satisfied of any condition to Closing shall not, absent a breach of any covenant, representation or warranty made herein, constitute a breach of this Agreement; although a breach of any covenant, representation or warranty that results in or constitutes the failure of any condition to Closing shall nonetheless constitute a breach for purposes of the immediately preceding sentence. The parties also agree that Sections 5, 6 and 7 do not in and of themselves constitute representations, warranties or covenants. Each party further agrees not to take any actions with the intent of frustrating the satisfaction of the conditions to its obligation to close. In the event of a termination of this Agreement pursuant to Section 10.1.5 hereof, Section 10.2.2 shall govern.

    10.2.2. In the event the Agreement is terminated by the Acquired Company in accordance with Section 10.1.5, the Acquired Company shall promptly pay to Purchaser (i) in an aggregate amount not to exceed $500,000, all reasonable costs and expenses of Purchaser and Parent incurred in connection with the negotiation and performance of this Agreement including without limitation fees and expenses of counsel, fees and expenses of independent public accountants, filing fees in respect of compliance with the HSR Act, printing expenses and registration fees and (ii) a fee in the amount of $1,500,000. In the case of any termination of this Agreement under Section 10.1.5, payment of the amounts specified in the preceding sentence shall constitute liquidated damages and shall be the sole and exclusive remedy of Parent and Purchaser for any and all damages arising under or in connection with this Agreement, and, upon payment of the amounts specified in the preceding sentence, the Acquired Company shall not have any liability or further obligation to Parent or Purchaser under or in connection with this Agreement or any such termination hereof.

    10.2.3. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 2.8.2 shall survive any termination of this Agreement prior to Closing.

    10.3 RISK OF LOSS. The Acquired Company retains all risk of condemnation, destruction, loss or damage due to fire or other casualty from the date of this Agreement up to the Effective Time. If the condemnation, destruction, loss, or damage is such that the business of the Acquired Company, is interrupted or curtailed or the assets of the Acquired Company are adversely affected such that a Material Adverse Effect Occurs, then Purchaser shall have the right to terminate this Agreement.

XI.  GENERAL PROVISIONS.

    11.1 NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand or mailed by certified mail, return receipt requested, first class postage prepaid, or sent by Federal Express or similar overnight delivery service with receipt acknowledged addressed as follows:

        11.1.1.  If to the Acquired Company:

                 Clinicom Incorporated
               4720 Walnut Street
               Boulder, Colorado 80301-2557
               Attn: Mr. William H. Brehm

                 and to:

                 Lester R. Woodward, Esq.
               Davis Graham & Stubbs
               370 Seventeenth Street
               Suite 4700
               Denver, Colorado 80201

        11.1.2.  If to Purchaser or Parent:

                 HBO & Company
               301 Perimeter Center North
               Atlanta, Georgia 30346
               Attn: Mr. Jay P. Gilbertson

                 and to:

                 Jones, Day, Reavis & Pogue
               3500 One Peachtree Center
               303 Peachtree Street, N.E.
               Atlanta, Georgia 30308-3242
               Attn: John E. Zamer, Esq.

        11.1.3. If delivered personally, the date on which a notice, request, instruction or document is delivered shall be the date on which such delivery is made and, if delivered by mail or by overnight delivery service, the date on which such notice, request, instruction or document is received shall be the date of delivery. In the event any such notice, request, instruction or document is mailed or shipped by overnight delivery service to a party in accordance with this Section 11.1 and is returned to the sender as nondeliverable, then such notice, request, instruction or document shall be deemed to have been delivered or received on the fifth day following the deposit of such notice, request, instruction or document in the United States mails or the delivery to the overnight delivery service.

        11.1.4. Any party hereto may change its address specified for notices herein by designating a new address by notice in accordance with this
    Section 11.1.

    11.2 BROKERS. Purchaser and Parent, jointly and severally, represent and warrant to the Acquired Company that except for Punk, Ziegel & Knoell, no broker or finder has acted for them or any entity controlling, controlled by or under common control with them in connection with this Agreement. The Acquired Company represents and warrants to Purchaser and the Parent that, except for Dean Witter Reynolds Inc. and except as disclosed on EXHIBIT 11.2, no broker or finder has acted for it or any entity controlling, controlled by or under common control with it in connection with this Agreement. Purchaser agrees to indemnify and hold harmless the Acquired Company against any fee, loss or expense arising out of any claim by Punk, Ziegel & Knoell or any other broker or finder employed by either of them, and the Acquired Company agrees to indemnify and hold harmless Purchaser and Parent against any fee, loss, or expense arising out of any claim by Dean Witter Reynolds Inc., or any other broker or finder employed by it or any of the Acquired Company's stockholders. The fees and other expenses of Punk, Ziegel & Knoell shall be paid by Parent and Purchaser and the fees and expenses of Dean Witter Reynolds Inc. shall be paid by the Acquired Company (subject to the limitations set forth in Section 6.12) all in conjunction with such other fees as provided for in Section 11.5.

    11.3 FURTHER ASSURANCES. Each party covenants that at any time, and from time to time, after the Effective Time, it will execute such additional instruments and take such actions as may be reasonably requested by the other parties to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.

    11.4 WAIVER. Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived by any other party to whom such compliance is owed. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

    11.5 EXPENSES. Except as provided in 10.2.2, all expenses incurred by the parties hereto in connection with or related to the authorization, preparation and execution of this Agreement and the Closing of the transactions contemplated hereby, including, without limitation of the generality of the foregoing, all fees and expenses of agents, representatives, counsel and accountants employed by any such party, shall be borne solely and entirely by the party that has incurred the same. The Acquired Company represents and warrants that the firm of Davis Graham & Stubbs has served as its sole legal counsel, and Parent and Purchaser represent and warrant that the firms of Jones, Day, Reavis & Pogue and Mazursky & Hiner have served as Parent and Purchaser's sole legal counsel, in connection with the negotiation, execution and delivery of this Agreement, and each of such parties acknowledges and agrees that neither the Acquired Company nor the Parent or Purchaser shall be required to pay the fees or expenses of any other legal counsel in such connection.

    11.6 PRESS RELEASES AND DISCLOSURE. In the event that either party proposes to issue, make or distribute any press release, public announcement or other written publicity or disclosure prior to the Closing Date that refers to the transactions contemplated herein, the party proposing to make such disclosure shall provide a copy of such disclosure to the other parties and shall afford the other parties reasonable opportunity (subject to any legal obligation of prompt disclosure) to comment on such disclosure or the portion thereof which refers to the transactions contemplated herein prior to making such disclosure.

    11.7 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, executors, administrators, successors and assigns.

    11.8   HEADINGS.   The section  and  other headings  in this  Agreement  are
inserted solely as a matter of convenience and for reference, and are not a part of this Agreement.

    11.9 ENTIRE AGREEMENT. This Agreement and all agreements referenced specifically in this Agreement and executed as required by this Agreement constitute the entire agreement among the parties hereto and supersede and cancel any prior agreements, representations, warranties, or communications, whether oral or written, among the parties hereto relating to the transactions contemplated hereby or the subject matter herein. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an agreement in writing signed by the party against whom or which the enforcement of such change, waiver, discharge or termination is sought.

    11.10  GOVERNING LAW.   Except to the  extent the transactions  contemplated
hereby are governed by the Delaware Code, this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

    11.11   COUNTERPARTS.    This Agreement  may  be  executed in  two  or  more
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    11.12 NO AGREEMENT UNTIL EXECUTED. This Agreement shall not constitute or be deemed to evidence a contract or agreement among the parties hereto unless and until executed by all parties hereto, irrespective of negotiations among the parties or the exchanging of drafts of this Agreement.

    11.13 PRONOUNS. All pronouns used herein shall be deemed to refer to the masculine, feminine or neuter gender as the context requires.

    11.14 EXHIBITS INCORPORATED. All Exhibits attached hereto are an integral part of this Agreement.

    11.15  TIME OF ESSENCE.  Time is of the essence in this Agreement.

    IN WITNESS WHEREOF, each party hereto has executed or caused this Agreement to be executed on its behalf, all on the day and year first above written.

                                          "PURCHASER":
                                          HBO & COMPANY OF GEORGIA

                                          By:        /s/ JAY P. GILBERTSON

                                             -----------------------------------
                                                     Jay P. Gilbertson,
                                                VICE PRESIDENT -- FINANCE AND
                                                   CHIEF FINANCIAL OFFICER

                                          "PARENT":
                                          HBO & COMPANY

                                          By:        /s/ JAY P. GILBERTSON

                                             -----------------------------------
                                                     Jay P. Gilbertson,
                                                VICE PRESIDENT -- FINANCE AND
                                                   CHIEF FINANCIAL OFFICER

                                          "ACQUIRED COMPANY":
                                          CLINICOM INCORPORATED

                                          By:        /s/ WILLIAM H. BREHM

                                             -----------------------------------
                                                      William H. Brehm,
                                                  CHAIRMAN OF THE BOARD AND
                                                   CHIEF EXECUTIVE OFFICER

                                                                      APPENDIX B


September 1, 1995


Board of Directors
CliniCom Incorporated
4720 Walnut Street
Boulder, CO 80301

Ladies and Gentlemen:

    CliniCom Incorporated, a Delaware corporation (the "Company"), HBO & Company, a Delaware corporation ("HBOC"), and HBO & Company of Georgia, a Delaware corporation and a wholly owned subsidiary of HBOC (the "Purchaser"), have entered into an Agreement of Merger, dated as of July 14, 1995 (the "Agreement"), providing for the merger of the Company with and into the Purchaser (the "Merger"). The Agreement provides that each outstanding share of common stock, par value $.001 per share, of the Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time (as defined in the Agreement), shall at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive four-tenths (4/10ths) of a share (the "Exchange Ratio") of common stock, par value $.05 per share, of HBOC (the "HBOC Common Stock"), deliverable to the holder thereof, without interest on the value thereof. The Company is not required to consummate the Merger if the average of the per share closing prices on the Nasdaq's National Market as reported in THE WALL STREET JOURNAL of the HBOC Common Stock for the ten (10) consecutive trading days ending on the second trading day prior to the Closing Date (as defined in the Agreement) is less than $50.00.

    You have requested our opinion, as investment bankers, as to the fairness, from a financial point of view, to the stockholders of the Company, of the Exchange Ratio.

    In arriving at the opinion set forth below, we have, among other things:

(1) reviewed the Agreement;


(2) reviewed the Annual Reports on Form 10-K and related publicly available financial information of the Company for the three most recent fiscal years ended December 31, 1994, the final prospectus, dated April 20, 1992, for the Company's initial public offering of Common Stock, the Quarterly Report on Form 10-Q for the period ended June 30, 1995, and the Company's definitive Proxy Statement on Schedule 14A, dated May 3, 1995;



(3) reviewed the Annual Reports on Form 10-K and related publicly available financial information of HBOC for the three most recent fiscal years ended December 31, 1994, the Quarterly Report on Form 10-Q for the period ended June 30, 1995, and HBOC's definitive Proxy Statement on Schedule 14A, dated April 3, 1995;


(4)   reviewed   certain   other  information,   including   publicly  available
    information, relating to the business, earnings, cash flow, assets and prospects of the Company and HBOC, respectively;

(5) reviewed an income statement forecast of the Company for the remaining portion of the 1995 fiscal year and for the fiscal year 1996 as furnished to us by the Company; reviewed balance sheet and cash flow forecasts of the Company for the remaining portion of the 1995 fiscal year and for the fiscal year 1996 as prepared on the basis of information and assumptions furnished to us by the Company;

(6) reviewed income statement forecasts of HBOC for the remaining portion of the 1995 fiscal year and for the fiscal year 1996 as furnished to us by HBOC;

(7) conducted discussions with members of senior management of the Company and HBOC, respectively, concerning the past and current business, operations, assets, present financial condition and future prospects of the Company and HBOC, respectively;

(8) reviewed the historical reported market prices and trading activity for the Company Common Stock and HBOC Common Stock;

(9) compared certain financial information, operating statistics and market trading information relating to the Company with published financial information, operating statistics and market trading information relating to selected public companies that we deemed to be reasonably similar to the Company; compared certain financial information, operating statistics and market trading information relating to HBOC with published financial information, operating statistics and market trading information relating to selected public companies that we deemed to be reasonably similar to HBOC;

(10)  compared the  proposed financial  terms of  the Merger  with the financial
    terms,  to  the  extent  publicly   available,  of  selected  other   recent
    acquisitions that we deemed to be relevant; and

(11) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary.


    In preparing our opinion, we have assumed and relied upon the accuracy and completeness of all financial and other information supplied to us by the Company and HBOC or that is publicly available, respectively, and we have not independently verified such information. We have also assumed that the Software License and Distribution Agreement, Teaming Agreement, Software Support and Enhancement Agreement, and Software Development Agreement, each dated December 24, 1993 and entered into between the Company and HBO & Company of Georgia, have not been materially modified or amended since the dates thereof. We also have relied upon the managements of the Company and HBOC, respectively, as to the reasonableness and achievability of the financial forecasts of the Company and HBOC (and the assumptions and bases thereof) provided to us or prepared on the basis of information and assumptions furnished to us, and with your consent we have assumed that such forecasts have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of such respective managements as to the future operating performance of the Company and HBOC, respectively. Furthermore, we assumed the Merger will qualify (i) for pooling of interests accounting treatment and (ii) as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. We have not been requested to make, and we have not made, an independent appraisal or evaluation of the assets, properties, facilities or liabilities of the Company or HBOC and we have not been furnished with any such appraisal or evaluation.


    It should be noted that this opinion necessarily is based upon prevailing market conditions (including current market prices for the Company Common Stock and the HBOC Common Stock) and other circumstances and conditions as they exist and can be evaluated at this time, and does not represent our opinion as to what the actual value of the Company Common Stock or the HBOC Common Stock will be after the date hereof.

    We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a portion of which is contingent upon the consummation of the Merger. In addition, in the ordinary course of our business, we actively trade the securities of the Company and HBOC for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we have not acted as financial advisor to HBOC, nor have we acted as manager of any HBOC security offering, and have not received any advisory or offering fees from HBOC. We do, however, in the ordinary course of business, provide our clients with research coverage of both the Company and HBOC.

    On the basis of, and subject to the foregoing and other matters that we consider pertinent, we are of the opinion that, AS OF THE DATE HEREOF, the Exchange Ratio is fair, from a financial point of view, to the holders of the outstanding Company Common Stock.

Very truly yours,


/s/ DEAN WITTER REYNOLDS INC.
DEAN WITTER REYNOLDS INC.

                                     PROXY
                             CLINICOM INCORPORATED
                               4720 WALNUT STREET
                            BOULDER, COLORADO 80301
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


    The undersigned hereby appoints William H. Brehm and Catherine K. Milburn, and each of them, as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent, and to vote as designated on the reverse side, all the shares of Common Stock of CliniCom Incorporated held of record by the undersigned on August 30, 1995, at a Special Meeting of Stockholders to be held on Saturday, September 30, 1995 or any adjournment thereof upon the following matter, as set forth in the Notice of said Meeting dated September 1, 1995, a copy of which has been received by the undersigned.


THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSAL.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

1.         APPROVAL OF AGREEMENT  OF MERGER dated  July 14, 1995  by and  among CliniCom Incorporated,  HBO & Company  and HBO  &
           Company of Georgia.
                                            FOR                   AGAINST                 ABSTAIN
                                            / /                     / /                     / /
2.         In  their discretion, the  Proxies are authorized to  vote upon such  other matters that may  properly come before the meeting or any adjournments thereof.

                                       Please sign exactly as your name  appears
                                       on  this proxy. If the shares represented
                                       by this proxy are held by joint  tenants,
                                       both must sign. When signing as attorney,
                                       executor,   administrator,   trustee   or
                                       guardian, please give full title as such.
                                       If stockholder is  a corporation,  please
                                       sign  in full corporate name by President
                                       or   other    authorized   officer.    If
                                       stockholder is a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THE
PROXY CARD PROMPTLY USING THE ENCLOSED
POSTAGE PRE-PAID ENVELOPE.
Signature: _________________ Date _________
Signature: _________________ Date _________

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    HBO & Company's (the "Company") By-Laws (Article IX, Section 1) provide that every person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person of whom he is the legal representative is or was a director or officer of the corporation or is or was serving at the request of the corporation or for its benefit as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under and pursuant to any procedure specified in the General Corporation Law of the State of Delaware, as amended from time to time, against all expenses, liabilities and losses (including attorneys' fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. Such right of indemnification shall be a contract right that may be enforced in any manner by such person. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or thereafter acquire and, without limiting the generality of such statement,, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law or otherwise, as well as their rights under such article.

    Article IX, Section 2 of the Company's By-Laws provides that the Board of Directors may cause the corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the corporation would have the power to indemnify such person.

    With respect to indemnification of officers and directors, Section 145 of the Delaware General Corporation Law provides that a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Under this provision of the Delaware General Corporation Law, the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contenders or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

    Furthermore, the Delaware General Corporation Law provides that a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

    In addition, the General Corporation Law of Delaware enables a Delaware corporation to include in its certificate of incorporation a provision eliminating or limiting a director's liability to the corporation or its stockholders for monetary damages for breaches of a director's fiduciary duty as a director. The statute provides, however, that liability for (a) breach of the director's duty of loyalty, (b) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, (c) the unlawful purchase or redemption of stock or unlawful dividends or (d) transactions from which a director derived an improper personal benefit cannot be eliminated or limited in this manner. The Company's Certificate of Incorporation contains such provisions.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits. Items marked with an asterisk, "*," relate to management contracts or compensatory plans or arrangements. The following exhibits are filed as part of this Registration Statement:


  EXHIBIT
   NUMBER                                                 DESCRIPTION
------------  ---------------------------------------------------------------------------------------------------
        2     Agreement of Merger dated as of July 14, 1995 by and among HBO & Company, HBO & Company of Georgia and CliniCom Incorporated (included as Appendix A to the Proxy Statement/Prospectus contained in
               Part I of this Registration Statement).
        5     Opinion of Jones, Day, Reavis & Pogue re legality.
        8     Opinion of Davis, Graham & Stubbs, L.L.C. re tax matters.
      +11     Statement re Computation of Per Share Earnings.
       21     Subsidiaries of Registrant.
       23(a)  Consent of Arthur Andersen LLP.
       23(b)  Consent of Arthur Andersen LLP.
       23(c)  Consent of Ernst & Young LLP.
       23(d)  Consent of Jones, Day, Reavis & Pogue (included in Exhibit 5).
       23(e)  Consent of Davis, Graham & Stubbs, L.L.C. (included in Exhibit 8).
       23(f)  Consent of Dean Witter Reynolds Inc.
      +24     Power of Attorney (included in signature page).

------------------------
+ Previously filed.

   EXHIBIT
   NUMBER                                   DESCRIPTION
-------------  ----------------------------------------------------------------------
  The following exhibits filed with the Securities and Exchange Commission are incorporated by reference as shown below.
               ON MAY 13, 1981, AS PART OF ITS REGISTRATION STATEMENT ON FORM S-1
                (REGISTRATION NUMBER 2-72275):
 4(a)    --    Specimen forms of certificates for Common Stock of Registrant.
10(e)    --    Standard Form of EPLA Agreement.
               ON JANUARY 22, 1985, AS PART OF ITS FORM S-14 (REGISTRATION NUMBER
                2-95208):
 3(a)    --    Certificate of Incorporation of Registrant.
               ON MARCH 21, 1989, AS PART OF ITS FORM 10-K FOR THE YEAR ENDED
                DECEMBER 31, 1988:
10(a)    --    Standard Form of Software License Agreement.
10(b)    --    Standard Form of Hardware Purchase Agreement.
               ON FEBRUARY 15, 1991, AS PART OF ITS FORM S-8 (REGISTRATION NUMBER
                2-75987):
*4       --    HBO & Company 1981 Incentive Stock Option Plan, as amended.
               ON FEBRUARY 22, 1991, AS PART OF ITS FORM 8-K:
*4       --    HBO & Company Rights Agreement.
               ON MARCH 26, 1991, AS PART OF ITS FORM S-8 (REGISTRATION NUMBER
                2-92030):
*4       --    HBO & Company Nonqualified Stock Option Plan, as amended.
               ON MARCH 27, 1991, AS PART OF ITS FORM S-8 (REGISTRATION NUMBER
                33-12051):
*4       --    HBO & Company 1986 Employee Nonqualified Stock Option Plan, as
                amended.
               ON MARCH 27, 1991, AS A PART OF ITS FORM 10-K FOR THE YEAR ENDED
                DECEMBER 31, 1990:
 3(a)    --    Amendments to the Certificate of Incorporation of Registrant.
10(c)    --    Standard Form of HealthQuest Ltd. Software License and Maintenance
                Agreement.
               ON MARCH 27, 1992, AS A PART OF ITS FORM 10-K FOR THE YEAR ENDED
                DECEMBER 31, 1991:
10(a)    --    Standard Form of Credit Agreement with recourse between the Company and Sanwa Business Credit Corporation.
10(b)    --    Standard Form of Credit Agreement without recourse between the Company and Sanwa Business Credit Corporation.
               ON MARCH 26, 1993, AS PART OF ITS FORM 10-K FOR THE YEAR ENDED
                DECEMBER 31, 1992:
10(d)    --    Standard Form of Credit Agreement without recourse between the Company and The First National Bank of Boston.
               ON AUGUST 12, 1993, AS PART OF ITS FORM S-8 (REGISTRATION NUMBER
                33-67300):
*4       --    HBO & Company 1993 Stock Option Plan for Nonemployee Directors.
               ON AUGUST 13, 1993, AS PART OF ITS FORM 10-Q FOR THE QUARTER ENDED
                JUNE 30, 1993:
10(a)    --    Acquisition Agreement, dated June 28, 1993, of Biven Software, Inc.
               ON MARCH 23, 1994, AS PART OF ITS FORM 10-K FOR THE YEAR ENDED
                DECEMBER 31, 1993:
10(a)    --    Grid Note between the Company and Continental Bank N.A., dated June
                25, 1993.
10(b)    --    Acquisition of Data-Med Computer Services Limited-Sale and Purchase
                Agreement, dated December 16, 1993.
10(e)    --    Co-ownership agreement between HTG Corp. and the Company of Falcon 20 airplane, dated July 15, 1993.
10(f)    --    Promissory note from HTG Corp. and the Company to General Electric
                Capital Corporation.
10(g)    --    Letter agreement between HTG Corp. and the Company regarding the Loan from General Electric Capital Corporation, dated December 16, 1993.

   EXHIBIT
   NUMBER                                   DESCRIPTION
-------------  ----------------------------------------------------------------------
               ON MAY 6, 1994, AS PART OF ITS FORM 10-Q REPORT FOR THE QUARTER ENDED
                MARCH 31, 1994:
10(a)    --    Termination of the Amended and Restated Revolving Credit Agreement,
                effective April 20, 1994.
10(b)    --    Letter agreement from Bank of Boston regarding the Revolving and Term
                Loan Facility, dated April 19, 1994.
               ON JUNE 14, 1994, AS PART OF ITS FORM 8-K REPORT DATED JUNE 13, 1994,
                AS AMENDED BY FORM 8-KA DATED JUNE 30, 1994 AND FILED WITH THE
                COMMISSION ON JULY 1, 1994:
 2       --    Asset Purchase Agreement among IBAX Healthcare Systems, Baxter
                Healthcare Corporation, International Business Machines Corporation,
                Baxter Systems, Inc., HCPG Corporation, HBO & Company and HBO &
                Company of Georgia dated May 31, 1994.
               ON JULY 20, 1994, AS PART OF THE FORM S-4 REGISTRATION STATEMENT DATED
                JULY 19, 1994, AS AMENDED BY AMENDMENT NO. 1 TO FORM S-4 DATED AUGUST
                10, 1994, AND FILED WITH THE COMMISSION ON AUGUST 11, 1994, AND
                FURTHER AMENDED BY AMENDMENT NO. 2 TO FORM S-4 DATED AUGUST 10, 1994,
                AND FILED WITH THE COMMISSION AUGUST 11, 1994:
 2       --    Agreement of Merger dated June 30, 1994, by and among HBO & Company,
                HBO & Company of Georgia and Serving Software, Inc.
 3       --    Amended Bylaws of Registrant.
10(a)    --    Receivable Purchase Agreement, dated as of June 24, 1994, among HBO &
                Company of Georgia, as seller, and The First National Bank of Boston and NationsBank of Georgia, N.A., as purchasers, and The First
                National Bank of Boston, as agent.
10(b)    --    Credit Agreement, dated June 13, 1994, between the Company and
                Wachovia Bank of Georgia, N.A.
10(c)    --    Note payable to Baxter Healthcare Corporation, dated May 31, 1994.
10(d)    --    Note payable to International Business Machines Corporation, dated May
                31, 1994.
10(e)    --    Amended and Restated Revolving Credit and Term Loan Agreement, dated as of May 27, 1994, among HBO & Company and HBO & Company of Georgia and The First National Bank of Boston and NationsBank of Georgia,
                N.A. and The First National Bank of Boston, as agent.
10(f)    --    First Amendment to the May 27, 1994, Amended and Restated Revolving
                Credit and Term Loan Agreement and First Amendment to Revolving
                Credit Notes, dated as of June 30, 1994.
*10(g)   --    Letter Agreement between John E. Haugo, Ph.D. and HBO & Company, dated
                June 29, 1994, re: employment.
               ON AUGUST 11, 1994, AS PART OF ITS FORM 10-Q FOR THE QUARTER ENDED
                JUNE 30, 1994:
10       --    Second Amendment to the May 27, 1994, Amended and Restated Revolving
                Credit and Term Loan Agreement by and among HBO & Company, HBO &
                Company of Georgia, The First National Bank of Boston, NationsBank of
                Georgia, N.A. and other lending institutions, dated as of June 30,
                1994.
               ON AUGUST 17, 1994, AS PART OF ITS FORM S-8 (REGISTRATION NUMBER
                33-82960):
*4       --    HBO & Company 1983 Employee Discount Stock Purchase Plan, as amended.
               ON AUGUST 17, 1994, AS PART OF ITS FORM S-8 (REGISTRATION NUMBER
                33-82962):
*4       --    HBO & Company 1990 Executive Incentive Plan, as amended.
               ON SEPTEMBER 15, 1994, AS PART OF ITS FORM S-8 (REGISTRATION NUMBER
                33-84034):
*4       --    1986 Incentive Stock Option Plan of Serving Software, Inc.

   EXHIBIT
   NUMBER                                   DESCRIPTION
-------------  ----------------------------------------------------------------------
               ON NOVEMBER 10, 1994, AS PART OF ITS FORM 10-Q FOR THE QUARTER ENDED
                SEPTEMBER 30, 1994:
10(a)    --    First Amendment to the Receivables Purchase Agreement by and among HBO
                & Company of Georgia, The First National Bank of Boston, NationsBank
                of Georgia, N.A. and other financial institutions, dated September
                30, 1994.
10(b)    --    Third Amendment to the May 27, 1994, Amended and Restated Revolving
                Credit and Term Loan Agreement by and among HBO & Company, HBO &
                Company of Georgia, The First National Bank of Boston, NationsBank of
                Georgia, N.A. and other lending institutions, dated August 31, 1994.
               ON MARCH 17, 1995, AS PART OF ITS FORM 10-K FOR THE YEAR ENDED
                DECEMBER 31, 1994:
*4       --    Chief Executive Officer Incentive Plan.
11       --    Computation of Earnings Per Share of Common Stock for the Years Ended
                December 31, 1994, 1993 and 1992.
13       --    Annual Report to Stockholders for the year ended December 31, 1994.
               ON MAY 9, 1995, AS PART OF ITS FORM S-8 (REGISTRATION NUMBER
                33-59173):
*4       --    HBO & Company 1986 Nonqualified Stock Option Agreement, HBO & Company
                1991 Nonqualified Stock Option Agreement 1 and HBO & Company 1991
                Nonqualified Stock Option Agreement 2.
               ON MAY 9, 1995, AS PART OF ITS FORM 10-Q FOR THE QUARTER ENDED MARCH
                31, 1995:
10       --    Second Amendment to Receivables Purchase Agreement dated March 31,
                1995.
               ON JUNE 23, 1995, AS PART OF ITS FORM 8-K DATED JUNE 23, 1995, AS
                AMENDED BY FORM 8-KA DATED JULY 31, 1995, AND FILED WITH THE
                COMMISSION ON JULY 31, 1995, AS FURTHER AMENDED BY FORM 8-KA2 DATED
                AUGUST 8, 1995 AND FILED WITH THE COMMISSION ON AUGUST 8, 1995:
 2       --    Stock Purchase Agreement, dated as of May 16, 1995, among First Data
                Corporation, FDC Health, Inc., First Data Health Systems Corporation,
                HBO & Company, and HBO & Company of Georgia, as amended by letter agreement dated June 17, 1995.
               ON JULY 31, 1995, AS PART OF ITS FORM 10-Q FOR THE QUARTER ENDED JUNE
                30, 1995:
10       --    Interim Loan and Security Agreement between General Electric Capital
                Corporation, HTG Corp. and HBO & Company of Georgia and letter agreement between HTG Corp. and HBO & Company of Georgia, dated June
                26, 1995.

    (b) Financial Statement Schedules.

    No financial statement schedules are required to be filed herewith.


    (c) The opinion of Dean Witter Reynolds Inc. is included as Appendix B to the Proxy Statement/ Prospectus contained in Part I of this Registration Statement.


ITEM 22.  UNDERTAKINGS.

    (a) (i) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (ii) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of

Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

        (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (iii) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, in the State of Georgia, on the 31st day of August, 1995.


                                          HBO & COMPANY


                                          By:        /s/ CHARLES W. MCCALL

                                             -----------------------------------
                                          Charles W. McCall
                                             PRESIDENT AND CHIEF EXECUTIVE
                                          OFFICER

    Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:


             SIGNATURE                         TITLE                  DATE
-----------------------------------  --------------------------  ---------------
          /s/ CHARLES W. MCCALL      Director, President and     August 31, 1995
-----------------------------------  Chief Executive Officer
        (Charles W. McCall)          (Principal Executive
                                     Officer)

          /s/ JAY P. GILBERTSON      Vice President -- Finance,  August 31, 1995
-----------------------------------  Chief Financial Officer,
        (Jay P. Gilbertson)          Treasurer and Assistant
                                     Secretary (Principal
                                     Financial Officer)

        /s/ TIMOTHY S. HEYERDAHL     Vice President --           August 31, 1995
-----------------------------------  Controller and Chief
      (Timothy S. Heyerdahl)         Accounting Officer
                                     (Principal Accounting
                                     Officer)
                         *           Chairman of the Board of
-----------------------------------  Directors
     (Holcombe T. Green, Jr.)

             SIGNATURE                         TITLE                  DATE
-----------------------------------  --------------------------  ---------------
                                     Director
-----------------------------------
         (John P. Crecine)
                         *           Director
-----------------------------------
      (Alfred C. Eckert III)
                         *           Director
-----------------------------------
        (Alton F. Irby III)
                         *           Director
-----------------------------------
         (Gerald E. Mayo)
                         *           Director
-----------------------------------
         (James V. Napier)
                         *           Director
-----------------------------------
        (Charles E. Thoele)
                         *           Director
-----------------------------------
       (Donald C. Wegmiller)

  By:      /s/ CHARLES W. MCCALL                                 August 31, 1995
-----------------------------------
         *Charles W. McCall,
           Attorney-in-Fact

       By:       /s/ JAY P.                                      August 31, 1995
            GILBERTSON
-----------------------------------
          *Jay P. Gilbertson,
           Attorney-in-Fact

                               INDEX TO EXHIBITS


EXHIBITS                                                                                                      PAGE
---------                                                                                                   ---------
 2         Agreement of Merger dated as of July 14, 1995 by and among HBO & Company, HBO & Company of
            Georgia and CliniCom Incorporated (included as Appendix A to the Proxy Statement/Prospectus contained in Part I of this Registration Statement)...........................................
 5         Opinion of Jones, Day, Reavis & Pogue re legality..............................................
 8         Opinion of Davis, Graham & Stubbs, L.L.C. re tax matters.......................................
 +11       Statement re Computation of Per Share Earnings
 21        Subsidiaries of Registrant.....................................................................
 23(a)     Consent of Arthur Andersen LLP.................................................................
 23(b)     Consent of Arthur Andersen LLP.................................................................
 23(c)     Consent of Ernst & Young LLP...................................................................
 23(d)     Consent of Jones, Day, Reavis & Pogue (included in Exhibit 5)
 23(e)     Consent of Davis, Graham & Stubbs, L.L.C. (included in Exhibit 8)
 23(f)     Consent of Dean Witter Reynolds Inc............................................................
 +24       Power of Attorney (included in signature page)

------------------------
+ Previously filed.